Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-228029

Prospectus Supplement No. 1

to Prospectus dated November 15, 2018

Tidewater Inc.

3,434,934 Shares of Common Stock

Issuable upon the Exercise of Outstanding GLF Warrants

This prospectus supplement updates, amends and supplements the prospectus dated November 15, 2018 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-228029) (the “Registration Statement”). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

At the time the Registration Statement became effective on November 15, 2018 (the “Effective Date”), we were a smaller reporting company under the rules of the Securities and Exchange Commission (the “SEC”). As a smaller reporting company, we were permitted to incorporate by reference into the Prospectus any information that we filed after the Effective Date. However, as of January 1, 2019, we are no longer a smaller reporting company, and we are no longer permitted to incorporate by reference into the Prospectus any additional information that we file with the SEC. This prospectus supplement updates, amends and supplements the information included in the Prospectus with information contained in four Current Reports on Form 8-K, filed by Tidewater with the SEC on January 4, 2019, December 21, 2018, November 20, 2018 and November 16, 2018, each of which is set forth below. Although three of these Current Reports were filed during 2018 while we were a smaller reporting company, and therefore have already been incorporated by reference into the Prospectus, we are including them in this prospectus supplement for the purpose of clarity and completeness.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock is listed on the NYSE under the symbol “TDW.” On January 3, 2018, the last reported closing sale price of our Common Stock on the NYSE was $20.74.

Holding shares of our Common Stock involves risks that are described in the “Risk Factors” section beginning on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 4, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2018

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6002 Rogerdale Road, Suite 600 Houston, Texas		77072
(Address of principal executive offices)		(Zip Code)

(713) 470-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c), (e) As previously disclosed in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 20, 2018 (the “Original Form 8-K”), Tidewater Inc. (“Tidewater” and, together with its subsidiaries, the “Company”) had a change in chief financial officer on November 15, 2018, shortly following the consummation of the previously-announced business combination between Tidewater and GulfMark Offshore, Inc. (“GulfMark” and such event, the “Business Combination”). Specifically, Quinn P. Fanning stepped down from his position as Chief Financial Officer of Tidewater and, at its first board meeting immediately following the Business Combination, the board of directors of Tidewater (the “Board”) appointed Quintin V. Kneen, who served as President and Chief Executive Officer of GulfMark immediately prior to the Business Combination, to succeed Mr. Fanning as Executive Vice President and Chief Financial Officer. The Original Form 8-K also disclosed that Mr. Fanning would continue to serve Tidewater for a period of time in order to ensure an orderly transition, including serving as an officer of certain Tidewater subsidiaries, and that the compensation committee of the Board (the “Committee”) had not yet made any determinations regarding compensation arrangements with Mr. Kneen.

This Current Report on Form 8-K is being filed for the purposes of (1) updating the disclosure provided in the Original Form 8-K regarding each of Messrs. Kneen and Fanning and (2) reporting a change in Tidewater’s chief accounting officer.

Employment Agreement with Mr. Kneen. As disclosed in the Original 8-K, because the Committee had not yet made any determinations regarding his compensation at the time of his appointment as an officer of Tidewater, Mr. Kneen continued to receive the same compensation and benefits, including base salary, that were due to him under his employment agreement with GulfMark, a copy of which was filed as Exhibit 10.1 to GulfMark’s Current Report on Form 8-K filed with the SEC on April 20, 2018 (the “Former Kneen Agreement”).

On December 28, 2018 (the “Effective Date”), Tidewater and Mr. Kneen entered into an employment agreement that amends and restates the Former Kneen Agreement and includes a waiver by Mr. Kneen of any rights to terminate employment with “good reason” and receive severance benefits under the terms and conditions of the Former Kneen Agreement (the “Amended Kneen Agreement”). The material terms of the Amended Kneen Agreement are summarized below.

Duration of Agreement. The Amended Kneen Agreement has a fixed term of three years from the Effective Date. At the end of the three-year term, the Amended Kneen Agreement will no longer be in effect and Mr. Kneen’s employment may continue at will.

Compensation and Benefits during Term. As of the Effective Date, Mr. Kneen’s initial base salary will be $350,000. On the Effective Date, as contemplated in the Amended Kneen Agreement, the Committee granted Mr. Kneen an initial long-term incentive award in the form of restricted stock units (“RSUs”) with a grant date target value of $1,060,000 (the “Kneen Grant”), which will vest in three equal installments on the first three anniversaries of the Effective Date. Beginning January 1, 2019, Mr. Kneen will participate in the Company’s short-term incentive program for officers

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(the “STI Program”), with an annual target incentive opportunity of 95% of his base salary, and will be eligible to participate in any long-term incentive program in effect for executive officers. In addition, as of the Effective Date, Mr. Kneen will participate in all retirement and welfare benefit plans, programs, and arrangements that are generally available to senior executives of the Company, subject to eligibility requirements.

Effect of Termination. In the event of Mr. Kneen’s death or termination due to disability during the term, any unvested portion of the Kneen Grant will automatically vest in full. If, during the term, the Company terminates Mr. Kneen’s employment without “cause” or if he terminates his employment with “good reason” (each as defined in the Amended Kneen Agreement), then, subject to his execution and non-revocation of a general release of claims against the Company, Mr. Kneen will be entitled to receive a lump sum cash severance equal to 24 months’ of then-current base salary, a lump sum cash payment equal to the total premiums that Mr. Kneen would have been required to pay for 12 months’ of continuation coverage under the Company’s health plans, and will remain eligible to receive a pro rata bonus under the STI Program for the year of termination based on actual performance. In addition, any unvested portion of the Kneen Grant will automatically vest in full.

Restrictive Covenants. The Amended Kneen Agreement contains certain restrictive covenants that apply during and after his employment, including an agreement to not disclose confidential information and, for a one-year period following his termination of employment for any reason, non-competition and non-solicitation agreements.

Effect of Change of Control. Mr. Kneen is expected to enter into the Company’s standard change of control agreement for certain officers of the Company (the “Change of Control Agreement”). If, during the term of the Amended Kneen Agreement, a “change of control” (as defined in the Change of Control Agreement) occurs, then the Change of Control agreement will govern the terms of Mr. Kneen’s employment and the Amended Kneen Agreement will be of no further force and effect.

In addition, Mr. Kneen is expected to enter into the Company’s standard indemnification agreement with directors and certain officers of the Company (the “Indemnification Agreement”).

The foregoing description of each of the Amended Kneen Agreement, the Change of Control Agreement, and the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the relevant agreement, a copy of each of which is attached to, and is incorporated by reference into, this Current Report on Form 8-K.

Separation Agreement with Mr. Fanning. On the Effective Date, Tidewater and Mr. Fanning entered into a separation agreement with Mr. Fanning (the “Separation Agreement”). Under the Separation Agreement, which was approved by the Committee, Mr. Fanning will continue to be employed by the Company through February 28, 2019 or such earlier date as determined by the Company (the actual date of his separation from service, “Separation Date”). Mr. Fanning will continue to receive his current base salary through February 28, 2019 and will be eligible to receive a bonus under the 2018 STI Program for the full 2018 calendar year, with his individual performance assessed at 100%. Following the Separation Date, in addition to any

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termination-related payments and benefits to which he is entitled under previously-disclosed compensation arrangements, the Company will pay Mr. Fanning a cash severance payment equal to 120 days of current base salary, to be paid within 30 days of his Separation Date. In addition, the Company will pay the full monthly premium for continued health insurance coverage for Mr. Fanning and his dependents until they are eligible for health insurance coverage under another employer’s plan, not to exceed a maximum of 18 months. The Company will also pay up to a maximum of $15,000 of Mr. Fanning’s legal fees incurred in connection with his review and negotiation of the Separation Agreement. Further, as provided in the incentive agreement that was entered into between Mr. Fanning and Tidewater on August 18, 2017 (the “RSU Agreement”), the vesting of all outstanding, unvested RSUs granted under the RSU Agreement will accelerate as of the Separation Date.

The Separation Agreement also provides for the waiver of certain claims and confirms the continued enforceability of certain restrictive covenants memorialized in the RSU Agreement, including an agreement not to disclose confidential information and a two-year agreement not to solicit any Company employees or service providers. The Separation Agreement provides for a conditional waiver of the RSU Agreement’s covenant not to compete, effective as of the Separation Date.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached to, and is incorporated by reference into, this Current Report on Form 8-K.

Principal Accounting Officer Transition. On December 28, 2018, Tidewater appointed Samuel R. Rubio to succeed Craig J. Demarest as its principal accounting officer. Mr. Demarest, who had served as Vice President, Principal Accounting Officer, and Controller of Tidewater, continues to serve the Company as Vice President. Mr. Demarest, who has worked for Tidewater for more than 14 years, declined Tidewater’s offer to relocate from New Orleans, Louisiana to the principal executive offices in Houston, Texas.

Mr. Rubio, age 59, was appointed to serve as Vice President, Chief Accounting Officer, and Controller of Tidewater as of the Effective Date. Mr. Rubio served as Executive Vice President and Chief Financial Officer of GulfMark from February 2018 until the consummation of the Business Combination. Mr. Rubio first joined GulfMark in 2005. He was named Vice President – Controller and Chief Accounting Officer of GulfMark in 2008 and was promoted to Senior Vice President in the same function in 2012, serving in this capacity until his February 2018 appointment as Executive Vice President and Chief Financial Officer. Mr. Rubio holds a Bachelor of Business Administration degree from Sul Ross State University and is a Certified Public Accountant. He is a member of both the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Rubio has over 35 years of experience in accounting at both operating division and corporate levels as well as the management of accounting organizations.

Following the Business Combination, Mr. Rubio continued to receive the same compensation and benefits from the Company, including base salary, that were due to him under his employment agreement with GulfMark, a copy of which was filed as Exhibit 10.2 to GulfMark’s Current Report

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on Form 8-K filed with the SEC on April 20, 2018 (the “Former Rubio Agreement”). On the Effective Date, Tidewater and Mr. Rubio entered into an employment that amends and restates the Former Rubio Agreement and includes a waiver by Mr. Rubio of any rights to terminate employment with “good reason” and receive severance benefits under the terms and conditions of the Former Rubio Agreement (the “Amended Rubio Agreement”). The material terms of the Amended Rubio Agreement are summarized below.

Duration of Agreement. The Amended Rubio Agreement has a fixed term of three years from the Effective Date. At the end of the three-year term, the Amended Rubio Agreement will no longer be in effect and Mr. Rubio’s employment may continue at will.

Compensation and Benefits during Term. As of the Effective Date, Mr. Rubio’s initial base salary will be $230,000 and, beginning in fiscal 2019, he will participate in the STI Program with an annual target incentive opportunity of 70% of his base salary. The Committee also granted Mr. Rubio two long-term incentive awards: the first consisting of 10,000 of time-based RSUs (the “First Rubio Grant”) and the second with a grant date target value of $360,950 (the “Second Rubio Grant” and, together with the First Rubio Grant, the “Rubio Grants”), each of which will vest in three equal installments on the first three anniversaries of the Effective Date. In addition, as of the Effective Date, Mr. Rubio will participate in all retirement and welfare benefit plans, programs, and arrangements that are generally available to Company officers, subject to eligibility requirements.

Effect of Termination. In the event of Mr. Rubio’s death or termination due to disability during the term of the Amended Rubio Agreement, any unvested portion of the Rubio Grants will automatically vest in full. If, during the term of the Agreement, the Company terminates Mr. Rubio’s employment without “cause” or if he terminates his employment with “good reason” (each as defined in the Amended Rubio Agreement), then, subject to his execution and non-revocation of a general release of claims against the Company, any unvested portion of the Second Rubio Grant will automatically vest in full.

Restrictive Covenants. The Amended Rubio Agreement contains certain restrictive covenants that apply during and after his employment, including an agreement to not disclose confidential information and, for a one-year period following his termination of employment for any reason, non-competition and non-solicitation agreements.

In addition, as Tidewater’s principal accounting officer, Mr. Rubio is expected to enter into the Indemnification Agreement. The foregoing description of each of the Amended Rubio Agreement and the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the relevant agreement, a copy of each of which is attached to, and is incorporated by reference into, this Current Report on Form 8-K.

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Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1*	Amended and Restated Employment Agreement with Quintin V. Kneen, dated and effective December 28, 2018.
10.2	Form of Change of Control Agreement (incorporated by reference herein to Exhibit 10.1 to Tidewater’s Current Report on Form 8-K on December 19, 2017, File No. 1-6311).
10.3	Form of Indemnification Agreement with Directors, Executive Officers, and Principal Accounting Officer (incorporated by reference herein to Exhibit 10 to Tidewater’s Current Report on Form 8-K on August 12, 2015, File No. 1-6311).
10.4*	Separation Agreement with Quinn P. Fanning, effective December 28, 2018.
10.5*	Amended and Restated Employment Agreement with Samuel R. Rubio, dated and effective December 28, 2018.

*Filed with this Current Report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEWATER INC.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President, General Counsel and Secretary

Date: January 4, 2019

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Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), effective as of December 28, 2018 (the “Effective Date”), is by and between Tidewater Inc. (“Tidewater” and, together with its subsidiaries, the “Company”) and Quintin Kneen (“Executive”).

WHEREAS, Executive served as the President and Chief Executive Officer of GulfMark Offshore, Inc. (“GulfMark”) until November 15, 2018, when the corporate existence of GulfMark ceased as a result of the previously-announced business combination between Tidewater and GulfMark (the “Business Combination”), which was effected through a two-step reverse merger pursuant to which (i) Gorgon Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Tidewater merged in with and into GulfMark, with GulfMark continuing as the surviving corporation and a wholly-owned subsidiary of Tidewater and then, immediately afterwards, (ii) GulfMark merged with and into Gorgon NewCo, LLC, a wholly-owned subsidiary of Tidewater (“Gorgon”), with Gorgon continuing as the surviving entity and a wholly-owned subsidiary of Tidewater;

WHEREAS, at its first meeting following the Business Combination, the board of directors of Tidewater (the “Board”) appointed the Executive as Executive Vice President and Chief Financial Officer of Tidewater, effective as of November 15, 2018; and

WHEREAS, GulfMark and Executive were parties to that certain Employment Agreement, dated April 19, 2018 (the “GLF Agreement”), which governed the Executive’s employment with GulfMark and its successors immediately prior to the Effective Date, and Tidewater and the Executive desire to amend and restate the GLF Agreement in order to memorialize in writing the terms and conditions of their understandings and agreements regarding the Executive’s employment with the Company as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, Tidewater hereby agrees to continue to employ Executive and Executive hereby accepts such continued employment upon the terms and conditions set forth in this Agreement:

1. Employment Period.

(a) Subject to Section 4, Tidewater hereby agrees to employ Executive, and Executive hereby agrees to be employed by Tidewater, in accordance with the terms and provisions of this Agreement, for the period commencing as of the Effective Date and ending on the third anniversary of the Effective Date or such later date as mutually agreed by the parties in writing (such period, as it may be extended or truncated under the terms of this Agreement, the “Employment Period”). Following the termination of this Agreement, the Employee may remain employed-at-will with the Company and the termination restrictions and severance provisions of this Agreement shall no longer apply.

(b) During the Employment Period, Executive shall serve as the Executive Vice President and Chief Financial Officer of Tidewater and, in so doing, shall report to the Chief Executive Officer of Tidewater (the “CEO”) and, as required by law or applicable stock exchange listing requirements, the Board. Executive shall have such powers and duties (including, but not limited to, holding officer positions with Tidewater and one or more of its subsidiaries) as may from time to time be prescribed by the CEO or the Board.

(c) During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of his business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder or by the CEO or the Board hereafter, to use Executive’s reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees, provided that service on any corporate board or committee shall be subject to the prior approval of the Board, (ii) deliver lectures or fulfill speaking engagements, and (iii) manage personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities hereunder.

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EXECUTION VERSION

(d) The parties expressly acknowledge that any performance of Executive’s responsibilities hereunder shall necessitate, and the Company shall provide, access to or the disclosure of Confidential Information (as defined in Section 7(a) below) to Executive, and that Executive’s responsibilities shall include the development of the Company’s goodwill through Executive’s contacts with the Company’s customers and suppliers.

2. Compensation.

(a) Base Salary. Tidewater shall pay Executive an annual base salary (“Base Salary”) at the rate of $350,000 during the Employment Period. The Board may at its discretion elect to increase Executive’s Base Salary at any time if it deems an increase is warranted. Subject to Section 4(c)(ii) hereof, during the Employment Period, the Board may not decrease Executive’s annual Base Salary without his prior written approval. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company, but in no event shall the Base Salary be paid to Executive less frequently than monthly. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as it may be so adjusted from time to time.

(b) Annual Bonus. With respect to each calendar year during the Employment Period, beginning with 2019, Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) in an amount to be determined by the Compensation Committee of the Board (“Committee”) based on performance goals established by the Committee, with Executive being eligible to earn a target bonus equal to no less than 95% of his Base Salary. Any Annual Bonus earned with regard to a particular calendar year shall be paid to Executive no later than March 15 of the following calendar year, subject to Executive’s continued employment with the Company on the actual date of payment.

(c) Long-Term Incentives.

(i) The parties agree and acknowledge that, as of the Effective Date, the Executive holds 48,362 unvested time-based restricted stock units (the “Converted RSUs”), each of which represents the right to receive one share of Tidewater common stock, par value $0.001 per share (the “Common Stock”). The Converted RSUs, which were originally granted to Executive by GulfMark and were converted and assumed by Tidewater in the Business Combination, are scheduled to vest in three equal installments on April 13 of 2019, 2020, and 2021, subject to the Executive’s continued employment through the applicable vesting date and all other terms and conditions of the Legacy GLF Management Incentive Plan (as adopted by Tidewater following the Business Combination, the “Legacy GLF Plan”), and the applicable award agreement (as amended by Section 4(f) of this Agreement, the “Converted RSU Agreement”). The parties affirm that the Converted RSUs shall remain subject to the terms and conditions of the Legacy GLF Plan and Converted RSU Agreement including, but not limited to, the stated vesting schedule.

(ii) In consideration of Executive entering into this Agreement and as an inducement to join the Company, the Committee shall grant to the Executive an initial grant of time-based restricted stock units with a grant date value of $1,060,000 (the “Initial LTI Grant”), with the number of restricted stock units determined by dividing the grant date value by the closing price of a share of Common Stock on the Effective Date, rounded up to the next whole share. The Initial LTI Grant, which shall be granted under the Legacy GLF Plan and the Company’s standard form of award agreement, shall vest in three equal installments on the first three anniversaries of the Effective Date, subject to the Executive’s continued employment through the applicable vesting date (except as provided in the award agreement or Section 4).

(iii) Effective January 1, 2019, the Executive shall be eligible to participate in any long-term incentive program for executive officers as approved by the Committee.

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EXECUTION VERSION

3. Employee Benefits.

(a) During the Employment Period, the Company shall provide Executive with coverage under all employee pension and welfare benefit programs, plans and practices, which Tidewater makes available to its senior executives (including, but not limited to, participation in health, dental, group life, disability, retirement and all other plans and fringe benefits to the extent generally provided to such senior executives), commensurate with his position in the Company, to the extent permitted under the employee benefit plan or program, and in accordance with the terms of the program and/or plan.

(b) Executive shall be entitled to vacation time in accordance with the Company’s vacation policy, as in effect from time to time.

(c) Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and promoting the business of the Company, including, but not limited to, reasonable expenses for travel, lodgings, entertainment and similar items related to such duties and responsibilities, in each case in accordance with applicable Company policies. The Company will promptly reimburse Executive for all such expenses upon presentation by Executive of appropriately itemized and approved accounts of such expenditures, in accordance with the Company’s expense reimbursement policy; provided, however, that in no event shall the expense reimbursement be made after the last day of the taxable year following the year in which the expense was incurred by Executive, although in the event that the reimbursement would constitute taxable income to Executive, such reimbursements will be paid no later than March 15th of the calendar year following the calendar year in which the expense was incurred. No reimbursement or expenses eligible for reimbursement in any taxable year shall affect the expenses eligible for reimbursement in any other taxable year, nor may the right to receive a reimbursement of expenses be subject to liquidation or exchanged for another benefit.

4. Termination of Employment.

(a) Accrued Obligations. Unless otherwise specified in a separate provision of this Section 4, either party may terminate this Agreement and Executive’s employment for any reason during the Employment Period after providing thirty (30) days written notice to the non-terminating party. Upon termination of the Executive’s employment for any reason during the Employment Period, then, in addition to any amounts due to Executive pursuant to another subsection of this Section 4 and any other amounts or benefits to which Executive may be entitled under a separate plan, policy or program maintained by the Company, Tidewater shall pay Executive, within ten (10) business days after the Date of Termination (as defined below), (i) all accrued but unpaid Base Salary, (ii) a prorated amount of Executive’s Base Salary for accrued but unused vacation days, and (iii) yet unpaid reimbursements for any reasonable and necessary business expenses incurred by Executive prior to the Date of Termination in connection with his duties hereunder (such amounts collectively, the “Accrued Obligations”).

(b) Termination by Company. During the Employment Period, Tidewater may terminate this Agreement and Executive’s employment with or without Cause (as defined below). Upon such termination, Executive shall be entitled to receive the (1) Accrued Obligations, which amount shall be paid within ten (10) business days after the Date of Termination and (2) any other amounts or benefits to which Executive may be entitled under a separate plan, policy or program maintained by the Company. In addition to the foregoing, if such termination was without Cause, Tidewater shall pay or provided to the Executive the following (subject to Section 6): (A) within ten (10) business days after the Date of Termination, the Accrued Obligations; (B) on the sixtieth (60th) day following the Date of Termination, a lump sum payment (the “Severance Payment”) equal to the amount of Executive’s Base Salary (at the rate in effect hereunder as of the Date of Termination) for twenty-four (24) months; (C) a pro rata Annual Bonus in respect of the number of days that Executive was employed by the Company during the year in which the Date of Termination occurs, based on actual performance and paid at the same time Annual Bonuses are paid to other Tidewater executives generally (but in no event later than March 15th of the calendar year following the calendar year in which the Date of Termination occurs) (the “Pro Rata Bonus”); (D) a lump-sum amount, paid on the sixtieth (60th) day following the Date of Termination, equal to the total premiums Executive would be required to pay for twelve (12) months of continuation coverage under the Company’s health benefit plans (i.e., medical, dental, and vision coverage) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), determined using the COBRA premium rate in effect for the level of coverage that Executive had in place immediately prior to the Date of Termination (the “COBRA Payment”); and (E) any outstanding but unvested portion of the Converted RSUs and the Initial LTI Grant shall vest immediately as of the Date of Termination. For purposes of this Agreement, “Cause” means any of the following:

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EXECUTION VERSION

(i) Executive’s commission of theft, embezzlement, any other act of dishonesty relating to his employment or service, or any willful violation of any law, rules or regulation applicable to the Company, including, but not limited to, those laws, rules or regulations established by the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Executive or the Company; or

(ii) Executive’s conviction of, or Executive’s plea of guilty or nolo contendere to, any felony or of any other crime involving fraud, dishonesty or moral turpitude; or

(iii) A determination by the Board that Executive has materially breached this Agreement (other than during any period of Disability, as defined below) where such breach is not remedied within ten (10) business days after written demand by the Board for substantial performance is received by Executive which identifies the manner in which the Board believes Executive has so breached this Agreement; or

(iv) Executive’s willful failure to perform the reasonable and customary duties of his position with the Company, which failure is not remedied within ten (10) business days after written demand by the Board for substantial performance is received by Executive which specifically identifies the nature of such failure.

(c) Termination by Executive. During the Employment Period, the Executive may terminate this Agreement and his employment with or without Good Reason (as defined below). Upon such termination, Executive shall be entitled to receive the (1) Accrued Obligations, which amount shall be paid within ten (10) business days after the Date of Termination and (2) any other amounts or benefits to which Executive may be entitled under a separate plan, policy or program maintained by the Company. In addition to the foregoing, if such termination was with Good Reason, the Executive shall be entitled to receive the same payments and benefits to which he would be entitled under Section 4(b) if his employment was terminated by the Company without Cause. For purposes of this Agreement, “Good Reason” means any of the following that occurs without Executive’s consent:

(i) A material reduction in Executive’s authority, duties, or responsibilities; or

(ii) Any reduction in Executive’s Base Salary, other than an across the board reduction of less than 10% of Executive’s Base Salary; or

(iii) Relocation of Executive’s principal place of business to a location fifty (50) or more miles from its location as of the Effective Date; or

(iv) A material breach by Tidewater of this Agreement, which materially and adversely affects Executive; or

(v) Tidewater’s failure to make any material payment to Executive required to be made under the terms of this Agreement;

provided, however, that Executive’s termination shall not be considered to be with Good Reason unless (y) Executive provides at least thirty (30) days’ written notice to Tidewater of the condition constituting Good Reason (which notice must be given within ninety (90) days after the occurrence of such condition and describe condition in reasonable detail) and (z) such condition is not cured by the Company within thirty (30) days after Tidewater receives such written notice.

(d) Termination due to Disability. Tidewater may terminate this Agreement at any time if Executive shall be deemed in the reasonable judgment of the Board to have sustained a Disability. Executive shall be deemed to have sustained a “Disability” if he shall have been unable to substantially perform his duties as an employee of Tidewater as a result of sickness or injury, and shall have remained unable to perform any such duties for a period of more than one-hundred eighty (180) consecutive days in any twelve (12) month period. Upon termination of this Agreement for Disability, Executive shall only be entitled to (i) Accrued Obligations, which amount shall be paid within ten (10) business days after the Date of Termination, (ii) accelerated vesting, as of the Date of Termination, of any outstanding but unvested portion of the Converted RSUs and the Initial LTI Grant, and (iii) any other amounts or benefits to which Executive may be entitled under a separate plan, policy or program maintained by the Company.

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EXECUTION VERSION

(e) Termination by Death. This Agreement will terminate automatically upon Executive’s death. Upon termination of this Agreement due to Executive’s death, Tidewater shall pay or provide Executive’s estate with the following: (i) Accrued Obligations, which amount shall be paid within ten (10) business days after the Date of Termination, (ii) accelerated vesting, as of the Date of Termination, of any outstanding but unvested portion of the Converted RSUs and the Initial LTI Grant, and (iii) any other amounts or benefits to which Executive may be entitled under a separate plan, policy or program maintained by the Company.

(f) Converted RSU Agreement. This Section 4, to the extent it amends the terms of the Converted RSUs, shall be deemed to be an amendment to the award agreement memorializing the Converted RSUs and shall form part of such agreement.

(g) Date of Termination. As used in this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated as a result of a Disability or by Tidewater for Cause or without Cause, then the date specified in a notice delivered to Executive by Tidewater of such termination, (iii) if Executive’s employment is terminated by Executive for Good Reason, then the date specified in the notice of such termination delivered to Tidewater by Executive, and (iv) if Executive’s employment is terminated for any other reason, the date specified therefore in the notice of such termination. The Employment Period will terminate upon any termination of Executive’s employment pursuant to this Section 4.

5. Change of Control Agreement.

The parties agree that, in the event of a Change of Control (as defined below) during the Employment Period, the provisions of any change of control agreement between the Executive and Tidewater then in effect shall govern the terms of the Employee’s employment from and after the occurrence of the Change of Control and that the terms and conditions of this Agreement (including, but not limited to, the restrictive covenants set forth in Sections 7 and 8) shall have no further force or effect. However, if no change of control agreement is in effect between the parties or if the Executive agrees to waive the occurrence of a given Change of Control under such agreement, this Agreement shall continue in full force in accordance with its terms without interruption. For purposes of this Agreement, “Change of Control” has the meaning provided in the Change of Control Agreement entered into between Tidewater and the Executive or, if no such agreement exists, the meaning provided in the Tidewater Inc. 2017 Stock Incentive Plan.

6. Release and Continued Compliance.

Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any payments or benefits under this Agreement (other than the Accrued Obligations), including, without limitation, the Severance Payment, COBRA Payment, Pro Rata Bonus, and any accelerated vesting of the Converted RSUs or the Initial LTI Grant in connection with any applicable termination scenario, Executive agrees to execute a separation and release agreement in a form specified by Tidewater, containing a waiver of all claims against the Company (the “Release”), within the forty-five (45) day period immediately following the Date of Termination, and subsequently not revoke the Release during any period for revocation contained therein. All revocation rights and timing restrictions shall be set forth in such Release. If Executive fails to execute and deliver the Release, or revokes the Release, Executive agrees that he shall not be entitled to receive any payments or benefits under this Agreement (other than the Accrued Obligations), including, without limitation, the Severance Payment, COBRA Payment, Pro Rata Bonus, and any accelerated vesting of the Converted RSUs or the Initial LTI Grant in connection with any applicable termination scenario. For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by his legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of his death. Executive’s receipt of any payments or benefits under this Agreement (other than the Accrued Obligations), including, without limitation, the Severance Payment, COBRA Payment, Pro Rata Bonus, and any accelerated vesting of the Converted RSUs or the Initial LTI Grant in connection with any applicable termination scenario, will also be subject to Executive’s continued compliance with Sections 7, 8 and 13 hereof.

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EXECUTION VERSION

7. Nondisclosure.

(a) It is understood that Executive during his tenure with the Company has received and will continue to receive access to some or all of the Company’s various trade secrets and confidential or proprietary information, including, but not limited to, information he has not received before, consisting of, but not limited to, information relating to (i) business operations and methods, (ii) existing and proposed investments and investment strategies, (iii) financial performance, (iv) compensation arrangements and amounts (whether relating to the Company or to any of its employees), (v) contractual relationships, (vi) business partners and relationships, and (vii) marketing strategies (all of the forgoing, “Confidential Information”). Confidential Information shall not include information that (A) becomes generally available to the public by means other than Executive’s breach of this Section 7 (for example, not as a result of Executive’s unauthorized release of marketing materials), (B) is in Executive’s possession, or becomes available to Executive, on a non-confidential basis, from a source other than the Company or (C) Executive is required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of this clause (C), Executive gives the Company, to the extent permitted by law, reasonable notice prior to the disclosure of the Confidential Information and the reasons and circumstances surrounding such disclosure to provide the Company an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

(b) Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company during and after Executive’s employment with the Company. Executive further agrees that Executive shall not, except for the benefit of the Company pursuant to the proper exercise of his duties in accordance with this Agreement or with the prior written consent of the Board, use or disclose to any third party any of the Confidential Information described herein, directly or indirectly, either during Executive’s employment with the Company or at any time following the termination of Executive’s employment with the Company.

(c) Upon termination of this Agreement, Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (together with all copies thereof in any physical or electronic medium) in Executive’s possession, custody or control, whether prepared by Executive or others, shall remain with or be returned to the Company as soon as practicable after the Date of Termination. Executive agrees to provide the Company with access to Executive’s personally-owned computer, server, e-mail system, mobile phone, portable electronic and other electronic devices for the purpose of verifying that Executive has complied with this Section 7(c).

(d) Nothing in this Agreement will preclude, prohibit or restrict Executive from (i) communicating with, any federal, state or local administrative or regulatory agency or authority, including, but not limited to, the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority. Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, Executive from (A) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (B) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit Executive’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. Executive does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order. The foregoing provisions regarding protected disclosures are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Section 7(d) shall be deemed to be amended to reflect the same.

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EXECUTION VERSION

8. Non-Competition, Non-solicitation, Non-Disparagement.

(a) As part of the consideration for the compensation and benefits to be paid to Executive hereunder, to protect Confidential Information of the Company and its customers and clients that have been and will be entrusted to Executive, the business goodwill of the Company and its subsidiaries that will be developed in and through Executive and the business opportunities that will be disclosed or entrusted to Executive by the Company and its subsidiaries, and as an additional incentive for the Company to enter into this Agreement, from the date hereof through the first anniversary of the Date of Termination (the “Restricted Period”), Executive will not (other than for the benefit of the Company pursuant to the proper exercise of his duties in accordance with this Agreement), directly or indirectly:

(i) engage in, or carry on or assist, individually or as a principal, owner, officer, director, employee, shareholder, consultant, contractor, partner, member, joint venturer, agent, equity owner or in any other capacity whatsoever, any (A) business competitive with any business in which the Company is engaged from time to time (a “Competing Business”) or (B) Business Enterprise (as defined below) that is otherwise competitive with the Company within the states in which the Company conducts business;

(ii) perform for any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity (a “Business Enterprise”) engaged in any Competing Business any duty Executive has performed for the Company that involved Executive’s access to, or knowledge or application of, Confidential Information;

(iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company; or

(iv) solicit with the purpose of hiring or retaining, or hire or retain, any person who is or, within one hundred eighty (180) days after such person ceased to be an employee, consultant or independent contractor of the Company, was an employee, consultant or independent contractor of the Company.

(b) Notwithstanding the foregoing restrictions of this Section 8, nothing in this Section 8 shall prohibit any investment by Executive, directly or indirectly, in publicly-traded securities which are issued by a Business Enterprise involved in or conducting a Competing Business, provided that Executive (i) in the aggregate directly and indirectly, does not own more than five percent (5%) of the outstanding equity or voting securities of such Business Enterprise and (ii) does not have the right through the ownership of a voting interest or otherwise, to direct the activities of or associated with the business of such Business Enterprise.

(c) Executive acknowledges that each of the covenants contained in Sections 7 and 8(a) are in addition to, and shall not be construed as a limitation upon, any other covenant provided in Section 8(a). Executive agrees that the geographic boundaries, scope of prohibited activities, and time duration of each of the covenants set forth in Sections 7 and 8(a) are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company’s proprietary information and Confidential Information, and its plans and services, and to protect the other legitimate business interests of the Company, including without limitation the goodwill developed by Executive with the Company’s customers, suppliers, licensees and business relations.

(d) If, during any portion of the Restricted Period, Executive is not in compliance with the terms of Section 8(a), the Company shall be entitled to, among other remedies (and not in limitation of any other such remedies), compliance by Executive with the terms of Section 8(a) for an additional period of time (i.e., in addition to the Restricted Period) that shall equal the period(s) over which such noncompliance occurred.

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EXECUTION VERSION

(e) The parties hereto intend that the covenants contained in Section 8(a) be construed as a series of separate covenants, one for each defined province in each geographic area in which Executive on behalf of the Company conducts business. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the applicable covenant contained in Section 8(a). Furthermore, each of the covenants in Section 8 shall be deemed a separate and independent covenant, each being enforceable irrespective of the enforceability (with or without reformation) of the other covenants contained in Section 8(a).

(f) Further, at no time during or after the Employment Period will Executive utter, issue or circulate publicly any false or disparaging statements, remarks or rumors about Tidewater, any of its subsidiaries, and/or any of Tidewater’s or any of its subsidiaries’ respective businesses, or any of their respective officers, employees or directors. Nothing in this Section 8(f) shall prohibit Executive from providing truthful and accurate facts where he is required to do so by law.

9. Notices.

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient:

To Tidewater or the Company: Board of Directors Tidewater Inc. 6002 Rogerdale Road Suite 600 Houston, TX 7702477072	To Executive: At the most recent address on file with the Company

Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, and in the case overnight delivery service, on the date of actual delivery.

10. Severability and Reformation.

If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11. Assignment.

This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of Tidewater, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive without the express written consent of Tidewater (except in the case of death by will or by operation of the laws of intestate succession) or by Tidewater, except that Tidewater may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock assets or businesses of Tidewater.

12. Amendment.

This Agreement may be amended only by writing signed by both Executive and by a duly authorized representative of Tidewater (other than Executive).

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EXECUTION VERSION

13. Assistance in Litigation.

Executive shall reasonably cooperate with the Company and its agents in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company or with respect to which Executive has any knowledge. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company. Executive also shall cooperate fully with the Company in connection with any investigation or review by any Federal, state, or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired while Executive was employed by the Company or with respect to which Executive has any knowledge.

14. Beneficiaries; References.

Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

15. Use of Name, Likeness and Biography.

The Company shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, likeness and biographical material of Executive to advertise, publicize and promote the business of the Company and its affiliates. This right shall terminate upon the termination of this Agreement. A “likeness” and “biographical material” shall be, respectively, any photograph or other depiction of Executive, or any biographical information or life story concerning the professional career of Executive.

16. Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

17. Entire Agreement.

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement (including, but not limited to, the Prior Agreement) or understanding, written or oral, between the Executive and any of GulfMark, its successors, the Company or any affiliate of the foregoing with respect to such subject matter. Without limiting the foregoing, Executive (a) acknowledges and agrees that GulfMark and/or the Company have satisfied all obligations that they have owed, and that they ever could have owed, under the Prior Agreement and (b) represents and warrants that, except as specifically referenced in this Agreement, the Executive has no further rights or claims under the Prior Agreement or any other employment-related agreements with GulfMark, its successors, the Company, or any affiliate of the foregoing including, but not limited to, any claims of having been constructively terminated or having cause to terminate employment for “Good Reason” and receive additional compensation. Each subsidiary of Tidewater is an intended third-party beneficiary of this Agreement and may enforce its rights hereunder as though it were a party hereto.

18. Withholding.

The Company shall be entitled to withhold from payment to Executive of any amount of withholding required by law.

19. Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

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EXECUTION VERSION

20. Remedies.

The parties recognize and affirm that in the event of a breach of Sections 7 or 8, money damages would be inadequate and Tidewater would not have an adequate remedy at law. Accordingly, the parties agree that in the event of a breach or a threatened breach of Sections 7 or 8, Tidewater may, in addition and supplementary to other rights and remedies existing in its favor, obtain from any court of law or equity of competent jurisdiction specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, Executive agrees that in the event a court of competent jurisdiction or an arbitrator finds that Executive violated Section 7 or 8, the time periods set forth in those Sections shall be tolled until such breach or violation has been cured. Executive further agrees that Tidewater shall have the right to offset the amount of any damages resulting from a breach by Executive of Section 7 or 8 against any payments due to Executive under this Agreement (or otherwise from the Company). The parties agree that if one of the parties is found to have breached this Agreement by a court of competent jurisdiction or arbitrator, the breaching party will be required to pay the non-breaching party’s attorneys’ fees reasonably incurred in prosecuting the non-breaching party’s claim of breach.

21. Non-Waiver.

The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by Tidewater (other than Executive) and Executive.

22. Announcement.

The Company shall have the right to make public announcements concerning the execution of this Agreement and the terms contained herein, and to publicly disclose this Agreement and its terms, at the Company’s discretion.

23. Construction.

The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive. Unless otherwise specified, all references to a “Section” shall be deemed to refer to a Section of this Agreement.

24. Right to Insure.

The Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance. Executive shall assist the Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

25. No Inconsistent Obligations.

Executive represents and warrants that he has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with his undertaking or continuing employment with the Company to perform the duties described herein. Executive will not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of others. Executive represents and warrants that he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.

26. Binding Agreement.

This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company, its successors and assigns.

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EXECUTION VERSION

27. Voluntary Agreement.

Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Companies, their affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning any tax consequences (including, but not limited to, state or Federal tax consequences) to Executive regarding the transactions contemplated by this Agreement.

28. Section 409A of the Code.

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), or to be treated as exempt therefrom, and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as any other compensation that is otherwise exempt from Section 409A shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of Executive’s employment that are deemed to constitute non-qualified deferred compensation subject to Section 409A shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six (6) months after the Date of Termination of Executive’s employment hereunder (such applicable date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Executive in connection with the Agreement (including, but not limited to, any taxes, penalties and interest under Section 409A), and neither the Company, nor any of its affiliates, shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all taxes, penalties or interest.

29. Excise Tax. (a) Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by Executive (including, but not limited to, any payment or benefit received in connection with a change in control of Tidewater or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

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EXECUTION VERSION

(b) In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.

(c) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the change in control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, but no limited to, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations required by this Section 29 will be at the expense of the Company.

30. Indemnification.

Tidewater will defend and indemnify Executive as required by Tidewater’s Bylaws and Certificate of Incorporation, to the maximum extent permitted by applicable law. During the Employment Period and thereafter (with respect to events occurring during the Employment Period), Tidewater will maintain and provide Executive with coverage under its directors’ and officers’ liability policy to the same extent that it provides such coverage to its other officers and directors generally.

31. Survival.

The provisions and obligations of this Agreement which, by their nature, require or contemplate full or partial performance after the termination or expiration of this Agreement or Executive’s employment with the Company (including, without limitation, Sections 4-8, 13, 20, 30 and 32) shall survive termination of Executive’s employment or this Agreement.

32. Clawback.

Notwithstanding any other provisions in this Agreement to the contrary, any compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). In no event will any such deduction or clawback be deemed to constitute or contribute to Good Reason.

(Signature Page to Follow)

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective dates below, effective as of the Effective Date.

TIDEWATER INC.

By:	/s/ John T. Rynd
John T. Rynd
President, Chief Executive Officer and Director

Date: December 28, 2018

EXECUTIVE

/s/ Quintin V. Kneen Quintin V. Kneen

Date: December 28, 2018

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Exhibit 10.4

EXECUTION VERSION

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”), by and between Tidewater Inc., a Delaware corporation (the “Company”), and Quinn P. Fanning (the “Employee” and, together with the Company, the “Parties”) is being offered to the Employee on December 28, 2018 (the “Offer Date”), and may be accepted by the Employee by signing below and returning the signed copy of this Agreement to John T. Rynd, President and Chief Executive Officer (the “CEO”), at any time prior to the date that is the end of the twenty-one (21) day period following receipt of this Agreement (such date, January 18, 2019, or as otherwise agreed by the Parties, the “Offer Expiration Date”).

RECITALS

WHEREAS, the Employee served the Company as its Executive Vice President and Chief Financial Officer until November 15, 2018 and has continued to serve the Company, its affiliates, subsidiaries, and joint ventures (collectively, the “Company Group”) in a transitional role since such date;

WHEREAS, the Parties have agreed that the Employee will continue to serve in this transitional role until February 28, 2019 or such earlier date as may occur pursuant to Section 1(c) (the “Termination Date”); and

WHEREAS, the Parties desire to enter into a mutually satisfactory arrangement concerning, among other matters, the status of certain preexisting agreements between the Parties and certain payments, rights, and benefits that the Company has agreed to make or confer upon the Employee in exchange for certain post-employment covenants by the Employee and the Employee’s general release of claims against the Company Group and related parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Parties hereby agree as follows:

1. Employment Period.

(a) Employment and Duties. During the period between the Effective Date (as defined in Section 6) and the Termination Date (the “Employment Period”), the Employee agrees to continue to serve as an employee of the Company, to advise and assist in connection with such matters as the Company may request and as are within his area of expertise and prior experience, including, without limitation, financial reporting, accounting, tax, treasury, strategic planning, evaluation of transactions and finance. The Employee agrees that, during the Employment Period, he will devote such time as is reasonably necessary to effectively assist Company with regard to these matters. Further, the Parties agree and acknowledge that (i) the level of services to be provided by the Employee during the Employment Period is anticipated to equal or exceed 50% of the average level of services that he provided to the Company during the previous three years, and (ii) the Termination Date shall be the date of his separation from service for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company Group, except as otherwise provided in this Agreement or under the terms of such plans or as required by applicable law. Following the Termination Date, the Employee shall not represent himself as continuing to be an employee, officer, director, agent, or representative of the Company or any other member of the Company Group for any purpose.

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(b) Compensation. During the period between the Effective Date and February 28, 2019, the Employee’s salary and benefits shall remain unchanged, except that the Employee agrees and acknowledges that he will not be eligible to participate in any annual incentive program for fiscal 2019. In particular, during such period, the Employee shall continue to receive the same base salary that was in effect for him on the Offer Date (the “Base Salary”).

(c) Company’s Right to Terminate. The Company shall have the right at any time before the Termination Date to notify the Employee that his continued services are no longer required, subject to the Company’s obligation to make the payments and provide the benefits set forth in this Agreement. If the Company exercises its right under this Section 1(c) to terminate Employee’s services prior to February 28, 2019, then the “Termination Date” shall mean the actual date on which the Company terminates Employee’s services.

(d) Continued Compliance with Company Policies. The Employee agrees that, during the Employment Period, he will continue to comply with all company policies to the extent relevant to his activities, including but not limited to: (i) the Code of Business Conduct and Ethics, and (ii) the Policy Statement on Insider Trading, which prohibits, among other things, trading in the Company’s securities while in possession of material nonpublic information.

2. Compensation and Benefits following the Employment Period.

(a) Accrued Obligations. As soon as practicable following the Termination Date (but in no event later than such date required by applicable law or the terms of the applicable Company benefit plan), regardless of whether this Agreement becomes effective, the Employee will be paid or provided (i) all accrued but unpaid base salary and any reimbursable-but-unreimbursed business expenses through and including the Termination Date; (ii) all unused vacation time earned and accrued by the Employee through and including the Termination Date pursuant to the Company’s vacation policy, with an estimated value of $14,150 as of the Offer Date; (iii) all accrued benefits and amounts owed to Employee under the Tidewater Employees Supplemental Savings Plan, as amended (“SSP”); (iv) all accrued benefits due to the Employee under the Tidewater Inc. Supplemental Executive Retirement Plan, as amended (the “SERP”), paid in accordance with the terms and conditions of the SERP based on the Employee’s prior elections; and (v) all other benefits payable to the Employee upon a separation from service under the Company’s benefit plans (other than severance benefits), in accordance with the terms of such plans, or as required by applicable law.

(b) Acceleration of Outstanding RSUs. The Parties agree and acknowledge that (i) as of the Offer Date, the Employee holds 129,577 unvested time-based restricted stock units (the “RSUs”) that were granted to him under an Incentive Agreement for the Grant of Restricted Stock Units under the Tidewater Inc. 2017 Stock Incentive Plan by and between the Parties, entered into effective August 18, 2017 (the “RSU Agreement”), and (ii) pursuant to Section 1.4(a) of the RSU Agreement, all such RSUs shall vest automatically as of the Termination Date and shall settle in shares of Tidewater common stock as soon as practicable after such date, as provided in Section 2.2 of the RSU Agreement.

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EXECUTION VERSION

(c) Severance Benefits. Provided that the Employee remains employed with the Company through the Termination Date and in consideration for, and subject to, his (1) timely execution and non-revocation of this Agreement (including its release of claims through the Effective Date) and (2) continued compliance with the terms of this Agreement following the Effective Date, and notwithstanding anything to the contrary contained in this Agreement, the Employee shall be eligible for the following payments and benefits:

(i) The Company shall pay to the Employee a cash severance payment equal to 120 days of Base Salary, which will be paid to him in one lump sum within thirty (30) days of the Termination Date.

(ii) The Employee shall remain eligible to receive an annual cash incentive for all of fiscal 2018 under the Tidewater Inc. Short-Term Incentive Plan (the “STI Plan”), which shall be calculated in accordance with the terms and conditions of the STI Plan but with payout on the Employee’s individual performance component assessed at 100%. Any amounts due to the Employee under the STI Plan shall be paid to him at the same time any such incentives are paid to officers of the Company under the STI Plan.

(iii) If the Employee timely and properly elects COBRA continuation coverage under the Company’s group health plan, the Company shall pay the full premium for health insurance coverage for the Employee and his dependents at the same level of benefits as in effect on the Offer Date, for the period beginning on the Termination Date through the earlier to occur of (1) the last day of the first month in which the Employee and his dependents become eligible for health insurance coverage under another employer’s group health plan or (2) August 31, 2020. The Employee shall notify the Company in writing within 15 days of becoming eligible for health insurance coverage under another employer’s plan. The payment of COBRA premiums shall not be treated as taxable compensation to the Executive, unless the Company determines such treatment is necessary to prevent a violation of any non-discrimination rules applicable to the Company’s group health plan.

(d) Legal Fees. The Company will pay the Employee’s legal counsel directly, upon presentation of customary invoices, for the fees and expenses incurred by the Employee in connection with the review and negotiation of this Agreement, up to a maximum of Fifteen Thousand Dollars ($15,000).

(e) No Further Benefits. The Employee hereby acknowledges and agrees that, as of the Termination Date, the payments and benefits described in this Section 2, and the other provisions of this Agreement including those set forth in Sections 3(c), 3(f), and 8, will be in full discharge of any and all liabilities and obligations of the Company Group to him, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any written or oral employment agreement, policy, plan, or procedure of the Company Group or any understanding or arrangement between the Employee and the Company Group.

(f) Taxes. The payments referenced in Section 2 shall be subject to reduction for applicable tax and other withholding obligations.

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3. Release and Waiver of Claims.

(a) Definition. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, proceedings, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

(b) Employee Release. For and in consideration of the severance benefits described in Section 2(c) above (collectively, the “Severance Benefits”), the Company’s agreement to release certain claims against the Employee pursuant to Section 3(c) below, the Company’s agreement to release the Employee from the Non-Compete to the extent provided in Section 8, and other good and valuable consideration, including the other terms of this Agreement, the Employee, for and on behalf of himself and his executors, heirs, administrators, representatives, and assigns, hereby releases and forever discharges the Company and each member of the Company Group, and each of their respective direct and indirect predecessors, successors, and each of their respective past, current, and future parent entities, affiliates, subsidiary entities, investors, directors, shareholders, members, officers, general or limited partners, employees, attorneys, agents, and representatives, each solely in their respective capacities as such, and the employee benefit plans in which he is or has been a participant (or eligible for participation) by virtue of his employment with or service to the Company Group (collectively, the “Company Releasees”), from any and all claims that he has or may have had against any of the Company Releasees based on any events or circumstances arising or occurring on or prior to the date on which the Employee executes this Agreement, including any events or circumstances directly or indirectly arising out of, relating to, or in any other way involving in any manner whatsoever his employment by or service to the Company Group or the termination thereof, including without limitation any and all claims arising under federal, state, or local laws (including common law) relating to employment, wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, intentional infliction of emotional distress, whistleblowing, or liability in tort, and claims of any kind that may be brought in any court or administrative agency, and any related claims for attorneys’ fees and costs, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000 et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, 42 U.S.C. Section 1981, et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq. (“ERISA”); the Louisiana Employment Discrimination Law; the Louisiana Whistleblower Protection Act; the Louisiana Environmental Whistleblower Protection Act; the Texas Labor Code; and any other similar state or local law. The Employee agrees further that the release of claims herein may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by the Employee or his descendants, dependents, heirs, executors, administrators, or assigns. By signing this Agreement, the Employee acknowledges that he intends to waive and release all rights known or unknown that he may have against the Company Releasees under these and any other laws to the extent provided herein.

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(c) Company Release. For and in consideration of the Employee’s compliance with the post-employment restrictive covenants described in Section 8 below, the Employee’s agreement to release certain claims against the Company pursuant to Section 3(b) above, and other good and valuable consideration, including the other terms of this Agreement, the Company Releasees, which include the Company and the Company’s successors and assigns, hereby release and forever discharge the Employee and his heirs, successors, and assigns, each solely in their respective capacities as such (collectively, the “Employee Releasees”) from any and all claims that it has or may have had against any of the Employee Releasees based on any events or circumstances arising or occurring on or prior to the date on which the Company executes this Agreement, including any events or circumstances directly or indirectly arising out of, relating to, or in any other way involving in any manner whatsoever the Employee’s employment by or service to the Company Group or the termination thereof, including without limitation any and all claims arising under federal, state, or local laws (including common law). The Company agrees further that the release of claims herein may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by the Company or any member of the Company Group. The Company acknowledges that it intends to waive and release all rights known or unknown that it may have against the Employee Releasees under these and any other laws, as permitted by applicable laws, to the extent provided herein.

(d) No Claims. Each of the Parties acknowledges and agrees that, as of the date such Party executed this Agreement, neither Party has any knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding Sections 3(b) and 3(c), and that he or it has not filed any claim against any of the Company Releasees or Employee Releasees, as applicable, before any local, state, federal, or foreign agency, court, arbitrator, mediator, arbitration or mediation panel, or other body (each individually a “Proceeding”). Each of the Parties (i) acknowledges that he or it will not initiate or cause to be initiated on his or its behalf any Proceeding and will not participate in any Proceeding, in each case, except with respect to Unreleased Claims (as defined in Section 3(f) below) or as required by law; and (ii) waives any right that he or it may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), except with respect to Unreleased Claims. Further, each of the Parties understands that, by executing this Agreement, he or it will be limiting the availability of certain remedies that he or it may have against the Company Releasees or Employee Releasees, as applicable, and limiting also his or its ability to pursue certain claims against the Company Releasees or Employee Releasees, as applicable.

(e) ADEA. By executing this Agreement, the Employee specifically releases all claims relating to his employment and its termination under ADEA, a federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(f) Unreleased Claims. Notwithstanding the generality of the foregoing, or anything else to the contrary in this Agreement, the Employee does not release any claims under or otherwise to enforce the terms of this Agreement or that cannot be waived by law, including claims under ERISA for vested benefits or any rights to indemnification and D&O insurance that are otherwise available to him pursuant to the organizational documents, policies, or insurance policies of any member of the Company Group by virtue of his having served as an officer or director

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thereof (“Unreleased Claims”). The Employee shall be entitled to continued coverage under the Company’s D&O insurance policies as in effect from time to time for the Company’s directors and officers, including without limitation any tail coverage for former directors and officers. Further, nothing in this Agreement shall prevent the Employee from (i) initiating or causing to be initiated on his behalf any claim against the Company before any local, state, or federal agency, court, or other body challenging the validity of the waiver of his claims under the ADEA (but no other portion of such waiver); or (ii) subject to Section 3(c) above, initiating, cooperating with or participating in an investigation or proceeding conducted by the EEOC or a state fair employment practices agency.

4. Knowing and Voluntary Waiver. The Employee expressly acknowledges and agrees that he –

(a) Is able to read the language, and understand the meaning and effect, of this Agreement;

(b) Has no physical or mental impairment of any kind that has interfered with his ability to read and understand the meaning of this Agreement or its terms, and that he is not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;

(c) Is specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide him with the severance payments and benefits provided by this Agreement;

(d) Acknowledges that, but for his execution of this Agreement, he would not be entitled to the severance payments and benefits provided by this Agreement;

(e) Had or could have had until the Offer Expiration Date to review and consider this Agreement, and that if he executes this Agreement prior to the Offer Expiration Date, he has voluntarily and knowingly waived the remainder of the review period;

(f) Have or had the entire Revocation Period (as defined in Section 6 below) in which to revoke his execution of this Agreement, and that if he does not revoke such execution prior to the Effective Date, he has knowingly and voluntarily agreed to this Agreement’s becoming effective;

(g) Was advised to consult with his attorney regarding the terms and effect of this Agreement; and

(h) Has signed this Agreement knowingly and voluntarily.

5. No Suit. Each of the Parties represents and warrants that he or it has not previously filed, and to the maximum extent permitted by law agrees that he or it will not file, a complaint, charge, or lawsuit against any of the Company Releasees or Employee Releasees, as applicable, regarding any of the claims released herein. If, notwithstanding this representation and warranty, the Employee or the Company has filed or files such a complaint, charge, or lawsuit, such Party agrees that he or it shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any of the Company Releasees or Employee Releasees, as applicable, against whom the Party has filed such a complaint, charge, or lawsuit.

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6. Opportunity for Review; Acceptance. The Employee has until the Offer Expiration Date (which is twenty-one (21) days following the Employee’s receipt of this Agreement or as otherwise agreed by the Parties) to review and consider this Agreement, and the Employee may accept the terms of this Agreement by executing this Agreement and delivering it to the Company at any time during such twenty-one (21) day review period. Following its acceptance and execution by the Employee, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution (such period, the “Revocation Period”), during which time the Employee may revoke his acceptance of this Agreement by notifying the CEO in writing. To be effective, such revocation must be received by the CEO no later than 5:00 p.m., prevailing Central Time, on the seventh (7th) calendar day following its execution. Provided that the Agreement is executed on or prior to the Offer Expiration Date and the Employee does not timely revoke it, the eighth (8th) day following the date on which this Agreement is executed will be its effective date (the “Effective Date”). In the event of the Employee’s failure to execute and deliver this Agreement on or prior to the Offer Expiration Date, or his revocation of this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligations hereunder.

7. Return of Company Property. On or prior to the Termination Date, other than the Employee’s personal files on a Company computer drive, the Employee shall return to the Company all originals and copies of papers, notes, and documents (in any medium, including computer disks, flash drives, and other electronic storage devices), whether property of any member of the Company Group or not, prepared, received, or obtained by the Employee during the course of, and in connection with, his employment with the Company or any member of the Company Group, and all equipment and property of any member of the Company Group that may be in the Employee’s possession or under his control, whether at the Company’s offices, the Employee’s home, or elsewhere, including all such papers, work papers, notes, documents, and equipment in the possession of the Employee. The Employee agrees that he and his family shall not retain copies of any such papers, work papers, notes, and documents.

8. Restrictive Covenants. The Parties agree and acknowledge that the Employee is currently subject to certain restrictive covenants that apply during and after his employment with the Company, including a covenant not to compete, which are memorialized in Article V of the RSU Agreement. As part of its consideration to the Employee and subject to the Employee’s continued compliance with Section 5.2 of the RSU Agreement (the “Non-Compete”) through the Termination Date, the Company hereby agrees that the Non-Compete shall have no further force or effect after the Termination Date. However, the Employee acknowledges that the Company Group has a legitimate business interest and right in protecting its Confidential Information (as defined in Section 5.6 of the RSU Agreement), business strategies, employee and customer relationships, and goodwill, and that the Company Group would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships, and goodwill. Accordingly, for and in consideration of the Severance Benefits and the waiver of the Non-Compete, the Employee agrees as follows:

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(a) Status of Remaining Restrictive Covenants. The Employee agrees and acknowledges that (i) as of the Offer Date, the restrictive covenants of Article V of the RSU Agreement remain in full force and effect and (ii) following the Termination Date, the Employee shall continue to be subject to Article V of the RSU Agreement as provided therein, except for the Non-Compete as provided above (as in effect from time to time, the “Restrictive Covenants”). The Employee agrees and acknowledges that these Restrictive Covenants are fully enforceable in accordance with their terms as if set forth in this Agreement.

(b) Nondisparagement and Response to Inquiries. In addition to the Restrictive Covenants, the Employee hereby agrees not to defame, disparage, or criticize any of the Company Releasees or any of their products, services, finances, financial condition, capabilities, or other aspect of any of their businesses in any medium to any person or entity, without limitation in time. Notwithstanding this provision, the Employee may confer in confidence with his legal representative and make truthful statements as required by law. Following the termination of the Employee’s employment with the Company, the Company agrees to direct its directors to not disparage the Employee or the Employee’s performance or otherwise make any statement that is critical of the Employee’s personal or professional reputation. Each director on the Board agrees not to defame, disparage or criticize the Employee in any medium to any person or entity, without limitation in time. Notwithstanding this provision, any such director may confer in confidence with his legal representatives and make truthful statements as required by law. The Company shall respond to inquiries from third parties concerning Employee’s employment with and separation from the Company by stating only his title and dates of employment.

(c) Injunctive Relief; Other Remedies. The Employee acknowledges that a breach or threatened breach by the Employee of this Section 8 would cause immediate and irreparable harm to the Company not fully compensable by money damages or the exact amount of which would be difficult to ascertain, and therefore the Company will not have an adequate monetary remedy at law. Accordingly, the Employee agrees that, in the event of a breach or threatened breach by the Employee of the provisions of this Section 8, the Company shall be entitled to injunctive relief to prevent or curtail any such breach of threatened breach without the necessity of posting any bond or security or showing proof of actual damage or irreparable injury. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by the Employee, including, without limitation, the recovery of damages, costs, and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach or threatened breach.

9. Successors and Assigns. The parties acknowledge and agree that this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns.

10. Severability. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Agreement.

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11. Notices. All notices under this Agreement must be in writing and will be deemed to have been given upon receipt of delivery by: (a) hand (against a receipt for such delivery), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt for such service), or (d) facsimile transmission with confirmation of receipt. All notices to the Company related to this Agreement should be sent to the Company’s principal executive offices as disclosed in its filings with the Securities and Exchange Commission, addressed to the Office of General Counsel. All notices to the Employee should be delivered to the most recent address as provided by the Employee to the human resources department of the Company. Either Party may update its address for receipt of notices by providing written notice to the other Party as provided under this Section 11.

12. Entire Agreement. This Agreement, together with the SERP, the SSP, the STI Plan, and the RSU Agreement (including its Restrictive Covenants), constitutes the entire understanding and agreement between the Employee and the Company regarding the Employee’s separation from service. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the Employee and any member of the Company Group and all benefit plans of the Company Group relating to the subject matter of this Agreement, excepting the SERP, the SSP, the STI Plan, and the RSU Agreement (including its Restrictive Covenants). Any changes or amendments of this Agreement can be made only in a writing signed by the Parties.

13. Governing Law Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, interpreted, and enforced in accordance with the laws of the State of Texas (without regard to any choice of law principles which might otherwise require the application of the law of another jurisdiction). The parties hereby agree that any action brought with respect to this Agreement and the transactions contemplated hereunder, including, but not limited, to any action for injunctive relief for the breach or threatened breach of any covenant under Section 8 of this Agreement (including the Restrictive Covenants), shall be brought in state or federal court in Harris County, Texas, and further that such venue shall be the exclusive venue for resolving any such disputes. The parties consent to personal jurisdiction in state or federal court in Harris County, Texas, and further waive any objection they may have as to such venue. By execution of this Agreement, the parties are waiving any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

TIDEWATER INC. /s/ John T. Rynd
By: John T. Rynd
Title: President, Chief Executive Officer, and Director
/s/ Quinn P. Fanning EMPLOYEE
Quinn P. Fanning
DATE December 28, 2018

[Signature Page to Fanning Separation Agreement]

Exhibit 10.5

EXECUTION VERSION

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), effective as of December 28, 2018 (the “Effective Date”), is by and between Tidewater Inc. (“Tidewater” and, together with its subsidiaries, the “Company”) and Samuel Rubio (“Executive”).

WHEREAS, Executive served as the Senior Vice President and Chief Financial Officer of GulfMark Offshore, Inc. (“GulfMark”) until November 15, 2018, when the corporate existence of GulfMark ceased as a result of the previously-announced business combination between Tidewater and GulfMark (the “Business Combination”), which was effected through a two-step reverse merger pursuant to which (i) Gorgon Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Tidewater merged in with and into GulfMark, with GulfMark continuing as the surviving corporation and a wholly-owned subsidiary of Tidewater and then, immediately afterwards, (ii) GulfMark merged with and into Gorgon NewCo, LLC, a wholly-owned subsidiary of Tidewater (“Gorgon”), with Gorgon continuing as the surviving entity and a wholly-owned subsidiary of Tidewater;

WHEREAS, the Tidewater and the Executive have agreed that, effective as of the Effective Date, the Executive will become Vice President, Chief Accounting Officer, and Controller of Tidewater; and

WHEREAS, GulfMark and Executive were parties to that certain Employment Agreement, dated April 19, 2018 (the “GLF Agreement”), which governed the Executive’s employment with GulfMark and its successors immediately prior to the Effective Date, and Tidewater and the Executive desire to amend and restate the GLF Agreement in order to memorialize in writing the terms and conditions of their understandings and agreements regarding the Executive’s employment with the Company as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, Tidewater hereby agrees to continue to employ Executive and Executive hereby accepts such continued employment upon the terms and conditions set forth in this Agreement:

1. Employment Period.

(a) Subject to Section 4, Tidewater hereby agrees to employ Executive, and Executive hereby agrees to be employed by Tidewater, in accordance with the terms and provisions of this Agreement, for the period commencing as of the Effective Date and ending on the third anniversary of the Effective Date or such later date as mutually agreed by the parties in writing (such period, as it may be extended or truncated under the terms of this Agreement, the “Employment Period”). Following the termination of this Agreement, the Employee may remain employed-at-will with the Company.

(b) During the Employment Period, Executive shall serve as the Vice President, Chief Accounting Officer, and Controller of Tidewater and, in so doing, shall report to the Chief Financial Officer of Tidewater (the “CFO”). Executive shall have such powers and duties (including, but not limited to, holding officer positions with Tidewater and one or more of its subsidiaries) as may from time to time be prescribed by the CFO.

(c) During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of his business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder or by the CFO hereafter, to use Executive’s reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees, provided that service on any corporate board or committee shall be subject to the prior approval of the board of directors of Tidewater (the “Board”), (ii) deliver lectures or fulfill speaking engagements, and (iii) manage personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities hereunder.

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(d) The parties expressly acknowledge that any performance of Executive’s responsibilities hereunder shall necessitate, and the Company shall provide, access to or the disclosure of Confidential Information (as defined in Section 6(a) below) to Executive, and that Executive’s responsibilities shall include the development of the Company’s goodwill through Executive’s contacts with the Company’s customers and suppliers.

2. Compensation.

(a) Base Salary. Tidewater shall pay Executive an annual base salary (“Base Salary”) at the rate of $230,000 during the Employment Period. The Board may at its discretion elect to increase Executive’s Base Salary at any time if it deems an increase is warranted. Subject to Section 4(c)(ii) hereof, during the Employment Period, the Board may not decrease Executive’s annual Base Salary without his prior written approval. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company, but in no event shall the Base Salary be paid to Executive less frequently than monthly. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as it may be so adjusted from time to time.

(b) Annual Bonus. With respect to each calendar year during the Employment Period, beginning with 2019, Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) in an amount to be determined by the Compensation Committee of the Board (“Committee”) based on performance goals established by the Committee, with Executive being eligible to earn a target bonus equal to no less than 70% of his Base Salary. Any Annual Bonus earned with regard to a particular calendar year shall be paid to Executive no later than March 15 of the following calendar year, subject to Executive’s continued employment with the Company on the actual date of payment.

(c) Additional Consideration. In consideration of Executive entering into this Agreement and as an inducement to join the Company, Tidewater agrees to provide the following additional compensation and benefits (together, the “Additional Consideration”):

(i) The parties agree and acknowledge that, as of the Effective Date, the Executive holds 10,431 unvested time-based restricted stock units (the “Converted RSUs”), each of which represents the right to receive one share of Tidewater common stock, par value $0.001 per share (the “Common Stock”). The Converted RSUs, originally granted to Executive by GulfMark, were converted and assumed by Tidewater in the Business Combination and are subject to the terms and conditions of the Legacy GLF Management Incentive Plan (as adopted by Tidewater following the Business Combination, the “Legacy GLF Plan”) and the applicable award agreement. In consideration of Executive entering into this Agreement, all Converted RSUs shall accelerate and vest in full automatically on the Effective Date.

(ii) On the Effective Date, the Committee shall grant to the Executive two equity grants: (1) a grant of 10,000 time-based restricted stock units (the “First Grant”) and (2) a grant of time-based restricted stock units with a grant date fair value of $360,950, with the number of restricted stock units granted determined by dividing by the closing price of a share of Common Stock on the Effective Date, rounded up to the next whole share (the “Second Grant” and, together with the First Grant, the “LTI Grants”). Both LTI Grants shall be granted under the Legacy GLF Plan and the Company’s standard form of award agreement, and each LTI Grant shall vest in three equal installments on the first three anniversaries of the Effective Date, subject to the Executive’s continued employment through the applicable vesting date (except as provided in the award agreement or Section 4).

(iii) The Company shall pay the Executive a lump sum cash signing bonus of $68,750 (the “Signing Bonus”) within ten (10) days following the Effective Date.

3. Employee Benefits.

(a) During the Employment Period, the Company shall provide Executive with coverage under all employee pension and welfare benefit programs, plans and practices, which Tidewater makes available to its officers (including, but not limited to, participation in health, dental, group life, disability, retirement and all other plans and fringe benefits to the extent generally provided to such officers), commensurate with his position in the Company, to the extent permitted under the employee benefit plan or program, and in accordance with the terms of the program and/or plan.

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(b) Executive shall be entitled to vacation time in accordance with the Company’s vacation policy, as in effect from time to time.

(c) Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and promoting the business of the Company, including, but not limited to, reasonable expenses for travel, lodgings, entertainment and similar items related to such duties and responsibilities, in each case in accordance with applicable Company policies. The Company will promptly reimburse Executive for all such expenses upon presentation by Executive of appropriately itemized and approved accounts of such expenditures, in accordance with the Company’s expense reimbursement policy; provided, however, that in no event shall the expense reimbursement be made after the last day of the taxable year following the year in which the expense was incurred by Executive, although in the event that the reimbursement would constitute taxable income to Executive, such reimbursements will be paid no later than March 15th of the calendar year following the calendar year in which the expense was incurred. No reimbursement or expenses eligible for reimbursement in any taxable year shall affect the expenses eligible for reimbursement in any other taxable year, nor may the right to receive a reimbursement of expenses be subject to liquidation or exchanged for another benefit.

4. Termination of Employment.

(a) Accrued Obligations. Unless otherwise specified in a separate provision of this Section 4, either party may terminate this Agreement and Executive’s employment for any reason during the Employment Period after providing thirty (30) days written notice to the non-terminating party. Upon termination of the Executive’s employment for any reason during the Employment Period, then, in addition to any amounts due to Executive pursuant to another subsection of this Section 4 and any other amounts or benefits to which Executive may be entitled under a separate plan, policy or program maintained by the Company, Tidewater shall pay Executive, within ten (10) business days after the Date of Termination (as defined below), (i) all accrued but unpaid Base Salary, (ii) a prorated amount of Executive’s Base Salary for accrued but unused vacation days, and (iii) yet unpaid reimbursements for any reasonable and necessary business expenses incurred by Executive prior to the Date of Termination in connection with his duties hereunder (such amounts collectively, the “Accrued Obligations”).

(b) Termination by Company. During the Employment Period, Tidewater may terminate this Agreement and Executive’s employment with or without Cause (as defined below). Upon such termination, Executive shall be entitled to receive the (1) Accrued Obligations, which amount shall be paid within ten (10) business days after the Date of Termination and (2) any other amounts or benefits to which Executive may be entitled under a separate plan, policy or program maintained by the Company. In addition to the foregoing, if such termination was without Cause, any outstanding but unvested portion of the Second Grant shall vest immediately as of the Date of Termination. For purposes of this Agreement, “Cause” means any of the following:

(i) Executive’s commission of theft, embezzlement, any other act of dishonesty relating to his employment or service, or any willful violation of any law, rules or regulation applicable to the Company, including, but not limited to, those laws, rules or regulations established by the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Executive or the Company; or

(ii) Executive’s conviction of, or Executive’s plea of guilty or nolo contendere to, any felony or of any other crime involving fraud, dishonesty or moral turpitude; or

(iii) A determination by the Board that Executive has materially breached this Agreement (other than during any period of Disability, as defined below) where such breach is not remedied within ten (10) business days after written demand by the Board for substantial performance is received by Executive which identifies the manner in which the Board believes Executive has so breached this Agreement; or

(iv) Executive’s willful failure to perform the reasonable and customary duties of his position with the Company, which failure is not remedied within ten (10) business days after written demand by the Board for substantial performance is received by Executive which specifically identifies the nature of such failure.

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(c) Termination by Executive. During the Employment Period, the Executive may terminate this Agreement and his employment with or without Good Reason (as defined below). Upon such termination, Executive shall be entitled to receive the (1) Accrued Obligations, which amount shall be paid within ten (10) business days after the Date of Termination and (2) any other amounts or benefits to which Executive may be entitled under a separate plan, policy or program maintained by the Company. In addition to the foregoing, if such termination was with Good Reason, any outstanding but unvested portion of the Second Grant shall vest immediately as of the Date of Termination. For purposes of this Agreement, “Good Reason” means any of the following that occurs without Executive’s consent:

(i) Any reduction in Executive’s Base Salary, other than an across the board reduction of less than 10% of Executive’s Base Salary; or

(ii) Relocation of Executive’s principal place of business to a location fifty (50) or more miles from its location as of the Effective Date; or

(iii) A material breach by Tidewater of this Agreement, which materially and adversely affects Executive; or

(iv) Tidewater’s failure to make any material payment to Executive required to be made under the terms of this Agreement;

provided, however, that Executive’s termination shall not be considered to be with Good Reason unless (y) Executive provides at least thirty (30) days’ written notice to Tidewater of the condition constituting Good Reason (which notice must be given within ninety (90) days after the occurrence of such condition and describe condition in reasonable detail) and (z) such condition is not cured by the Company within thirty (30) days after Tidewater receives such written notice.

(d) Termination due to Disability. Tidewater may terminate this Agreement at any time if Executive shall be deemed in the reasonable judgment of the Board to have sustained a Disability. Executive shall be deemed to have sustained a “Disability” if he shall have been unable to substantially perform his duties as an employee of Tidewater as a result of sickness or injury, and shall have remained unable to perform any such duties for a period of more than one-hundred eighty (180) consecutive days in any twelve (12) month period. Upon termination of this Agreement for Disability, Executive shall only be entitled to (i) Accrued Obligations, which amount shall be paid within ten (10) business days after the Date of Termination, (ii) accelerated vesting, as of the Date of Termination, of any outstanding but unvested portion of the LTI Grants, and (iii) any other amounts or benefits to which Executive may be entitled under a separate plan, policy or program maintained by the Company.

(e) Termination by Death. This Agreement will terminate automatically upon Executive’s death. Upon termination of this Agreement due to Executive’s death, Tidewater shall pay or provide Executive’s estate with the following: (i) Accrued Obligations, which amount shall be paid within ten (10) business days after the Date of Termination, (ii) accelerated vesting, as of the Date of Termination, of any outstanding but unvested portion of the LTI Grants, and (iii) any other amounts or benefits to which Executive may be entitled under a separate plan, policy or program maintained by the Company.

(f) Date of Termination. As used in this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated as a result of a Disability or by Tidewater for Cause or without Cause, then the date specified in a notice delivered to Executive by Tidewater of such termination, (iii) if Executive’s employment is terminated by Executive for Good Reason, then the date specified in the notice of such termination delivered to Tidewater by Executive, and (iv) if Executive’s employment is terminated for any other reason, the date specified therefore in the notice of such termination. The Employment Period will terminate upon any termination of Executive’s employment pursuant to this Section 4.

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5. Release and Continued Compliance.

Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any payments or benefits under this Agreement (other than the Accrued Obligations), including, without limitation, any accelerated vesting of the LTI Grants in connection with any applicable termination scenario, Executive agrees to execute a separation and release agreement in a form specified by Tidewater, containing a waiver of all claims against the Company (the “Release”), within the forty-five (45) day period immediately following the Date of Termination, and subsequently not revoke the Release during any period for revocation contained therein. All revocation rights and timing restrictions shall be set forth in such Release. If Executive fails to execute and deliver the Release, or revokes the Release, Executive agrees that he shall not be entitled to receive any payments or benefits under this Agreement (other than the Accrued Obligations), including, without limitation, any accelerated vesting of the LTI Grants in connection with any applicable termination scenario. For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by his legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of his death. Executive’s receipt of any payments or benefits under this Agreement (other than the Accrued Obligations), including, without limitation, any accelerated vesting of the LTI Grants in connection with any applicable termination scenario, will also be subject to Executive’s continued compliance with Sections 6, 7 and 12 hereof.

6. Nondisclosure.

(a) It is understood that Executive during his tenure with the Company has received and will continue to receive access to some or all of the Company’s various trade secrets and confidential or proprietary information, including, but not limited to, information he has not received before, consisting of, but not limited to, information relating to (i) business operations and methods, (ii) existing and proposed investments and investment strategies, (iii) financial performance, (iv) compensation arrangements and amounts (whether relating to the Company or to any of its employees), (v) contractual relationships, (vi) business partners and relationships, and (vii) marketing strategies (all of the forgoing, “Confidential Information”). Confidential Information shall not include information that (A) becomes generally available to the public by means other than Executive’s breach of this Section 6 (for example, not as a result of Executive’s unauthorized release of marketing materials), (B) is in Executive’s possession, or becomes available to Executive, on a non-confidential basis, from a source other than the Company or (C) Executive is required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of this clause (C), Executive gives the Company, to the extent permitted by law, reasonable notice prior to the disclosure of the Confidential Information and the reasons and circumstances surrounding such disclosure to provide the Company an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

(b) Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company during and after Executive’s employment with the Company. Executive further agrees that Executive shall not, except for the benefit of the Company pursuant to the proper exercise of his duties in accordance with this Agreement or with the prior written consent of the Board, use or disclose to any third party any of the Confidential Information described herein, directly or indirectly, either during Executive’s employment with the Company or at any time following the termination of Executive’s employment with the Company.

(c) Upon termination of this Agreement, Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (together with all copies thereof in any physical or electronic medium) in Executive’s possession, custody or control, whether prepared by Executive or others, shall remain with or be returned to the Company as soon as practicable after the Date of Termination. Executive agrees to provide the Company with access to Executive’s personally-owned computer, server, e-mail system, mobile phone, portable electronic and other electronic devices for the purpose of verifying that Executive has complied with this Section 6(c).

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(d) Nothing in this Agreement will preclude, prohibit or restrict Executive from (i) communicating with, any federal, state or local administrative or regulatory agency or authority, including, but not limited to, the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority. Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, Executive from (A) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (B) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit Executive’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. Executive does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order. The foregoing provisions regarding protected disclosures are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Section 6(d) shall be deemed to be amended to reflect the same.

7. Non-Competition, Non-solicitation, Non-Disparagement.

(a) As part of the consideration for the compensation and benefits to be paid to Executive hereunder, to protect Confidential Information of the Company and its customers and clients that have been and will be entrusted to Executive, the business goodwill of the Company and its subsidiaries that will be developed in and through Executive and the business opportunities that will be disclosed or entrusted to Executive by the Company and its subsidiaries, and as an additional incentive for the Company to enter into this Agreement, from the date hereof through the first anniversary of the Date of Termination (the “Restricted Period”), Executive will not (other than for the benefit of the Company pursuant to the proper exercise of his duties in accordance with this Agreement), directly or indirectly:

(i) engage in, or carry on or assist, individually or as a principal, owner, officer, director, employee, shareholder, consultant, contractor, partner, member, joint venturer, agent, equity owner or in any other capacity whatsoever, any (A) business competitive with any business in which the Company is engaged from time to time (a “Competing Business”) or (B) Business Enterprise (as defined below) that is otherwise competitive with the Company within the states in which the Company conducts business;

(ii) perform for any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity (a “Business Enterprise”) engaged in any Competing Business any duty Executive has performed for the Company that involved Executive’s access to, or knowledge or application of, Confidential Information;

(iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company; or

(iv) solicit with the purpose of hiring or retaining, or hire or retain, any person who is or, within one hundred eighty (180) days after such person ceased to be an employee, consultant or independent contractor of the Company, was an employee, consultant or independent contractor of the Company.

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(b) Notwithstanding the foregoing restrictions of this Section 7, nothing in this Section 7 shall prohibit any investment by Executive, directly or indirectly, in publicly-traded securities which are issued by a Business Enterprise involved in or conducting a Competing Business, provided that Executive (i) in the aggregate directly and indirectly, does not own more than five percent (5%) of the outstanding equity or voting securities of such Business Enterprise and (ii) does not have the right through the ownership of a voting interest or otherwise, to direct the activities of or associated with the business of such Business Enterprise.

(c) Executive acknowledges that each of the covenants contained in Sections 6 and 7(a) are in addition to, and shall not be construed as a limitation upon, any other covenant provided in Section 7(a). Executive agrees that the geographic boundaries, scope of prohibited activities, and time duration of each of the covenants set forth in Sections 6 and 7(a) are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company’s proprietary information and Confidential Information, and its plans and services, and to protect the other legitimate business interests of the Company, including without limitation the goodwill developed by Executive with the Company’s customers, suppliers, licensees and business relations.

(d) If, during any portion of the Restricted Period, Executive is not in compliance with the terms of Section 7(a), the Company shall be entitled to, among other remedies (and not in limitation of any other such remedies), compliance by Executive with the terms of Section 7(a) for an additional period of time (i.e., in addition to the Restricted Period) that shall equal the period(s) over which such noncompliance occurred.

(e) The parties hereto intend that the covenants contained in Section 7(a) be construed as a series of separate covenants, one for each defined province in each geographic area in which Executive on behalf of the Company conducts business. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the applicable covenant contained in Section 7(a). Furthermore, each of the covenants in Section 7 shall be deemed a separate and independent covenant, each being enforceable irrespective of the enforceability (with or without reformation) of the other covenants contained in Section 7(a).

(f) Further, at no time during or after the Employment Period will Executive utter, issue or circulate publicly any false or disparaging statements, remarks or rumors about Tidewater, any of its subsidiaries, and/or any of Tidewater’s or any of its subsidiaries’ respective businesses, or any of their respective officers, employees or directors. Nothing in this Section 7(f) shall prohibit Executive from providing truthful and accurate facts where he is required to do so by law.

8. Notices.

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient:

To Tidewater or the Company: Board of Directors Tidewater Inc. 6002 Rogerdale Road Suite 600 Houston, TX 7702477072	To Executive: At the most recent address on file with the Company

Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, and in the case overnight delivery service, on the date of actual delivery.

9. Severability and Reformation.

If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

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10. Assignment.

This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of Tidewater, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive without the express written consent of Tidewater (except in the case of death by will or by operation of the laws of intestate succession) or by Tidewater, except that Tidewater may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock assets or businesses of Tidewater.

11. Amendment.

This Agreement may be amended only by writing signed by both Executive and by a duly authorized representative of Tidewater (other than Executive).

12. Assistance in Litigation.

Executive shall reasonably cooperate with the Company and its agents in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company or with respect to which Executive has any knowledge. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company. Executive also shall cooperate fully with the Company in connection with any investigation or review by any Federal, state, or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired while Executive was employed by the Company or with respect to which Executive has any knowledge.

13. Beneficiaries; References.

Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

14. Use of Name, Likeness and Biography.

The Company shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, likeness and biographical material of Executive to advertise, publicize and promote the business of the Company and its affiliates. This right shall terminate upon the termination of this Agreement. A “likeness” and “biographical material” shall be, respectively, any photograph or other depiction of Executive, or any biographical information or life story concerning the professional career of Executive.

15. Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

16. Entire Agreement.

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement (including, but not limited to, the Prior Agreement) or understanding, written or oral, between the Executive and any of GulfMark, its successors, the Company or any affiliate of the foregoing with respect to such subject matter. Without limiting the foregoing, Executive (a) acknowledges and agrees that

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GulfMark and/or the Company have satisfied all obligations that they have owed, and that they ever could have owed, under the Prior Agreement and (b) represents and warrants that, except as specifically referenced in this Agreement, the Executive has no further rights or claims under the Prior Agreement or any other employment-related agreements with GulfMark, its successors, the Company, or any affiliate of the foregoing including, but not limited to, any claims of having been constructively terminated or having cause to terminate employment for “Good Reason” and receive additional compensation. Each subsidiary of Tidewater is an intended third-party beneficiary of this Agreement and may enforce its rights hereunder as though it were a party hereto.

17. Withholding.

The Company shall be entitled to withhold from payment to Executive of any amount of withholding required by law.

18. Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

19. Remedies.

The parties recognize and affirm that in the event of a breach of Sections 6 or 7, money damages would be inadequate and Tidewater would not have an adequate remedy at law. Accordingly, the parties agree that in the event of a breach or a threatened breach of Sections 6 or 7, Tidewater may, in addition and supplementary to other rights and remedies existing in its favor, obtain from any court of law or equity of competent jurisdiction specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, Executive agrees that in the event a court of competent jurisdiction or an arbitrator finds that Executive violated Section 6 or 7, the time periods set forth in those Sections shall be tolled until such breach or violation has been cured. Executive further agrees that Tidewater shall have the right to offset the amount of any damages resulting from a breach by Executive of Section 6 or 7 against any payments due to Executive under this Agreement (or otherwise from the Company). The parties agree that if one of the parties is found to have breached this Agreement by a court of competent jurisdiction or arbitrator, the breaching party will be required to pay the non-breaching party’s attorneys’ fees reasonably incurred in prosecuting the non-breaching party’s claim of breach.

20. Non-Waiver.

The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by Tidewater (other than Executive) and Executive.

21. Announcement.

The Company shall have the right to make public announcements concerning the execution of this Agreement and the terms contained herein, and to publicly disclose this Agreement and its terms, at the Company’s discretion.

22. Construction.

The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive. Unless otherwise specified, all references to a “Section” shall be deemed to refer to a Section of this Agreement.

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23. Right to Insure.

The Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance. Executive shall assist the Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

24. No Inconsistent Obligations.

Executive represents and warrants that he has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with his undertaking or continuing employment with the Company to perform the duties described herein. Executive will not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of others. Executive represents and warrants that he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.

25. Binding Agreement.

This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company, its successors and assigns.

26. Voluntary Agreement.

Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Companies, their affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning any tax consequences (including, but not limited to, state or Federal tax consequences) to Executive regarding the transactions contemplated by this Agreement.

27. Section 409A of the Code.

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), or to be treated as exempt therefrom, and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as any other compensation that is otherwise exempt from Section 409A shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of Executive’s employment that are deemed to constitute non-qualified deferred compensation subject to Section 409A shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six (6) months after the Date of Termination of Executive’s employment hereunder (such applicable date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Executive in connection with the Agreement (including, but not limited to, any taxes, penalties and interest under Section 409A), and neither the Company, nor any of its affiliates, shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all taxes, penalties or interest.

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28. Excise Tax. (a) Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by Executive (including, but not limited to, any payment or benefit received in connection with a change in control of Tidewater or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.

(c) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the change in control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, but no limited to, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations required by this Section 28 will be at the expense of the Company.

29. Indemnification.

Tidewater will defend and indemnify Executive as required by Tidewater’s Bylaws and Certificate of Incorporation, to the maximum extent permitted by applicable law. During the Employment Period and thereafter (with respect to events occurring during the Employment Period), Tidewater will maintain and provide Executive with coverage under its directors’ and officers’ liability policy to the same extent that it provides such coverage to its other officers and directors generally.

11

EXECUTION VERSION

30. Survival.

The provisions and obligations of this Agreement which, by their nature, require or contemplate full or partial performance after the termination or expiration of this Agreement or Executive’s employment with the Company (including, without limitation, Sections 4-7, 12, 19, 29 and 31) shall survive termination of Executive’s employment or this Agreement.

31. Clawback.

Notwithstanding any other provisions in this Agreement to the contrary, any compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). In no event will any such deduction or clawback be deemed to constitute or contribute to Good Reason.

(Signature Page to Follow)

12

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective dates below, effective as of the Effective Date.

TIDEWATER INC.

By:	/s/ John T. Rynd
John T. Rynd

President, Chief Executive Officer and Director

Date: December 28, 2018

EXECUTIVE

/s/ Samuel Rubio
Samuel Rubio

Date: December 28, 2018

13

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2018

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6002 Rogerdale Road, Suite 600 Houston, Texas		77072
(Address of principal executive offices)		(Zip Code)

(713) 470-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

Tidewater Inc. (“Tidewater”) filed a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) on November 16, 2018 (the “Original Report”) to report, among other things, under Item 2.01 thereof the completion of Tidewater’s previously-announced business combination with GulfMark Offshore, Inc. (“GulfMark”), effective as of November 15, 2018. This Form 8-K/A amends and supplements Item 9.01 of the Original Report to include the historical financial statements and pro forma financial information required by Item 9.01(a) and (b) of Form 8-K, respectively. Such financial information was excluded from the Original Report in reliance on Items 9.01(a)(4) and 9.01(b)(2) of Form 8-K. This Form 8-K/A should be read in conjunction with the Original Report and makes no other amendments to the Original Report.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

The audited consolidated financial statements of GulfMark for the year ended December 31, 2017 and accompanying notes are included in Exhibit 99.2 hereto and incorporated herein by reference.

The unaudited condensed consolidated financial statements of GulfMark for the three and nine months ended September 30, 2018 and September 30, 2017 and accompanying notes are included in Exhibit 99.3 hereto and incorporated herein by reference.

(b)	Pro forma financial information.

The unaudited pro forma condensed combined consolidated financial statements of Tidewater, as adjusted for the business combination with GulfMark, for the year ended December 31, 2017 and for the nine months ended September 30, 2018, including the notes related thereto, are included in Exhibit 99.4 hereto and incorporated herein by reference.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 15, 2018, by and between Tidewater Inc. and GulfMark Offshore, Inc. (incorporated by reference herein to Exhibit 2.1 to Tidewater’s Form 8-K filed on July 16, 2018, File No. 1-6311).*

3.1	Second Amended and Restated By-laws of Tidewater Inc., effective November 15, 2018 (incorporated by reference herein to Exhibit 3.2 to Tidewater’s Registration Statement on Form 8-A filed on November 15, 2018, File No. 1-6311).*

4.1	Noteholder Warrant Agreement, dated as of November 14, 2017, between GulfMark Offshore, Inc. and American Stock Transfer & Trust Company, LLC, as warrant agent (incorporated by reference herein to Exhibit 4.1 to Tidewater’s Form 8-K filed on November 16, 2018, File No. 1-6311).*

4.2	Assignment, Assumption and Amendment Agreement – Jones Act Warrants, dated as of and effective November 15, 2018, by and among GulfMark Offshore, Inc., Tidewater Inc. and American Stock Transfer & Trust Company, LLC, as warrant agent (incorporated by reference herein to Exhibit 4.2 to Tidewater’s Form 8-K filed on November 16, 2018, File No. 1-6311).*

2

4.3	Equity Warrant Agreement, dated as of November 14, 2017, between GulfMark Offshore, Inc. and American Stock Transfer & Trust Company, LLC, as warrant agent (incorporated by reference herein to Exhibit 4.1 to Tidewater’s Registration Statement on Form 8-A filed on November 15, 2018, File No. 1-6311).*

4.4	Assignment, Assumption and Amendment Agreement – Equity Warrants, dated as of and effective November 15, 2018, by and among GulfMark Offshore, Inc., Tidewater Inc. and American Stock Transfer & Trust Company, LLC, as warrant agent (incorporated by reference herein to Exhibit 4.2 to Tidewater’s Registration Statement on Form 8-A filed on November 15, 2018, File No. 1-6311).*

10.1	Legacy GLF Management Incentive Plan (incorporated by reference herein to Exhibit 10.1 to Tidewater’s Registration Statement on Form S-8 filed on November 15, 2018, File No. 333-228401).*

23.1	Consent of KPMG LLP

99.1	Press Release dated November 15, 2018, announcing completion of the Business Combination (incorporated by reference herein to Exhibit 99.1 to Tidewater’s Form 8-K filed on November 16, 2018, File No. 1-6311).*

99.2	Audited Consolidated Financial Statements and Related Notes of GulfMark Offshore, Inc. for the Year Ended December 31, 2017.

99.3	Unaudited Condensed Consolidated Financial Statements and Related Notes of GulfMark Offshore, Inc. for the Three and Nine Months Ended September 30, 2018 and September 30, 2017.

99.4	Unaudited Pro Forma Condensed Combined Consolidated Financial Statements and Related Notes of Tidewater Inc., as adjusted for the business combination with GulfMark Offshore, Inc., for the Year Ended December 31, 2017 and for the Nine Months Ended September 30, 2018.

*	Previously filed.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEWATER INC.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President, General Counsel and Secretary

Date: December 21, 2018

4

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tidewater Inc.:

We consent to the incorporation by reference, in the registration statement (No. 333-228029) on Form S-1 and the registration statements (No. 333-219793, No. 333-228401, and No. 333-227111) on Form S-8 of Tidewater Inc., of our report dated April 2, 2018, with respect to the consolidated balance sheets of GulfMark Offshore, Inc. and consolidated subsidiaries as of December 31, 2017 (Successor) and December 31, 2016 (Predecessor), and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the periods of November 15, 2017 to December 31, 2017 (Successor), January 1, 2017 to November 14, 2017 (Predecessor), and for the years ended December 31, 2016 and 2015 (Predecessor), and the related notes (the “consolidated financial statements”) which report appears in the Form 8-K of Tidewater Inc. dated December 21, 2018.

Our report on the consolidated financial statements refers to a change in the basis of presentation for GulfMark Offshore, Inc.’s emergence from bankruptcy.

/s/ KPMG LLP

Houston, Texas

December 21, 2018

Exhibit 99.2

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

GulfMark Offshore, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of GulfMark Offshore, Inc. and consolidated subsidiaries (the Company) as of December 31, 2017 (Successor) and 2016 (Predecessor), the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the periods of November 15, 2017 to December 31, 2017 (Successor), January 1, 2017 to November 14, 2017 (Predecessor), and for the years ended December 31, 2016 and 2015 (Predecessor), and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 (Successor) and 2016 (Predecessor), and the results of its operations and its cash flows for the periods of November 15, 2017 to December 31, 2017 (Successor), January 1, 2017 to November 14, 2017 (Predecessor) and for the years ended December 31, 2016 and 2015 (Predecessor), in conformity with U.S. generally accepted accounting principles.

New Basis of Presentation

As discussed in Note 1 to the consolidated financial statements, on October 4, 2017, the United States Bankruptcy Court in the District of Delaware entered an order confirming the Company’s plan for reorganization under Chapter 11 of the Bankruptcy Code, which became effective on November 14, 2017. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with Accounting Standards Codification 852-10, Reorganizations, for the Successor as a new entity with assets, liabilities and a capital structure having carrying amounts not comparable with prior periods as described in Note 2.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2011.

/s/ KPMG LLP

Houston, Texas

April 2, 2018

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	Successor	Predecessor
	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$64,613	$8,822
Trade accounts receivable, net of allowance for doubtful accounts of $3,470 and $2,482, respectively	20,378	22,043
Other accounts receivable	7,471	7,650
Inventory	1,323	7,465
Prepaid expenses	4,319	3,799
Other current assets	5,416	1,813

Total current assets	103,520	51,592

Vessels, equipment, and other fixed assets at cost, net of accumulated depreciation and amortization of $4,392 and $468,817, respectively	363,845	970,522
Construction in progress	283	24,698
Deferred costs and other assets	4,307	5,713

Total assets	$471,955	$1,052,525

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$483,326
Accounts payable	12,770	11,666
Income and other taxes payable	1,540	3,678
Accrued personnel costs	5,040	9,109
Accrued interest expense	451	8,163
Accrued restructuring charges	7,458	—
Accrued professional fees	1,825	5,791
Other accrued liabilities	3,406	3,514

Total current liabilities	32,490	525,247

Long-term debt	92,365	—
Long-term income taxes:
Deferred income tax liabilities	2,992	56,716
Other income taxes payable	18,374	17,768
Other liabilities	1,244	3,173
Stockholders’ equity:
Successor:
Preferred stock, $0.01 par value; 5,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 25,000 shares authorized; 7,043 shares issued and 7,042 outstanding	70	—
Additional paid-in capital	317,932	—
Retained earnings	3,511	—
Accumulated other comprehensive income	2,977	—
Treasury stock	(70)	—
Deferred compensation	70	—
Predecessor:
Preferred stock, $0.01 par value; 2,000 shares authorized; no shares issued	—	—
Class A Common stock, $0.01 par value; 60,000 shares authorized; 29,104 shares issued and 27,122 outstanding; Class B Common Stock $.01 par value; 60,000 shares authorized; no shares issued	—	278
Additional paid-in capital	—	411,983
Retained earnings	—	241,207
Accumulated other comprehensive loss	—	(148,402)
Treasury stock, at cost	—	(64,580)
Deferred compensation	—	9,135

Total stockholders’ equity	324,490	449,621

Total liabilities and stockholders’ equity	$471,955	$1,052,525

The accompanying notes are an integral part of these consolidated financial statements.

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Successor	Predecessor
	Period from November 15, 2017	Period from January 1, 2017
	Through December 31, 2017	Through November 14, 2017	Year Ended December 31,
			2016	2015
Revenue	$13,593	$88,229	$123,719	$274,806

Costs and expenses:
Direct operating expenses	9,859	69,821	83,165	169,837
Drydock expenses	—	5,432	4,662	15,387
General and administrative expenses	3,407	32,369	37,663	47,280
Pre-petition restructuring charges	1	17,861	—	—
Depreciation and amortization	4,425	47,721	58,182	72,591
Impairment charges	—	—	162,808	152,103
Loss on sale of assets and other	—	5,207	8,564	1,160

Total costs and expenses	17,692	178,411	355,044	458,358

Operating loss	(4,099)	(90,182)	(231,325)	(183,552)

Other income (expense):
Interest expense	(1,343)	(28,815)	(33,486)	(36,946)
Interest income	57	26	133	260
Gain on extinguishment of debt	—	—	35,912	458
Reorganization items	(969)	(319,922)	—	—
Other financing costs	—	—	(11,287)	—
Foreign currency loss and other	(439)	(270)	(2,384)	(1,088)

Total other expense	(2,694)	(348,981)	(11,112)	(37,316)

Loss before income taxes	(6,793)	(439,163)	(242,437)	(220,868)
Income tax benefit	10,304	38,244	39,458	5,633

Net income (loss)	$3,511	$(400,919)	$(202,979)	$(215,235)

Earnings (loss) per share:
Basic	$0.35	$(15.47)	$(8.09)	$(8.70)
Diluted	$0.35	$(15.47)	$(8.09)	$(8.70)
Weighted average shares outstanding:
Basic	9,998	25,917	25,094	24,729

Diluted	9,998	25,917	25,094	24,729

The accompanying notes are an integral part of these consolidated financial statements.

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Successor	Predecessor
	Period from November 15	Period from January 1
	Through December 31, 2017	Through November 14, 2017	Year Ended December 31,
			2016	2015
		(In thousands)
Net income (loss)	$3,511	$(400,919)	$(202,979)	$(215,235)
Comprehensive income:
Foreign currency and other gain (loss)	2,977	29,301	(52,168)	(65,569)

Total comprehensive income (loss)	$6,488	$(371,618)	$(255,147)	$(280,804)

The accompanying notes are an integral part of these consolidated financial statements.

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock at $0.01 Par Value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Treasury Stock		Deferred Compensation	Total Stockholders’ Equity
					Shares	Share Value
Predecessor
Balance at December 31, 2014	$271	$410,641	$659,403	$(30,665)	(2,484)	$(78,441)	$7,544	$968,753
Net loss	—	—	(215,235)	—	—	—	—	(215,235)
Issuance of common stock	3	9,890	—	—	—	—	—	9,893
Deferred compensation plan	—	(3,242)	—	—	(104)	(1,176)	1,176	(3,242)
Treasury stock activity (net)	—	—	—	—	45	3,695	—	3,695
Forfeiture of dividends	—	—	13	—	—	—	—	13
Translation adjustment	—	—	—	(65,569)	—	—	—	(65,569)

Balance at December 31, 2015	274	417,289	444,181	(96,234)	(2,543)	(75,922)	8,720	698,308

Net loss	—	—	(202,979)	—	—	—	—	(202,979)
Issuance of common stock	4	6,265	—	—	—	—	—	6,269
Deferred compensation plan	—	(11,571)	—	—	(263)	(415)	415	(11,571)
Treasury stock activity (net)	—	—	—	—	220	11,757	—	11,757
Dividends paid	—	—	5	—	—	—	—	5
Translation adjustment	—	—	—	(52,168)	—	—	—	(52,168)

Balance at December 31, 2016	278	411,983	241,207	(148,402)	(2,586)	(64,580)	9,135	449,621

Net loss	—	—	(400,919)	—	—	—	—	(400,919)
Issuance of common stock	18	3,718	—	—	—	—	—	3,736
Deferred compensation plan	—	(29,685)	—	—	(945)	(193)	193	(29,685)
Treasury stock activity (net)	—	—	—	—	842	29,892	—	29,892
Stock compensation tax adjustment	—	—	5,931	—	—	—	—	5,931
Translation adjustment	—	—	—	29,301	—	—	—	29,301

Balance at November 14, 2017 (Predecessor)	296	386,016	(153,781)	(119,101)	(2,689)	(34,881)	9,328	87,877

Cancellation of Predecessor equity	(296)	(386,016)	153,781	119,101	2,689	34,881	(9,328)	(87,877)

Balance at November 14, 2017 (Predecessor)	$—	$—	$—	$—	—	$—	$—	$—

Successor
Issuance of Successor common stock-
Rights offering	$43	$124,936	$—	$—	—	$—	$—	$124,979
Backstop commitment premium	4	7,496	—	—	—	—	—	7,500
Exchange of claims	23	185,500	—	—	—	—	—	185,523
Net income	—	—	3,511	—	—	—	—	3,511
Deferred compensation plan	—	—	—	—	(2)	(70)	70	—
Translation adjustment	—	—	—	2,977	—	—	—	2,977

Balance at December 31, 2017	$70	$317,932	$3,511	$2,977	(2)	$(70)	$70	$324,490

The accompanying notes are an integral part of these consolidated financial statements.

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	Period from November 15	Period from January 1, 2017
	to December 31, 2017	to November 14, 2017	Year Ended December 31,
			2016	2015
		(In thousands)
Cash flows from operating activities:
Net income (loss)	$3,511	$(400,919)	$(202,979)	$(215,235)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,425	47,721	58,182	72,591
Amortization of deferred financing costs	275	10,314	3,254	2,394
Amortization of stock-based compensation	—	2,805	5,209	6,735
Provision for doubtful accounts receivable, net of write offs	—	879	1,801	(862)
Deferred income tax provision (benefit)	(9,658)	66,004	(38,456)	(3,784)
Loss on sale of assets	—	5,207	8,564	1,160
Impairment charges	—	—	162,808	152,103
Gain on extinguishment of debt	—	—	(35,912)	(458)
Other financing costs	—	—	5,988	—
Foreign currency (gain) loss	392	(428)	1,025	(160)
Reorganization items, net	—	188,286	—	—
Change in operating assets and liabilities —
Accounts receivable	(1,275)	3,205	15,144	47,317
Prepaids and other	714	(3,229)	1,677	214
Accounts payable	424	238	(593)	(8,602)
Other accrued liabilities and other	(8,064)	16,099	(9,051)	(10,056)

Net cash (used in) provided by operating activities	(9,256)	(63,818)	(23,339)	43,357

Cash flows from investing activities:
Purchases of vessels, equipment and other fixed assets	(141)	(24,983)	(16,188)	(35,428)
Release of deposits held in escrow	—	—	—	3,683
Proceeds from disposition of vessels, equipment and other fixed assets	—	3,065	6,529	8,910

Net cash used in investing activities	(141)	(21,918)	(9,659)	(22,835)

Cash flows from financing activities:
Proceeds from debt, net of direct financing cost	—	227,443	—	—
Repayments of debt	—	(187,637)	—	—
Rights offering proceeds	—	124,979	—	—
Repuchase of 6.375% senior notes	—	—	(33,448)	(542)
Repayment of revolving loan facility	—	—	(5,000)	(91,000)
Borrowings under revolving loan facility, net	—	—	65,194	47,000
Debt issuance costs	(862)	(9,398)	(971)	(3,566)
Other financing costs	—	(4,299)	(5,988)	—
Proceeds from issuance of stock	—	—	380	827

Net cash provided by (used in) financing activities	(862)	151,088	20,167	(47,281)

Effect of exchange rate changes on cash	(67)	765	(286)	(2,087)

Net increase (decrease) in cash and cash equivalents	(10,326)	66,117	(13,117)	(28,846)
Cash and cash equivalents at beginning of year	74,939	8,822	21,939	50,785

Cash and cash equivalents at end of year	$64,613	$74,939	$8,822	$21,939

Supplemental cash flow information:
Interest paid, net of interest capitalized	$1	$7,514	$30,820	$29,834

Income taxes paid, net	$—	$1,456	$2,124	$2,048

The accompanying notes are an integral part of these consolidated financial statements.

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

GulfMark Offshore, Inc. and its subsidiaries (collectively referred to as “we”, “us”, “our” or the “Company”) own and operate offshore supply vessels, principally in the North Sea, offshore Southeast Asia and offshore the Americas. The vessels provide transportation of materials, supplies and personnel to and from offshore platforms and drilling rigs. Some of these vessels also perform anchor handling and towing services.

On May 17, 2017, GulfMark Offshore, Inc. filed a voluntary petition, or the Chapter 11 Case, under chapter 11 of title 11 of the United States Code, or the Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware, or the Bankruptcy Court. On October 4, 2017, the Bankruptcy Court entered an order, or the Confirmation Order, approving the Amended Chapter 11 Plan of Reorganization, as confirmed, or the Plan. On November 14, 2017, or the Effective Date, the Plan became effective pursuant to its terms and we emerged from the Chapter 11 Case. For a more detailed discussion of our bankruptcy proceedings and our emergence from bankruptcy, see Note 2.

On the Effective Date, we adopted and applied the relevant guidance with respect to the accounting and financial reporting for entities that have emerged from bankruptcy proceedings, or Fresh Start Accounting. Under Fresh Start Accounting, our balance sheet on the Effective Date reflects all of our assets and liabilities at their fair values. Our emergence and the adoption of Fresh Start Accounting resulted in a new reporting entity, or the Successor, for financial reporting purposes. To facilitate our discussion and analysis of our vessels, financial condition and results of operations herein, we refer to the reorganized company as the Successor for periods subsequent to November 14, 2017 and the Predecessor for periods prior to November 15, 2017. For a more detailed discussion, including the disclosure of our final Predecessor balance sheet as of November 14, 2017 and our beginning Successor balance sheet as of November 15, 2017, see Note 2.

Principles of Consolidation

Our consolidated financial statements include our accounts and those of our majority-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The accompanying consolidated financial statements include significant estimates for allowance for doubtful accounts receivable, depreciable lives of vessels and equipment, income taxes and commitments and contingencies. While we believe current estimates are reasonable and appropriate, actual results could differ from these estimates.

Cash and Cash Equivalents

Our investments, consisting of U.S. Government securities and commercial paper with original maturities of up to three months, are included in cash and cash equivalents in the accompanying consolidated balance sheets and consolidated statements of cash flows.

Vessels and Equipment

Vessels and equipment are stated at cost, net of accumulated depreciation, which is provided by the straight-line method over their estimated useful life. At the date of emergence from bankruptcy, we adopted new accounting policies to reflect our change in estimates related to useful lives of our vessels and estimated salvage value of our vessels. The Successor is depreciating the cost of our vessels over 20 years to an estimated salvage value of five percent of original cost. The Predecessor depreciated the cost of our vessels over 25 years to an estimated salvage value of 15 percent of original cost. Interest is capitalized in connection with the construction of vessels. The capitalized interest is included as part of the asset to which it relates and is depreciated over the asset’s estimated useful life. In the Successor 2017 period we did not capitalize any interest. In the Predecessor 2017 period we capitalized $0.1 million and in the Predecessor years ended December 31, 2016 and 2015 we capitalized $2.6 million and $5.0 million, respectively. Office equipment, furniture and fixtures, and vehicles are depreciated over two to five years.

We incur significant costs for each vessel every 30 months for scheduled drydocks which are required to maintain our vessels in class. At the date of emergence from bankruptcy, the Successor adopted an accounting policy whereby we capitalize drydock costs and amortize the expense over 30 months. The Predecessor expensed drydock costs as they were incurred.

Major renovation costs and modifications that extend the life or usefulness of the related assets are capitalized and depreciated over the assets’ estimated remaining useful lives. Maintenance and repair costs are expensed as incurred. Included in the consolidated statements of operations for the Successor 2017 period is $1.5 million of maintenance and repairs. In the Predecessor 2017 period and the Predecessor years ended December 31, 2016 and 2015, we recorded $9.0 million, $9.3 million and $19.3 million, respectively, of costs for maintenance and repairs.

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever there is evidence that the carrying amount of such assets may not be recoverable. This review consists of comparing the carrying amount of the asset with its expected future undiscounted cash flows before tax and interest costs. If the asset’s carrying amount is less than such cash flow estimate, it is written down to its fair value on a discounted cash flow basis. Estimates of expected future cash flows represent management’s best estimate based on currently available information and reasonable and supportable assumptions. Any impairment recognized is permanent and may not be restored. See Note 3 for the results of our impairment analyses.

Fair Value of Financial Instruments

Our financial instruments consist primarily of accounts receivable and payable (which are stated at carrying value which approximates fair value) and long-term debt. Periodically, we enter into forward derivative contracts to hedge our exposure to interest rate or foreign currency fluctuations. In the past, we have had open positions in such derivative contracts that are considered financial instruments for which we would disclose certain fair value information. As of December 31, 2017 for the Successor and December 31, 2016 for the Predecessor, there were no forward derivative open contracts.

Deferred Costs and Other Assets

Deferred costs and other assets consist primarily of deferred financing costs for revolving credit arrangements, deferred vessel mobilization costs and deferred drydock costs. Deferred financing costs are amortized over the expected term of the related debt. Should the debt for which a deferred financing cost has been recorded terminate by means of payment in full, tender offer or lender termination, the associated deferred financing costs would be immediately expensed.

In connection with new long-term contracts, costs incurred that directly relate to mobilization of a vessel from one region to another are deferred and recognized over the primary contract term. Should either party terminate the contract prior to the end of the original contract term, the deferred amount would be immediately expensed. Costs of relocating vessels from one region to another without a contract are expensed as incurred.

Revenue Recognition

Revenue from charters for offshore marine services is recognized as performed based on contractual charter rates and when collectability is reasonably assured. Currently, charter terms range from as short as several days to as long as 5 years in duration. Management services revenue is recognized in the period in which the services are performed.

Income Taxes

We recognize the amount of current year income taxes payable or refundable and deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns previously filed. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates and laws in effect for the years in which the differences are expected to reverse. The likelihood and amount of future taxable income and tax planning strategies are included in the criteria used to determine the timing and amount of net deferred tax assets recognized for net operating loss and tax credit carry-forwards in our consolidated financial statements. These deferred tax assets are, when appropriate, reduced by a valuation allowance resulting in net deferred tax assets that are more likely than not to be realized.

A significant amount of judgment in our use of assumptions and estimates is required in our methodology for determining and recording income taxes. In some instances we use forecasts of expected operations and related tax implications and we consider the possibility of implementing tax planning strategies. Such variables can result in uncertainty and measurable variation between anticipated and actual results can occur. Changes to these variables as a result of unforeseen events may have a material impact on our income tax accounts.

In recent years we have had operations in over 40 countries and are or have been subject to a significant number of taxing jurisdictions. Our income earned in these jurisdictions is taxed on various bases, including actual income earned, deemed profits, and revenue based withholding taxes. Our income tax determinations involve the interpretation of applicable tax laws, tax treaties, and related tax rules and regulations of those jurisdictions. Changes in tax law, currency/repatriation controls and interpretation of local tax laws by the relevant tax authority could impact our income tax liabilities or assets in those jurisdictions.

On December 22, 2017, the statute originally named the Tax Cuts and Jobs Act, or the 2017 Tax Act, was signed into law making significant changes to the Internal Revenue Code, or the Code. Changes include, but are not limited to, a federal corporate tax rate decrease from 35% to 21% for tax years beginning after December 31, 2017 as well as a one-time transition tax related to the U.S. taxation of foreign earnings and profits that had not been previously taxed in the U.S. We have estimated our provision for income taxes in accordance with the 2017 Tax Act guidance available as of the date of this report and as a result have recorded $15.2 million as additional income tax benefit in the fourth quarter of 2017, the period in which the legislation was enacted.

On December 22, 2017, Staff Accounting Bulletin No. 118, or SAB 118, was issued to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the 2017 Tax Act. In accordance with SAB 118, we have determined that the $15.2 million of the deferred tax benefit recorded in connection with the one-time transition tax on foreign earnings and profits and the remeasurement of certain deferred tax assets and liabilities are provisional amounts and represent a reasonable estimate at December 31, 2017. Any subsequent adjustment to these amounts will be recorded to income tax expense in the quarter of 2018 when the analysis is complete.

In addition, we also account for uncertainty in income taxes by utilizing a more likely than not, or greater than 50% probability, minimum recognition threshold for measurement of a tax position taken or expected to be taken in a tax return that would be sustained upon examination by the relevant tax authorities. We recognize penalties and/or interest related to uncertain tax benefits as a component of income tax expense. Numerous factors contribute to our evaluation and estimation of our tax positions and related tax liabilities and /or benefits, which may be adjusted periodically and may be resolved differently than we anticipate. See Note 7.

Foreign Currency Translation

The local currencies of the majority of our foreign operations have been determined to be their functional currencies, except for certain foreign operations whose functional currency has been determined to be the U.S. Dollar, based on an assessment of the economic circumstances of the foreign operations. Assets and liabilities of our foreign affiliates are translated at year-end exchange rates, while revenue and expenses are translated at average rates for the period. As a result, amounts related to changes in assets and liabilities reported in the consolidated statements of cash flows will not necessarily agree to changes in the corresponding balances on the consolidated balance sheets. We consider most intercompany loans to be long-term investments; accordingly, the related translation gains and losses are reported as a component of stockholders’ equity. Transaction gains and losses are reported directly in the consolidated statements of operations. In the Successor 2017 period, the Predecessor 2017 period and during the Predecessor years ended December 31, 2016 and 2015 we reported net foreign currency losses in the amounts of $0.1 million, $0.3 million, $2.4 million and $1.1 million, respectively.

Concentration of Credit Risk

We extend credit to various companies in the energy industry that may be affected by changes in economic or other external conditions. Our policy is to manage our exposure to credit risk through credit approvals and limits. Our trade accounts receivable are aged based on contractual payment terms and an allowance for doubtful accounts is established in accordance with our written corporate policy. The age of the trade accounts receivable, customer collection history and management’s judgment as to the customer’s ability to pay are considered in determining whether an allowance is necessary. For the Successor period ended December 31, 2017, there were no significant write-offs or increases in our allowance for doubtful accounts and no customer accounted for 10% or more of the Successor’s total consolidated revenue. For the Predecessor period ended November 14, 2017, the Predecessor reserved $1.0 million related to Southeast Asia and Americas customers and had revenue from one customer in the Americas which accounted for 10% or more of total consolidated revenue, totaling $9.0 million or 10.2% of total consolidated revenue. In 2016, the Predecessor reserved $1.8 million related to three Southeast Asia customers. For the year ended December 31, 2016, no customer accounted for 10% or more of the Predecessor’s total consolidated revenue. For the year ended December 31, 2015, the Predecessor had revenue from one customer in the North Sea and one customer in the Americas which each accounted for 10% or more of total consolidated revenue, totaling $32.4 million and $31.9 million, respectively, or 23.5% of total consolidated revenue.

Stock-Based Compensation

The Predecessor had share-based compensation plans covering officers and other employees as well as the Predecessor Board of Directors. Stock-based grants made under the Predecessor’s stock plans were recorded at fair value on the date of the grant and the cost was recognized ratably over the vesting period for the restricted stock and the stock options. The fair value of stock option awards was determined using the Black-Scholes option-pricing model. Restricted stock awards were valued using the market price of the Predecessor’s Class A common stock on the grant date. Our stock-based compensation plans are more fully described in Note 9.

Our employee stock purchase plan would be considered compensatory whereby it allowed all of our U.S. employees and employees of participating subsidiaries to acquire shares of the Predecessor’s Class A common stock at 85% of the fair market value of the Class A common stock under a qualified plan as defined by Section 423 of the Code. The employee stock purchase plan was terminated in the first quarter of 2017.

Warrants

We account for common stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement. The warrants to acquire shares of Successor common stock at an exercise price of $.01 per share, or the Noteholder Warrants, and the warrants to acquire shares of Successor common stock at an exercise price of $100.00 per share, or the Equity Warrants, both qualify for the scope exception in Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, No. 815, “Derivatives and Hedging,” for derivative accounting and therefore qualify for classification as equity. The equity scope exception is subject to review in each subsequent reporting period.

Earnings Per Share

Basic earnings per share, or EPS, is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted EPS is computed using the treasury stock method for common stock equivalents. The Successor issued Noteholder Warrants to purchase common stock to certain of holders of the Predecessor’s long-term debt in the emergence from bankruptcy. The Noteholder

Warrants have an exercise price of $.01 per share and are immediately exercisable. As a result, the Noteholder Warrants are considered to be outstanding shares of common stock and are included in the denominator of both basic and diluted EPS. The Equity Warrants issued to the Predecessor’s stockholders are not participating securities and do not impact basic EPS prior to exercise.

Reclassifications

Certain reclassifications of previously reported information have been made to conform to the current year presentation.

New Accounting Pronouncements

In May 2014, the FASB, issued Accounting Standards Update, or ASU, 2014-09, “Revenue from Contracts with Customers.” The ASU will replace most existing revenue recognition guidance in U.S. GAAP. The core principle of the new standard is that a company will recognize revenue when it transfers control of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for these goods or services. We have determined that the adoption of this standard will not have a material effect on our financial condition, results of operations, or cash flows. We are adopting this standard effective January 1, 2018 using the retrospective option with practical expedients.

In February 2016, the FASB issued ASU 2016-02, “Leases” to increase transparency and comparability among organizations by recognizing all leases on the balance sheet and disclosing key information about leasing arrangements. The main difference between current accounting standards and ASU 2016-02 is the recognition of assets and liabilities by lessees for those leases classified as operating leases under current accounting standards. While we are continuing to assess all potential impacts of these standards, we expect the measurement and recording of our revenues related to the offshore marine support and transportation services to remain substantially unchanged. However, the actual revenue recognition treatment required under the new standard may be dependent on contract-specific terms and may vary in some instances. The new standard is effective for fiscal years beginning after December 15, 2018. We intend to adopt the new lease standard on January 1, 2019.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows Classification of Certain Cash Receipts and Cash Payments.” The objective of the new standard is to eliminate diversity in practice related to the classification of certain cash receipts and payments by adding or clarifying guidance on eight classification issues related to the statement of cash flows. This standard is effective for annual and interim periods in fiscal years beginning after December 15, 2017. The standard should be applied retrospectively to all periods presented. The adoption of this standard will not have a material effect on our financial condition or results of operations. We are adopting this standard effective January 1, 2018.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes, Intra-Entity Transfers of Assets Other Than Inventory.” This standard requires recognition of tax consequences in the period in which a transfer takes place, with the exception of inventory transfers. There will be an immediate effect on earnings if the tax rates in the tax jurisdictions of the selling entity and buying entity are different. The new standard is effective for fiscal years beginning after December 15, 2017. The adoption of this standard will not have a material effect on our financial condition or results of operations. We are adopting this standard effective January 1, 2018.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”. The ASU is intended to reduce diversity in the presentation of restricted cash and restricted cash equivalents in the statement of cash flows and requires that restricted cash and restricted cash equivalents be included as components of total cash and cash equivalents as presented on the statement of cash flows. The new standard is effective for fiscal years beginning after December 15, 2017. The adoption of this standard will not have a material effect on our financial condition or results of operations. We are adopting this standard January 1, 2018.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations - Clarifying the Definition of a Business” to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill and consolidation. ASU 2017-01 is effective in annual periods beginning after December 15, 2017. The adoption of this standard will not have a material effect on our financial condition or results of operations. We are adopting this standard effective January 1, 2018.

(2) EMERGENCE FROM BANKRUPTCY PROCEEDINGS AND FRESH START ACCOUNTING

On May 17, 2017, GulfMark Offshore, Inc. filed the Chapter 11 Case under the Bankruptcy Code in the Bankruptcy Court, and on October 4, 2017, the Bankruptcy Court entered the Confirmation Order approving the Plan. On the Effective Date, November 14, 2017, the Plan became effective pursuant to its terms and we emerged from the Chapter 11 Case.

Restructuring Support Agreement

On May 15, 2017, the Predecessor entered into a restructuring support agreement, or the RSA, with holders, or the Noteholders, of approximately 50% of the aggregate outstanding principal amount of the Predecessor’s senior notes, to support a restructuring on the terms of the Plan. The RSA provided for, among other things, the Predecessor’s $125 million cash rights offering, or the Rights Offering. Upon emergence from bankruptcy, we implemented the provisions of the RSA in accordance with the Plan on the Effective Date as follows:

•

Pursuant to the Rights Offering (subject to Jones Act limitations described below), eligible Noteholders purchased their pro rata share of 60% of the common stock of the Successor, or as applicable, Noteholder Warrants, or the Successor Equity. The Rights Offering was backstopped by certain Noteholders for a 6.0% commitment premium that was paid with an additional 3.6% of the Successor Equity. The participants in the Rights Offering received 4,340,733 shares of common stock and 1,659,269 Noteholder Warrants. In addition, the Noteholders that agreed to backstop the Rights Offering received 360,000 shares of common stock.

•

Each holder of the Predecessor’s senior notes received (subject to Jones Act limitations described below) its pro rata share of 35.65% of the Successor Equity, or 2,267,408 shares of common stock and 1,297,590 Noteholder Warrants.

•

The Jones Act, which applies to companies that engage in coastwise trade, requires that, among other things, with respect to a publicly traded company, the aggregate ownership of common stock by non-U.S. citizens be not more than 25% of its outstanding common stock. On the Effective Date, certain Noteholders who were eligible to receive common stock of the Successor pursuant to the Plan or the Rights Offering but who were non-U.S. holders received Noteholder Warrants to acquire common stock of the Successor at an exercise price of $.01 per share.

•

Outstanding Class A common stock of the Predecessor was cancelled and each holder of such Class A common stock received its pro rata share of (a) common stock representing in the aggregate 0.75% of the Successor Equity, or 75,000 shares, and (b) Equity Warrants with an exercise price of $100 per share for 7.5% of the equity of the Successor, or 810,811 Equity Warrants.

•

The Successor Equity purchased in the Rights Offering, issued to pay the backstop premium, issued in exchange for the Predecessor’s senior notes or in exchange for Predecessor’s Class A common stock is subject to dilution by the Successor Equity issued or issuable under the proposed management incentive plan and upon exercise of the Equity Warrants.

•

The Predecessor repaid in full its debtor-in-possession financing. Holders of allowed claims arising under administrative expense claims, priority claims and other secured claims of the Predecessor have received or will receive payment in full in cash. The Successor will continue to pay any general unsecured claims in the ordinary course of business.

Fresh Start Accounting

We adopted Fresh Start Accounting on the Effective Date in connection with our emergence from bankruptcy. Upon emergence from the Chapter 11 Case, we qualified for and adopted Fresh Start Accounting in accordance with the provisions set forth in FASB ASC No. 852, “Reorganizations” as (i) holders of existing shares of the Predecessor immediately before the Effective Date received less than 50 percent of the voting shares of the Successor entity and (ii) the reorganization value of the Successor was less than its post-petition liabilities and estimated allowed claims immediately before the Effective Date. Under Fresh Start Accounting, our balance sheet on the date of emergence reflects all of our assets and liabilities at their fair values. Our emergence and the adoption of Fresh Start Accounting resulted in a new reporting entity, or the Successor, for financial reporting purposes. To facilitate our discussion and analysis of our vessels, financial condition and results of operations herein, we refer to the reorganized company as the Successor for periods subsequent to November 14, 2017 and the Predecessor for periods prior to November 15, 2017. In addition, we adopted new accounting policies related to drydock expenditures and depreciation of our long-lived assets. See Note 1. As a result, our consolidated financial statements and the accompanying notes thereto after November 14, 2017 are not comparable to our consolidated financial statements and the accompanying notes thereto prior to November 15, 2017. Our presentations herein include a “black line” division to delineate and reinforce this lack of comparability. The effects of the Plan and the application of Fresh Start Accounting were reflected in the consolidated balance sheet as of November 14, 2017, and the related adjustments thereto were recorded in the consolidated statement of operations for the Predecessor period ended November 14, 2017.

Reorganization Value

As part of Fresh Start Accounting, we were required to determine the Reorganization Value of the Successor upon emergence from the Chapter 11 Case. Reorganization value represents the fair value of the Successor’s total assets prior to the consideration of liabilities and is intended to approximate the amount a willing buyer would pay for our assets immediately after a restructuring. The reorganization value, which was derived from the Successor’s enterprise value, was allocated to our individual assets based on their estimated fair values (except for deferred income taxes) in accordance with FASB ASC No. 805, “Business Combinations.” The amount of deferred income taxes recorded was determined in accordance with FASB ASC No. 740, “Income Taxes.”

Enterprise value represents the estimated fair value of our long-term debt and shareholders’ equity. The Successor’s enterprise value, as approved by the Bankruptcy Court in support of the Plan, was estimated to be within a range of $300 million to $400 million. Based on the estimates and assumptions utilized in our Fresh Start Accounting process, we estimated the Successor’s enterprise value to be approximately $336 million. Fair values are inherently subject to significant uncertainties and contingencies beyond our control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially.

The following table reconciles the enterprise value to the estimated fair value of our Successor common stock as of the Effective Date (in thousands, except shares outstanding):

Enterprise value	$335,862
Plus: Cash and cash equivalents	74,939
Less: Fair value of debt	(92,799)
Less: Fair value of warrants	(88,228)

Fair value of Successor common stock	$229,774
Shares outstanding as of November 14, 2017	7,041,521

The following table reconciles the enterprise value to the reorganization value of the Successor’s assets as of the Effective Date (in thousands):

Enterprise value	$335,862
Plus: Cash and cash equivalents	74,939
Plus: Current liabilities	36,138
Plus: Non-current liabilities excluding long-term debt	35,075

Reorganization value	$482,014

Reorganization Items

Our consolidated statements of operations for the Successor period ended December 31, 2017 and the Predecessor period ended November 14, 2017 include reorganization items which reflect gains recognized on the settlement of liabilities subject to compromise and costs and other expenses associated with the bankruptcy proceedings, principally professional fees as well as the Fresh Start Accounting adjustments. Similar costs that were incurred during the pre-petition periods have been reported as pre-petition restructuring charges in our consolidated statements of operations.

The following table summarizes the components included in reorganization items, in our consolidation statements of operations for the periods presented (in thousands):

	Successor	Predecessor
	November 15 Through December 31, 2017	January 1 Through November 14, 2017
Gains on the settlement of liabilities subject to compromise	$—	$(342,969)
Fresh start accounting adjustments	—	633,970
Legal and professional fees and expenses	969	28,921

Total reduction in value of assets	$969	$319,922

Valuation Process

The fair values of the Successor’s assets were determined with the assistance of a third-party valuation expert. The reorganization value was allocated to our individual assets and liabilities based on their estimated fair values. Our principal assets are our platform supply vessels. For purposes of estimating the fair value of our vessels we used a combination of the discounted cash flow method (income approach) that we discounted at rates ranging between 18% to 29%, the guideline public company method (market approach) and the cost approach. The income approach was utilized to estimate the fair value of vessels that generated positive returns on projected cash flows over the remaining economic useful life of the vessels. The market approach was used to estimate the fair value of vessels with projected cash flow losses. The fair value of our other personal property was determined utilizing cost approach adjusted, as needed, for asset type, age, physical deterioration and obsolescence.

The spare parts inventory were valued primarily using a combination of either (i) a cost approach that incorporated depreciation and obsolescence to the extent applicable on an asset-by-asset basis or (ii) market data for comparable assets to the extent that such information was available.

The remaining reorganization value is attributable to cash and cash equivalents and working capital assets including accounts receivable and prepaids. Accounts receivable were subjected to analysis on an individual basis and reserved to the extent appropriate. The remaining assets approximate their fair values on the Effective Date.

Liabilities on the Effective Date include borrowings under our Term Loan Facility, working capital liabilities, long-term deferred income tax, other long-term income taxes payable and other liabilities which are primarily multi-employer pension obligations. The fair value of borrowings under our Term Loan Facility was determined by reviewing the agreement governing the Term Loan Facility, analyzing the terms and comparing the interest rate to market rates. It was determined that the face value of the borrowings under our Term Loan Facility approximates fair value. See Note 5. Our working capital liabilities are obligations in the ordinary course of business and their carrying amounts approximate their fair values. The multi-employer pension obligations were valued at the present value of amounts expected to be paid. Other income taxes payable reflects amounts expected to be paid for income tax related penalties and interest as well as liabilities for uncertain tax positions.

The fair value of the Noteholder Warrants was determined utilizing the closing trading price of our common stock, subsequent to the Effective Date, less the $0.01 strike price. The fair value of the Equity Warrants was determined utilizing the Black Scholes Valuation model.

Although we believe the assumptions and estimates used to develop enterprise value and reorganization value are reasonable and appropriate, different assumptions and estimates could materially impact the analysis and resulting conclusions. The assumptions used in estimating these values are inherently uncertain and require judgment.

Successor Balance Sheet

The following table reflects the reorganization and application of Fresh Start Accounting adjustments the Predecessor’s Consolidated Balance Sheet as of November 14, 2017:

	Predecessor	Reorganization Adjustments		Fresh Start Adjustments		Successor
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$14,900	$60,039	(1)			$74,939
Trade accounts receivable, net	18,722					18,722
Other accounts receivable	7,638					7,638
Inventory	7,489			(6,189)	(15)	1,300
Prepaid expenses	4,948	150	(2)			5,098
Restricted cash	3,460					3,460
Other current assets	1,880					1,880

Total current assets	59,037	60,189		(6,189)		113,037

Vessels, equipment, and other fixed assets, net	992,085			(626,429)	(15)	365,656
Construction in progress	1,166			(1,026)	(15)	140
Deferred costs and other assets	2,837	755	(3)	(411)	(15)	3,181

Total assets	$1,055,125	$60,944		$(634,055)		$482,014

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$118,066	$(118,066)	(4)			$—
Debtor in possession financing	29,000	(29,000)	(5)			—
Accounts payable	12,447	(196)	(6)			12,251
Income and other taxes payable	2,155					2,155
Accrued personnel costs	12,015	(5,126)	(7)			6,889
Accrued interest expense	1,503	(1,503)	(8)			—
Other accrued liabilities	4,255	10,588	(9)			14,843

Total current liabilities	179,441	(143,303)				36,138

Long-term debt		92,799	(10)			92,799
Long-term income taxes:
Deferred income tax liabilities	115,917			(102,239)	(15)	13,678
Other income taxes payable	18,489					18,489
Other liabilities	3,469			(561)	(15)	2,908

Total liabilities not subject to compromise	317,316	(50,504)		(102,800)		164,012

Liabilities subject to compromise	448,124	(448,124)	(11)			—
Stockholders’ equity:
Common stock (Predecessor)	296	(296)	(12)			—
Additional paid-in capital (Predecessor)	386,016	(386,016)	(12)			—
Accumulated other comprehensive loss (Predecessor)	(119,101)	119,101	(12)			—
Treasury stock, at cost (Predecessor)	(34,881)	34,881	(12)			—
Deferred compensation expense (Predecessor)	9,328	(9,328)	(12)			—
Common stock (Successor)	—	70	(13)			70
Additional paid-in capital (Successor)	—	317,932	(13)			317,932
Retained earnings	48,027	483,228	(14)	(531,255)	(16)	—

Total stockholders’ equity	289,685	559,572		(531,255)		318,002

Total liabilities and stockholders’ equity	$1,055,125	$60,944		$(634,055)		$482,014

Reorganization adjustments

(1)	Represents the net cash payments that occurred on the Effective Date

Sources:
Proceeds from the Term Loan	$100,000
Proceeds from the Rights Offering	124,979

Total sources		$224,979
Uses:
Repayment of Multi Currency Facility Agreeement	$72,000
Accrued interest payable on Multi Currency Facility Agreement	958
Repayment of Norwegian Facility Agreement	45,817
Accrued interest payable on Norwegian Facility Agreement	502
Repayment of Debtor in Possession financing	29,000
Accrued interest payable on Debtor in Possession financing	187
Debt issuance costs on the Term Loan and Revolving Credit Facility	6,706
Professional and success fees paid on the Effective Date	4,394
Payment of certain allowed claims	5,376

Total uses		164,940

		$ 60,039

(2)	Represents the capitalization of annual administration fee attributable to the $25 million Revolving Credit Facility and the $100 million Term Loan
(3)	Represents capitalization of debt issuance costs attributable to the $25 million Revolving Credit Facility
(4)	Represents repayment of Multi Currency Facility Agreement and Norwegian Facility Agreement
(5)	Represents repayment of Debtor in Possession financing
(6)	Represents payment of allowed claims
(7)	Represents payments of cash obligations under deferred compensation arrangements
(8)	Represents payments of interest payable on the Multi Currency Facility Agreement, the Norwegian Facility Agreement and the Debtor in Possession financing
(9)	Represents accrual for the remaining unpaid administrative expense claims
(10)	Represents initial borrowings under the Term Loan of $100 million, less debt issuance costs of $7.2 million
(11)	Liabilities subject to compromise and gain on settlement of liabilities subject to compromise are as follows:

Senior Notes	$429,640
Accrued interest on the Senior Notes	18,484

Total liabilities subject to compromise	$448,124
Fair value of equity and warrants issued to Predecessor Noteholders	(105,155)

Gain on settlement of liabilities subject to compromise	$342,969

(12)	Represents the cancellation of the Predecessor common stock and related components of the Predecessor equity
(13)

Represents the issuance of Successor equity. The Successor issued approximately 7 million shares of new common stock including approximately 6.9 million shares to the Predecessor Noteholders and 0.1 million shares to the holders of the Predecessor Stock. Also approximately 3 million Noteholder Warrants were issued upon emergence to the Predecessor Noteholders with an exercise price of $0.01 per share which were valued a $29.49 per share. Additionally, approximately 811,000 Equity Warrants were issued to the holders of Predecessor Stock with an exercise price of $100 per share. The value of each Equity Warrant was estimated at $1.27 per share

(14)	Represents the cumulative impact of the reorganization adjustments described above

Fresh Start Adjustments

(15)

Represents the Fresh Start Accounting valuation adjustments applied to our vessels and spare parts inventory of the Company, combined with the related tax effects resulting from reduction in the book basis of these assets

(16)	Represents the cumulative impact of the Fresh Start Accounting adjustments discussed above

(3) IMPAIRMENT CHARGES

Reduction in Value of Long-lived Assets and Goodwill

Our tangible long-lived assets consist primarily of vessels and construction-in-progress. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We assess potential impairment by comparing the carrying values of the long-lived assets to the undiscounted cash flows expected to be received from those assets. If impairment is indicated, we determine the amount of impairment expense by comparing the carrying value of the long-lived assets with their fair market value. We base our undiscounted cash flow estimates on, among other things, historical results adjusted to reflect the best estimate of future operating performance. We obtain estimates of fair value of our vessels from independent appraisal firms. Management’s assumptions are an inherent part of our asset impairment evaluation, and the use of different assumptions could produce results that differ from those reported.

Beginning in late 2014, the oil and gas industry experienced a significant decline in the price of oil causing an industry-wide downturn that continues into 2018. Prices continued to decline throughout 2015 and into 2016, reaching a low of less than $30 per barrel in early 2016. Prices began to recover over the remainder of 2016, stabilizing at over $40 per barrel for much of the second and third quarters of 2016 and further increasing to over $50 per barrel by year end. Prices are subject to significant uncertainty and continue to be volatile, declining again in early 2017 before recovering to over $60 per barrel in January 2018. The downturn of the last few years has significantly impacted the operational plans for oil companies, resulting in reduced expenditures for exploration and production activities, and consequently has adversely affected the drilling and support service sector. The decrease in day rates and utilization for offshore vessels has been significant. In addition, the independent appraisal firms have lowered the fair value estimates related to our vessels in each quarter since the fourth quarter of 2014. As a result of these factors, we have performed a number of reviews for impairment since the fourth quarter of 2014.

See the discussions below detailing our impairment analyses and processes for each of goodwill, long-lived assets, intangible assets, vessel components and assets held for sale. The components of reduction in value of assets are as follows (in thousands):

	Successor	Predecessor
	November 15 Through December 31, 2017	January 1 Through November 14, 2017	Year Ended December 31,
			2016	2015
Goodwill impairment	$—	$—	$—	$22,554
Long-lived assets impairment	—	—	160,222	115,489
Intangible asset impairment	—	—	—	13,695
Vessel component impairment	—	—	2,586	365

Total reduction in value of assets	$—	$—	$162,808	$152,103

Goodwill Impairment

We completed a qualitative analysis of goodwill of the Predecessor in 2015 and determined that further testing was necessary. Our goodwill impairment evaluation indicated that the carrying value of the North Sea segment exceeded its fair value so that goodwill was potentially impaired. We then performed the second step of the goodwill impairment test, which involved calculating the implied fair value of our goodwill by allocating the fair value of the North Sea segment to all of the assets and liabilities (other than goodwill) and comparing it to the carrying amount of goodwill. To estimate the fair value of the reporting unit we used a 50% weighting of the discounted cash flow method and a 50% weighting of the public company guideline method in determining fair value of the North Sea reporting unit.

We determined that the implied fair value of our goodwill for the North Sea segment was less than its carrying value and recorded a $22.6 million impairment of the North Sea segment’s goodwill. As a result of this impairment, we no longer have any goodwill.

Long-Lived Asset Impairment

In the Predecessor 2015 period, we recorded $129.2 million of impairment expense related to our long-lived assets in the U.S. Gulf of Mexico, which is a part of our Americas segment. The impairment consisted of $115.5 million related to our vessels and $13.7 million related to our intangible asset. As a result of this impairment, we no longer have an intangible asset.

In the Predecessor 2016 period, we recorded an aggregate of $160.2 million of impairment expense related to our long-lived assets. Impairment charges totaled $94.5 million for the U.S. Gulf of Mexico and $15.9 million for the non-U.S. Americas, both part of the Americas segment. We also recorded impairment in Southeast Asia totaling $49.8 million.

Vessel Component Impairment

We have vessel components in our North Sea and Southeast Asia segments that we intend to sell. We recorded impairment based on third party appraisals of the North Sea components totaling $0.4 million in the Predecessor 2015 period. Based on third party valuations, we recorded impairment expense related to these assets totaling $2.6 million, consisting of $2.0 million in the North Sea and $0.6 million in Southeast Asia, in the Predecessor 2016 period.

(4) VESSEL ACQUISITIONS, DISPOSITIONS AND NEW-BUILD PROGRAM

During 2016, the Predecessor sold one older vessel from our North Sea region fleet and three vessels from our Southeast Asia fleet for combined proceeds of $6.5 million. The sales of these vessels generated a combined loss on sales of assets of $8.6 million. In March 2017, the Predecessor sold two fast supply vessels and recorded combined losses on sales of assets of $5.3 million.

At December 31, 2015, we had two vessels under construction in the U.S. that were significantly delayed. In March 2016, we resolved certain matters under dispute with the shipbuilder and reset the contract schedules so that we would take delivery of the first vessel in mid-2016 and the second vessel in mid-2017, at which time a final payment of $26.0 million would be due. We took delivery of the first of these vessels during the second quarter of 2016. Under the settlement, we could elect not to take delivery of the second vessel and forego the final payment, in which case the shipbuilder would retain the vessel. In May 2017, we elected not to take the vessel. We have no further purchase obligations under such contract.

We had a vessel under construction in Norway that was scheduled to be completed and delivered during the first quarter of 2016; however, in the fourth quarter of 2015 we amended our contract with the shipbuilder to delay delivery of the vessel until January 2017. Concurrently, in order to delay the payment of a substantial portion of the construction costs, we agreed to pay monthly installments through May 2016 totaling 92.2 million NOK (or approximately $11.0 million) and to pay a final installment on delivery in January 2017 of 195.0 million NOK (or approximately $23.3 million at delivery). We paid such final installment and took delivery of this vessel in January 2017.

Vessel Additions Since December 31, 2016
Vessel	Region	Type(1)	Year Built	Length (feet)	BHP(2)	DWT(3)	Month Delivered
North Barents	N. Sea	LgPSV	2017	304	11,935	4,700	Jan-17

Vessels Disposed of Since December 31, 2016
Vessel	Region	Type(1)	Year Built	Length (feet)	BHP(2)	DWT(3)	Month Disposed
Mako	Americas	FSV	2008	181	7,200	552	Mar-17
Tiger	Americas	FSV	2009	181	7,200	552	Mar-17

(1)	LgPSV - Large Platform Supply Vessel, SpV - Special Purpose Vessel, SmAHTS - Small Anchor Handling Vessel
(2)	BHP - Brake Horsepower
(3)	DWT - Deadweight Tons

(5) LONG-TERM DEBT

Our long-term debt at December 31, 2017 for the Successor, and December 31, 2016 for the Predecessor, consisted of the following (in thousands):

	Successor December 31, 2017	Predecessor December 31, 2016
Term Loan Facility	$100,000	$—
Revolving Credit Facility	—	—
Senior Notes Due 2022	—	429,640
Multicurrency Facility Agreement	—	49,000
Norwegian Facility Agreement	—	11,157

	100,000	489,797

Debt Premium	—	423
Debt Issuance Costs	(7,635)	(6,894)

Total	$92,365	$483,326

`

The following is a summary of scheduled debt maturities by year:

Year	Debt Maturity
(In thousands)
2018	—
2019	—
2020	10,000
2021	20,000
2022	70,000
Thereafter	—

Total	$100,000

Credit Facility Agreement

On November 14, 2017, GulfMark Rederi AS, or Rederi, a subsidiary of GulfMark Offshore, Inc., entered into an agreement, or the Credit Facility Agreement, with DNB Bank ASA, New York Branch, as agent, DNB Capital LLC as revolving and swingline lender, and certain funds managed by Hayfin Capital Management LLP as term lenders, providing for two credit facilities: a senior secured revolving credit facility, or the Revolving Credit Facility, and a senior secured term loan facility, or the Term Loan Facility (or, together, the Facilities). The Revolving Credit Facility provides $25.0 million of borrowing capacity, including $12.5 million for swingline loans and $5.0 million for letter of credit. The Term Loan Facility provides a $100.0 million term loan, which was funded in full on the November 14, 2017. Borrowings under the Revolving Credit Facility may be denominated in U.S. Dollars, NOK, GBP and Euros. Both Facilities mature on November 14, 2022. At December 31, 2017, we had $23.3 million of unused borrowing capacity under the Revolving Credit Facility.

Our costs incurred to negotiate and close the Credit Facility Agreement totaled $9.6 million. These costs are deferred and amortized into interest expense in our consolidated statements of operations. We attributed $7.8 million, or 80%, of the debt issuance costs to the Term Loan Facility. These costs are amortized into interest expense using the effective interest method. The unamortized cost totaling $7.6 million at December 31, 2017, is presented in our consolidated balance sheets as an offset to our Term Loan Facility borrowing. We attributed $1.8 million, or 20%, of the debt issuance costs to the Revolving Credit Facility. These costs are amortized into interest expense using the straight-line method over the term of the agreement. The unamortized cost totaling $1.7 million at December 31, 2017, is presented in our consolidated balance sheets in deferred costs and other assets.

Borrowings under the Facilities accrue interest on U.S. Dollar borrowings at our option using either (i) the adjusted U.S. prime rate, or ABR, plus 5.25%, or (ii) the LIBOR Rate plus 6.25%. NOK loans substitute LIBOR with an adjusted Norwegian offered quotation rate for deposits in NOK and Euro loans substitute LIBOR with an adjusted euro interbank offered rate administered by the European Money Markets Institute.

At December 31, 2017, we had $100.0 million in borrowings outstanding under the Term Loan Facility and no borrowings outstanding under the Revolving Credit Facility. At December 31, 2017, we had $25.0 million of borrowing capacity under the Revolving Credit Facility. At December 31, 2017, our weighted average interest rate on borrowings under the Term Loan Facility was 7.8%.

Repayment of borrowings under the Facilities is guaranteed by GulfMark Offshore, Inc. and each of its significant subsidiaries (or, collectively, with Rederi, the Obligors), and are secured by a lien on 27 collateral vessels, or the Collateral Vessels, and substantially all other assets of the Obligors.

Commitments under the Revolving Credit Facility will be reduced beginning on November 14, 2020 in semiannual increments of approximately $3.1 million until maturity. The Term Loan Facility is payable in semiannual installments beginning on November 14, 2020 and based on a five-year level principal payment schedule, payable semiannually.

Term Loan Facility prepayments prior to November 14, 2019 are subject to a make-whole premium based on the present value of interest otherwise payable from the prepayment date forward. Prepayments on or after November 14, 2019 and prior to November 14, 2020 are subject to a 2% premium. Mandatory prepayments, other than those triggered by a casualty event, are subject to prepayment premiums. Mandatory prepayments are required upon the occurrence of certain events including, but not limited to, a change of control or the sale or total loss of a Collateral Vessel. Prepayments of the Revolving Credit Facility are not materially restricted or penalized.

The Credit Facility Agreement was evaluated for embedded derivatives that must be bifurcated and separately accounted for as freestanding derivatives. The nature of any embedded features must be analyzed to determine whether each feature requires bifurcation by both (1) meeting the definition of a derivative and (2) not being considered clearly and closely related to the host contract. We have identified three features in the Credit Facility Agreement that are considered embedded derivatives. There is a contingent interest feature related to default interest, a breakage costs potential not related to prepayments, and certain potential contingent payments related to increased costs caused by changes in law. We determined that the value of these features are de minimis at the inception of the agreement and that we do not foresee events that would require a value adjustment in our consolidated financial statements. We will continue to assess the likelihood of triggering events and to the extent they are determined to be material, these features will be bifurcated from the debt instrument and subsequently marked to fair value through earnings.

The Credit Facility Agreement contains financial covenants that require that we maintain: (i) minimum liquidity of $30.0 million, including $15.0 million in cash, (ii) a leverage ratio (total debt to 12 months EBITDA) of not more than 5.0 to 1.0, tested quarterly beginning December 31, 2020, (iii) a total debt to capital ratio, tested quarterly, not to exceed 0.45 to 1.0, and (iv) a collateral to commitment coverage ratio of at least 2.50 to 1.0. The Credit Facility Agreement contains a number of restrictions that limit our ability to, among other things, sell Collateral Vessels, borrow money, make investments, incur additional liens on assets, buy or sell assets, merge, or pay dividends and contain a number of potential events of default related to our business, financial condition and vessel operations. Collateral Vessel operations are also subject to a variety of restrictive provisions. Proceeds from borrowings under the Credit Facility Agreement may not be used to acquire vessels or finance business acquisitions generally. At December 31, 2017, we were in compliance with all of the financial covenants under the Credit Facility Agreement.

Predecessor’s Senior Notes Due 2022

In March and December 2012, the Predecessor issued $500.0 million aggregate principal amount of 6.375% senior notes due 2022, or the Senior Notes. In 2015 and 2016, the Predecessor repurchased in the open market $70.4 million face value of the Senior Notes, recording gains on extinguishment of debt totaling $35.9 million in 2016, leaving $429.6 million aggregate principal amount of the Senior Notes outstanding at December 31, 2016.

In conjunction with the Senior Notes offering, the Predecessor incurred a total of $12.7 million in debt issuance costs, of which $6.9 million remained unamortized at December 31, 2016. The Predecessor also sold the Senior Notes at a premium, of which $0.4 million remained unamortized at December 31, 2016. In the first quarter of 2017, based on negotiations that were underway with holders of the Predecessor’s Senior Notes, it became evident that the restructuring of our capital structure would not include a restructuring of the Senior Notes, and that the Senior Notes, as demand obligations, would not be repaid under the terms of the Senior Note indentures in the ordinary course of business. As a result, the Predecessor accelerated the amortization of the debt premium and debt issuance costs, recording additional interest expense of $6.3 million in the first quarter of 2017.

In accordance with the Plan and the RSA (see Note 2 for detailed discussion of the bankruptcy and emergence), upon emergence from bankruptcy each holder of the Predecessor’s Senior Notes received (subject to Jones Act limitations described herein) in exchange for its Senior Notes and accrued interest, its pro rata share of 35.65% of the Successor Equity. The Jones Act, which applies to companies that engage in coastwise trade, requires that, among other things, with respect to a publicly traded company, the aggregate ownership of common stock by non-U.S. citizens be not more than 25% of its outstanding common stock. On the Effective Date, certain Noteholders who were eligible to receive common stock of the Successor pursuant to the Plan or the Rights Offering but who are non-U.S. holders received Noteholder Warrants to acquire common stock of the Successor at an exercise price of $.01 per share. In total, the Successor issued 2,267,408 shares of its common stock and 1,297,590 Noteholder Warrants to the Predecessor’s former Noteholders in exchange for 100% of the outstanding Senior Notes and accrued interest. The Predecessor recorded a $343.0 million gain on settlement of liabilities subject to compromise as a result of the exchange.

Predecessor’s Multicurrency Facility Agreement

The Predecessor was party to a senior secured, revolving multicurrency credit facility, or the Multicurrency Facility Agreement, among GulfMark Offshore, Inc., as guarantor, one of the Predecessor’s indirect wholly-owned subsidiaries, GulfMark Americas, Inc., as the Borrower, a group of financial institutions as the lenders and the Royal Bank of Scotland plc, as agent for the lenders, and the other parties thereto. The Multicurrency Facility Agreement had a scheduled maturity date of September 26, 2019 and, as amended, committed the lenders to provide revolving loans of up to $100.0 million at any one time outstanding, subject to certain terms and conditions set forth in the Multicurrency Facility Agreement, and contained a sublimit of $25.0 million for swingline loans and a sublimit of $5.0 million for the issuance of letters of credit. The Multicurrency Facility Agreement was secured by 24 vessels owned by the Borrower.

The Predecessor had unamortized fees paid to the arrangers, the agent and the security trustee totaling $2.5 million at December 31, 2016, which fees were amortized into interest cost on a straight-line basis over the term of the Multicurrency Facility Agreement. In the first quarter of 2017, based on negotiations that were underway with the lenders, it became evident that the restructuring of our capital structure would not include a restructuring of the Multicurrency Facility Agreement, and that the Multicurrency Facility Agreement, as a demand obligation, would not be repaid under the terms of the Multicurrency Facility Agreement in the ordinary course of business. As a result, the Predecessor accelerated the amortization of debt issuance costs, recording additional interest expense of $2.3 million in the first quarter of 2017.

On November 14, 2017, in conjunction with the emergence from bankruptcy, the Predecessor repaid all amounts outstanding under the Multicurrency Facility Agreement, including accrued interest, and terminated the agreement.

Predecessor’s Norwegian Facility Agreement

The Predecessor was party to a senior secured revolving credit facility, or the Norwegian Facility Agreement, among GulfMark Offshore, Inc., as guarantor, one of the Predecessor’s indirect wholly-owned subsidiaries, Rederi, as the borrower, which we refer to as the Norwegian Borrower, and DNB Bank ASA, a Norwegian bank, as lead arranger and lender, which we refer to as the Norwegian Lender. The Norwegian Facility Agreement had a scheduled maturity date of September 30, 2019 and committed the Norwegian Lender to provide loans of up to an aggregate principal amount of 600.0 million NOK (or approximately $73.1 million using the 2017 year end rate) at any one time outstanding, subject to certain terms and conditions. The Norwegian Facility Agreement was secured by seven vessels owned by our subsidiary GulfMark UK Ltd. and by five vessels of the Norwegian Borrower.

The Predecessor had unamortized fees paid to the arrangers, the agent and the security trustee totaling $1.2 million at December 31, 2016, which fees were amortized into interest cost on a straight-line basis over the term of the Norwegian Facility Agreement. In the first quarter of 2017, based on negotiations that were underway with the lenders, it became evident that the restructuring of our capital structure would not include a restructuring of the Norwegian Facility Agreement, and that the Norwegian Facility Agreement, as a demand obligation, would not be repaid under the terms of the Norwegian Facility Agreement in the ordinary course of business. As a result, the Predecessor accelerated the amortization of debt issuance costs, recording additional interest expense of $1.1 million in the first quarter of 2017.

On May 18, 2017, Rederi, as borrower, the other loan parties party thereto, the lenders and DNB Bank ASA, as arranger and agent, entered into an agreement that amended and restated the Norwegian Facility Agreement in order to provide funds to Rederi for purposes of making loans to GulfMark Offshore, Inc., as debtor, under the intercompany debtor-in-possession credit agreement among the debtor, as borrower, Rederi, as lender, and DNB Bank ASA, as issuing bank. Pursuant to the Norwegian Facility Agreement as so amended and restated, the Norwegian Lender agreed to make an additional $35.0 million senior secured term loan facility available to Rederi. To secure such term loan facility, Rederi, a wholly owned subsidiary of GulfMark Norge AS, or the Norwegian Parent, and GulfMark UK Ltd., or the UK Guarantor, a wholly owned subsidiary of GulfMark North Sea Limited, or the UK Parent, agreed to place mortgages in favor of the Norwegian Lender on certain additional, previously unencumbered vessels owned by Rederi and certain of our other subsidiaries. In addition, the UK Parent and the Norwegian Parent pledged their shares in the UK Guarantor and Rederi, respectively, to the Norwegian Lender.

On November 14, 2017, in conjunction with the emergence from bankruptcy, the Predecessor repaid all amounts outstanding under the Norwegian Facility Agreement, including amounts borrowed to support such intercompany debtor-in-possession credit agreement, including accrued interest, and terminated the agreement.

(7) INCOME TAXES

Emergence from Bankruptcy and Fresh Start Accounting

Under the Plan, the Predecessor’s pre-petition equity, bank related debt and certain other obligations were cancelled and extinguished. Absent an exception, a debtor recognizes cancellation of debt income, or CODI, upon discharge of its outstanding indebtedness for an amount of consideration that is less than its adjusted issue price. In accordance with Section 108 of the Code, the Predecessor excluded the amount of discharged indebtedness from taxable income since the Code provides that a debtor in a bankruptcy case may exclude CODI from income but must reduce certain tax attributes by the amount of CODI realized as a result of the consummation of a plan of reorganization. The amount of CODI realized by a taxpayer is the adjusted issue price of any indebtedness discharged less than the sum of (i) the amount of cash paid, (ii) the issue price of any new indebtedness issued, and (iii) the fair market value the of any other consideration, including equity, issued.

CODI from the discharge of indebtedness was $297.3 million. As a result of the CODI and in accordance with rules under the Code, we reduced our gross federal net operating loss, or NOL, carryforwards by $229.3 million. The Predecessor was able to retain $48.1 million of gross federal NOLs, $0.3 million of alternative minimum tax credit and $4.1 million of foreign tax credit carryforwards following the bankruptcy.

Pursuant to the Plan, on the Effective Date, the existing equity interests of the Predecessor were extinguished. New equity interests were issued to creditors in connection with the terms of the Plan, resulting in an ownership change as defined under Section 382 of the Code. Section 382 generally places a limit on the amount of NOLs and other tax attributes arising before the change that may be used to offset taxable income generated after the ownership change. The utilization of our remaining attributes will depend on several factors, including its future financial performance and certain tax elections. Specifically, utilization of NOLs will be governed by Section 382(l)(6), which will subject us to an overall annual limitation on its use of NOLs and foreign tax credits. This Section 382 limitation is not expected at this time to significantly impact our ability to realize these attributes.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of existing deferred tax liabilities, projected future results of operations, and tax planning strategies in making this assessment. Based upon the scheduled reversal of existing deferred tax liabilities relating to the U.S. based Vessels, management has concluded that a partial valuation allowance was appropriate as of December 31, 2017.

The 2017 Tax Act was enacted on December 22, 2017. The 2017 Tax Act reduces the U.S. federal corporate tax rate from 35% to 21%, requires companies to recognize a one-time transition income inclusion related to all earnings of certain foreign subsidiaries that were previously deferred from U.S. tax and will also create a new tax regime on certain future foreign sourced earnings. As of December 31, 2017, we have not completed our accounting for the tax effects of enactment of the 2017 Tax Act; however, in certain cases, as described below, we have made a reasonable estimate of the effects on our existing deferred tax balances and the one-time transition income inclusion. In other cases, we have not been able to make a reasonable estimate and continue to account for those items based on our existing accounting under FASB ASC No. 740, “Income Taxes,” and the provisions of the tax laws that were in effect immediately prior to enactment. For the items for which we were able to determine a reasonable estimate, we recognized a provisional income tax benefit of $15.2 million, which is included as a component of income tax expense from continuing operations. In all cases, we will continue to make and refine our calculations as additional analysis is completed. In addition, our estimates may also be affected as we gain a more thorough understanding of the tax law.

Provisional Amounts

Deferred tax assets and liabilities: We remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%. However, we are still analyzing certain aspects of the 2017 Tax Act and refining our calculations, which could potentially affect the measurement of these balances or potentially give rise to new deferred tax amounts. The provisional tax benefit recorded related to the remeasurement of our deferred tax liabilities was $1.5 million.

Foreign Tax Effects

The one-time transition tax is based on our total post-1986 earnings and profits, or E&P, that we had previously recognized at 35%, net of future foreign tax credits. The one-time transition tax was fully offset by the tax effects of tax carryforwards and thus did not have a material impact to the income tax provision. We have not yet completed our calculation of the total post-1986 E&P for these foreign subsidiaries. Further, the transition tax is based in part on the amount of those earnings held in cash and other specified assets. This amount may change when we finalize the calculation of post-1986 foreign E&P previously deferred from U.S. federal taxation and finalize the amounts held in cash or other specified assets. No additional income taxes have been provided for any remaining undistributed foreign earnings not subject to the transition tax, or any additional outside basis difference inherent in these entities, as these amounts continue to be indefinitely reinvested in foreign operations. Determining the amount of unrecognized deferred tax liability related to any remaining undistributed foreign earnings not subject to the transition tax and additional outside basis difference in these entities (i.e., basis difference in excess of that subject to the one-time transition tax) is not practicable.

In addition, we had provided deferred tax liabilities in the past on foreign earnings that were not indefinitely reinvested. As a result of the 2017 Tax Act, we reversed an estimate of the deferred taxes that are no longer expected to be needed due to the change to the territorial tax system. The provisional tax benefit recorded related to the reversal of previously recognized deferred tax liabilities relating to existing undistributed earnings was $15.2 million.

The majority of our non-U.S. based operations are subject to foreign tax systems that provide significant incentives to qualified shipping activities. Our U.K. and Norway based vessels are taxed under “tonnage tax” regimes. Our qualified Singapore based vessels are exempt from Singapore taxation through December 2027 with extensions available in certain circumstances beyond 2027. The qualified Singapore vessels are also subject to specific qualification requirements which if not met could jeopardize our qualified status in Singapore. The tonnage tax regimes provide for a tax based on the net tonnage weight of a qualified vessel. These beneficial foreign tax structures continued to result in our earnings incurring significantly lower taxes than those that would apply under the U.S. statutory tax rates or if we were not a qualified shipping company in those foreign jurisdictions.

Should our operational structure change or should the laws that created these shipping tax regimes change, we could be required to provide for taxes at rates much higher than those currently reflected in our financial statements. Additionally, if our pre-tax earnings in higher tax jurisdictions increase, there could be a significant increase in our annual effective tax rate. Any such increase could cause volatility in the comparisons of our effective tax rate from period to period.

Tax Provision

Income (loss) before income taxes attributable to domestic and foreign operations was (in thousands):

	Successor	Predecessor
	Period from November 15, 2017 Through December 31, 2017	Period from January 1, 2017 Through November 14, 2017	Year ended December 31, 2016	Year ended December 31, 2015
U.S. (a)	$(3,688)	$4,835	$(133,572)	$(198,175)
Foreign (b)	(3,105)	(443,998)	(108,865)	(22,693)

	$(6,793)	$(439,163)	$(242,437)	$(220,868)

(a) - Included in this amount is $228.9 million of adjustments to domestic assets and liabilities as a result of the application of the guidance in ASC 805

(b) - Included in this amount is $405.1 million of adjustments to foreign assets and liabilities as a result of the application of the guidance in ASC 805

The components of our tax provision (benefit) attributable to income before income taxes are as follows for the following periods (in thousands):

	Successor				Predecessor
	Period from November 15, 2017 Through December 31, 2017				Period from January 1, 2017 Through November 14, 2017
	Current	Deferred	Other	Total	Current	Deferred	Other (a)	Total
U.S & State	$—	$(10,381)	$—	$(10,381)	$3	$64,485	$(101,784)	$(37,296)
Foreign	357	(75)	(205)	77	1,058	(998)	(1,008)	(948)

	$357	$(10,456)	$(205)	$(10,304)	$1,061	$63,487	$(102,792)	$(38,244)

	Predecessor
	Year Ended December 31, 2016				Year Ended December 31, 2015
	Current	Deferred	Other	Total	Current	Deferred	Other	Total
U.S & State	$—	$(36,442)	$(6)	$(36,448)	$(69)	$(3,270)	$39	$(3,300)
Foreign	1,419	(2,014)	(2,415)	(3,010)	1,130	(553)	(2,910)	(2,333)

	$1,419	$(38,456)	$(2,421)	$(39,458)	$1,061	$(3,823)	$(2,871)	$(5,633)

(a)	Includes income tax effects of Fresh Start Accounting adjustments.

The mix of our operations within various taxing jurisdictions affects our overall tax provision. The difference between the provision at the statutory U.S. federal tax rate and the tax provision attributable to income before income taxes in the accompanying consolidated statements of operations is as follows:

	Successor	Predecessor
	For the Period from November 15, 2017 Through December 31, 2017	For the Period from January 1, 2017 Through November 14, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015
U.S. federal statutory income tax rate	(35.0%)	(35.0%)	(35.0%)	(35.0%)
Effect of foreign operations	16.0	3.1	14.5	2.5
US state income taxes net of Federal benefit	14.5	(0.1)	(1.1)	(1.7)
Foreign earnings repatriation	—	(3.1)	6.7	34.4
U.S. foreign tax credit	—	(1.0)	(2.7)	(7.8)
Valuation allowance	76.5	21.7	1.8	5.1
Gain on extinguishment of debt	—	(27.3)	—	—
Fresh-Start Reporting Adjustments	—	27.1	—	—
Transaction Costs	—	2.8	—	—
Effects of U.S. Tax Reform	(224.1)	—	—	—
Other	0.4	2.9	(0.5)	(0.1)

Total	(151.7%)	(8.7%)	(16.3%)	(2.6%)

Deferred Taxes

Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The components of the net deferred tax assets and liabilities at December 31, 2017 and 2016 were as follows:

	Successor	Predecessor
	December 31,
	2017	2016
	(in thousands)	(in thousands)
Deferred tax assets
Net operating loss carryforwards	$28,638	$60,772
Items currently not deductible for tax purposes	3,071	21,445
Foreign and other tax credit carryforwards	4,822	34,131

	36,531	116,348
Less valuation allowance	(29,051)	(33,037)

Net deferred tax assets	$7,480	$83,311

Deferred tax liabilities
Depreciation	$(6,343)	$(91,105)
Other	(4,129)	(48,922)

Total deferred tax liabilities	$(10,472)	$(140,027)

Net deferred tax liability	$(2,992)	$(56,716)

The change in the valuation allowance for the year ended December 31, 2017 from December 31, 2016 was a decrease of $4.0 million. As of December 31, 2017, we had NOL carryforwards for income tax purposes totaling $8.1 million in the federal U.S., $6.2 million in Louisiana, $2.6 million in Mexico, $3.0 million in Norway, $0.2 million in the U.K., $0.2 million in Singapore, and $8.3 million in Brazil that are, subject to certain limitations, available to offset future taxable income. We have deferred tax liability reversals for depreciation for which we expect to partially utilize the U.S. NOLs. The U.S. NOLs will begin to expire beginning in 2027. It is more likely than not that the Mexico NOLs, Norway NOLs and Brazilian NOLs will not be utilized and a full valuation allowance has been established for such NOLs. Under the 2017 Tax Act, many of the foreign tax credit utilization rules were changed that required us to reassess the realizability of our foreign tax credit deferred tax asset. After review, it was determined that under the new U.S. foreign tax credit rules we would not ultimately realize the full benefit associated with our foreign tax credits at December 31, 2017. Accordingly, we recognized a provisional estimate of a valuation allowance related to our foreign tax credits in the amount of $4.1 million. Based on future expected taxable losses in Mexico, we do not anticipate we will benefit from certain deferred tax assets and have recorded a valauation allowance of $1.6 million against them. The following table provides information about the activity of our deferred tax valuation allowance:

	Successor	Predecessor
	December 31,
	2017	2016
	(in thousands)	(in thousands)

Balance, beginning of period	$(33,037)	$(24,112)
Additions (reductions) recorded in the provision for income taxes	(89,399)	(8,925)
Fresh-Start Reporting (a)	93,385	—

Balance, end of period	$(29,051)	$(33,037)

(a)

Represents release of the valuation allowance in fresh-start reporting due to the write-off of related deferred tax assets primarily as a result of cancellation of indebtedness (COD) income excluded from gross from gross income for US federal income tax purposes and applied to reduce net operating loss carryforwards.

Based on a more likely than not, or greater than 50% probability, recognition threshold and criteria for measurement of a tax position taken or expected to be taken in a tax return, we evaluate and record in certain circumstances an income tax liability for uncertain income tax positions.

Numerous factors contribute to our evaluation and estimation of our tax positions and related tax liabilities and/or benefits, which may be adjusted periodically and may ultimately be resolved differently than we anticipate. We also consider existing accounting guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. Accordingly, we continue to recognize income tax related penalties and interest in our provision for income taxes and, to the extent applicable, in the corresponding balance sheet presentations for accrued income tax assets and liabilities, including any amounts for uncertain tax positions included in other income taxes payable in the consolidated balance sheets and which total $21.7 million at December 31, 2017, $21.1 million at December 31, 2016 and $24.7 million at December 31, 2015. In addition, the deferred tax asset was reduced by a $3.3 million unrecognized tax benefit for an uncertain tax position.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows:

	Successor	Predecessor
	As of December 31, 2017	As of December 31, 2016
	(in thousands)	(in thousands)
Unrecognized tax benefits balance at January 1,	$9,174	$10,899
Gross increases for tax positions taken in prior years	135	240
Gross decreases for tax positions taken in prior years	(565)	(152)
Other	469	(1,813)

Unrecognized tax benefits balance at December 31,	$9,213	$9,174

We accrue interest and penalties related to unrecognized tax benefits in our provision for income taxes. At December 31, 2017, we had accrued interest and penalties related to unrecognized tax benefits of $12.5 million. The amount of interest and penalties recognized in our tax provision for the year ended December 31, 2017 was $0.6 million. The unrecognized tax benefits if recognized would affect the effective tax rate. We do not expect a significant change to our unrecognized tax benefits in the next 12 months.

As of December 31, 2017, we may be subject to examination in the U.S. for years after 2002 and in seven major foreign tax jurisdictions with open years from 2002 to 2016.

(8) COMMITMENTS AND CONTINGENCIES

At December 31, 2017, we had long-term operating leases for office space, automobiles, temporary residences, and office equipment. Aggregate operating lease expense for the Successor period ended December 31, 2017, the Predecessor period ended November 14, 2017 and the Predecessor years ended December 31, 2016 and 2015 was $0.3 million, $2.0 million, $2.5 million and $2.8 million, respectively. Future minimum rental commitments under these leases are as follows (in thousands):

Year	Minimum Rental Commitments
2018	$1,243
2019	1,122
2020	994
2021	984
2022	984
Thereafter	4,074

Total	$9,401

We execute letters of credit, performance bonds and other guarantees in the normal course of business that ensure our performance or payments to third parties. The aggregate notional value of these instruments as of December 31, 2017 attributable to the Successor was $3.2 million. The aggregate notional value of these instruments attributable to the Predecessor was $3.2 million at November 14, 2017, $1.2 million at December 31, 2016 and $1.8 million at December 31, 2015. In the past, no significant claims have been made against these financial instruments. We believe the likelihood of demand for payment under these instruments is remote and expect no material cash outlays to occur from these instruments.

We have contingent liabilities and future claims for which we have made estimates of the amount of the eventual cost to liquidate these liabilities or claims. These liabilities and claims may involve threatened or actual litigation where damages have not been specifically quantified but we have made an assessment of our exposure and recorded a provision in our accounts for the expected loss. We intend to defend these matters vigorously; however, litigation is inherently unpredictable, and the ultimate outcome or effect of such lawsuits and actions cannot be predicted with certainty. As a result, there can be no assurance as to the ultimate outcome of these lawsuits. Any claims against us, whether meritorious or not, could cause us to incur costs and expenses, require significant amounts of management time and result in the diversion of significant operations resources. Other claims or liabilities, including those related to taxes in foreign jurisdictions, may be estimated based on our experience in these matters and, where appropriate, the advice of outside counsel or other outside experts. Upon the ultimate resolution of the uncertainties surrounding our estimates of contingent liabilities and future claims, our future reported financial results will be impacted by the difference, if any, between our estimates and the actual amounts paid to settle the liabilities. In addition to estimates related to litigation and tax liabilities, other examples of liabilities requiring estimates of future exposure include contingencies arising out of acquisitions and divestitures. We determine our contingent liabilities based on the most recent information available to us at the time of such determination regarding the nature of the exposure. Such exposures may change from period to period based upon updated relevant facts and circumstances, which can cause the estimates to change. In the recent past, our estimates for contingent liabilities have been sufficient to cover the actual amount of our exposure. We do not believe that the outcome of these matters will have a material adverse effect on our business, financial condition, or results of operations.

(9) EQUITY INCENTIVE PLANS

Stock Options, Restricted Stock and Stock Option Plans

On the Effective Date, and in accordance with the Plan, we reserved 876,553 shares of Successor common stock for issuance under a management incentive plan. The Board has not yet approved a management incentive plan and no shares had been granted as of December 31, 2017.

In the Predecessor periods of 2017, 2016 and 2015, we had outstanding equity-classified awards in the form of stock options and restricted stock under three former Equity Incentive Plans, or the Former Equity Plans. All awards under the Former Equity Plans that had not been forfeited were deemed to vest on a date prior to the Effective Date in connection with the Plan. Predecessor Class A common stock underlying such awards were cancelled on the Effective Date and the holders of such interests received their pro rata share of Successor common stock and Equity Warrants.

A summary of the unvested restricted stock awarded pursuant to our Predecessor incentive equity plans as of December 31, 2016 and changes during 2017 is presented below:

Predecessor stock options granted to purchase our shares had an exercise price equal to, or greater than, the fair market value of the Predecessor’s Class A common stock on the date of grant. These stock options vested over three years from the date of grant and terminated at the earlier of the date of exercise or seven years from the date of grant. The fair value of stock option awards is determined using the Black-Scholes option-pricing model. The expected life of an option is estimated based on historical exercise behavior. Volatility assumptions are estimated based on the average of historical volatility over the previous three years measured from the grant date. Risk-free interest rates are based on U.S. Government Zero Coupon Bonds with a maturity corresponding to the Safe Harbor term. The dividend yield is based on the previous four quarters to the date of grant divided by the average stock price for the previous 200 days. Expected forfeiture rates are estimated based on historical forfeiture experience. We used the following weighted-average assumptions to estimate the fair value of stock options granted during 2015. The Predecessor did not grant any options in 2017 or 2016.

2015
Expected option life - years	4.5
Volatility	41.05%
Risk-free interest rate	1.30%
Dividend yield	0%

The following table summarizes the stock option activity of our Predecessor stock incentive plans in the indicated periods:

	Predecessor
	January 1, 2017 Through November 14, 2017		2016		2015
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	212,019	$27.69	222,019	$27.01	140,293	$41.68
Granted	—	—	—	—	165,879	12.45
Forfeitures	(212,019)	27.69	(10,000)	12.55	(84,153)	26.85

Outstanding at end of year	—	$—	212,019	$27.69	222,019	$27.01

Exercisable shares and weighted average exercise price	—	$—	128,532	$33.83	57,859	$42.05
Shares available for future grants:	876,553		414,975		1,061,130

The restrictions related to restricted stock awards terminated at the end of three years from the date of grant and the value of the restricted shares is amortized to expense over that period. Total amortization of stock-based compensation related to restricted stock was $2.6 million, $4.7 million and $5.9 million for the Predecessor period ended November 14, 2017 and the years ended December 31, 2016 and 2015, respectively. Total stock-based compensation for stock options was $0.2 million, $0.4 million and $0.6 million at November 14, 2017 and December 31, 2016 and 2015, respectively.

ESPP

We had an employee stock purchase plan, or ESPP, that was available to all of our U.S. employees and certain subsidiaries, which we terminated in early 2017. During the term of the ESPP, the employee contributions were used to acquire shares of the Predecessor’s Class A common stock at 85% of the fair market value of the Class A common stock. Total compensation expense related to the ESPP was $0.2 million and $0.2 million during the years ended December 31, 2016 and 2015, respectively.

U.K. ESPP

Certain employees of our U.K. subsidiaries participated in a share incentive plan, which was similar to our ESPP but contained certain provisions designed to meet the requirements of the U.K. tax authorities. This plan was also terminated in early 2017.

Deferred Compensation Plan

We maintain a deferred compensation plan, or DC Plan, under which a portion of the compensation for certain of our key employees, including officers, and non-employee directors, can be deferred for payment after retirement or termination of employment. Under the DC Plan, deferred compensation could be used to purchase our common stock or could be retained by us and earn interest at prime plus 2%. The first 7.5% of compensation deferred is required to be used to purchase the common stock and is matched by us.

We have established a “Rabbi” trust to hold the stock portion of benefits under the DC Plan. The funds provided to the trust are invested by a trustee independent of us in our common stock, which is purchased by the trustee on the open market. The assets of the trust are available to satisfy the claims of all general creditors in the event of bankruptcy or insolvency. Dividend equivalents are paid on the stock units at the same rate as dividends on our common stock and are re-invested as additional stock units based upon the fair market value of a share of our common stock on the date of payment of the dividend. On the Effective Date, the DC Plan received Successor common stock and Equity Warrants that were issued pursuant to the Plan in exchange for the Predecessor Class A common stock previously held by the trust. Accordingly, the Successor common stock held by the trust and our liabilities under the DC Plan are included in the accompanying consolidated balance sheets as treasury stock and deferred compensation expense.

(10)	EMPLOYEE BENEFIT PLANS

401(k) Plan

We offer a 401(k) plan to all of our U.S. employees and provide matching contribution to those employees that participate. The matching contributions paid by us totaled $1.0 million for the year ended December 31, 2015. In August 2015, we suspended the matching contribution.

Multi-employer Pension Obligation

Certain of our current and former U.K. subsidiaries are participating in a multi-employer retirement fund known as the Merchant Navy Officers Pension Fund, or MNOPF. At December 31, 2017, the Successor had accrued $1.2 million related to this liability, which reflects the present value of all obligations assessed on us by the fund’s trustee as of such date. This figure is the same as was accrued by the Predecessor at November 14, 2017. We continue to have employees who participate in the MNOPF and will as a result continue to make routine payments to the fund as those employees accrue additional benefits over time. The status of the fund is calculated by an actuarial firm every three years. The last assessment was completed in March 2015 and resulted in a significantly improved funding position, mainly due to hedging the interest rate and inflation risk, to between 65% and 80%. The reported net deficit of the fund at March 31, 2015 was $7.5 million and, as a result, the MNOPF trustee did not propose to collect any additional deficit contributions related to the new deficit. The amount and timing of additional potential future obligations relating to underfunding depend on a number of factors, but principally on future fund performance and the underlying actuarial assumptions. Our share of the fund’s deficit is dependent on a number of factors including future actuarial valuations, asset performance, the number of participating employers, and the final method used in allocating the required contribution among participating employers. In addition, our obligation could increase if other employers no longer participated in the plan. In the Predecessor period ended November 14, 2017 and for the years ended December 31, 2016 and 2015, the Predecessor made deficit contributions to the plan of $0.4 million, $0.4 million and $0.4 million, respectively. In the Successor period ended December 31, 2017 we made no additional contribution. Our contributions do not make up more than five percent of total contributions to the plan.

In addition, we participate in the Merchant Navy Ratings Pension Fund, or MNRPF, in a capacity similar to our participation in the MNOPF. Prior to 2013, we were not required to contribute to any deficit in the MNRPF. Due to a change in the plan rules, however, we were advised that we would be required to make contributions beginning in 2013. As of November 14, 2017, the Predecessor had accrued $1.8 million for this fund. The most recent actuarial valuation was completed as of March 31, 2017 and deficit information was communicated in the fourth quarter of 2017. Our share of the deficit was calculated at $0.5 million for which we expect to receive a formal payment demand in the third quarter of 2018. As of December 31, 2017, the amount of the MNRPF accrual recorded by the Successor was adjusted to $0.6 million, which is a combination of the deficit mentioned above plus an estimate of further deficit amounts from April 2017 onward.

Norwegian Pension Plans

The Norwegian benefit pension plans include approximately 144 of our employees, primarily seamen, and are defined benefit, multiple-employer plans, insured with Nordea Liv. We also instituted a defined contribution plan in 2008 for shore-based personnel that existing personnel could elect to participate in while discontinuing any further obligations in the defined benefit plan. All newly hired shore-based personnel are required to join the defined contribution plan. Benefits under the defined benefit plans are based primarily on participants’ years of credited service, wage level at age of retirement and the contribution from the Norwegian National Insurance. A December 31, 2017, measurement date is used for the actuarial computation of the defined benefit pension plans. The following tables provide information about changes in the benefit obligation and plan assets and the funded status of the Norwegian defined benefit pension plans (in thousands):

	Successor	Predecessor
	Period from	Period from
	November 15,	January 1,
	2017 Through	2017 Through	Year ended
	December 31,	November 14,	December 31,
	2017	2017	2016
Change in Benefit Obligation
Benefit obligation at beginning of the period	$5,443	$5,202	$6,394
Benefit periodic cost	33	224	319
Interest cost	18	121	144
Withdrawal	—	—	(377)
Benefits paid	(35)	(237)	(289)
Actuarial gain	(16)	(108)	(1,117)
Translation adjustment	36	241	128

Benefit obligation at period end	$5,479	$5,443	$5,202

	Period from	Period from
	November 15,	January 1,
	2017 Through	2017 Through	Year ended
	December 31,	November 14,	December 31,
	2017	2017	2016
Change in Plan Assets
Fair value of plan assets at beginning of the period	$5,576	$5,486	$5,486
Actual return on plan assets	27	181	182
Contributions	46	310	303
Withdrawal	—	—	(237)
Settlement/curtailment	—	—	82
Benefits paid	(35)	(237)	(297)
Administrative fee	(7)	(48)	(56)
Actuarial loss	(55)	(369)	(63)
Translation adjustment	38	253	86

Fair value of plan assets at period end	$5,590	$5,576	$5,486

Funded status	$111	$133	$284

Amounts recognized in the balance sheet consist of (in thousands):

	Successor	Predecessor
	December 31,	December 31,
	2017	2016
Deferred costs and other assets	$429	$474
Other liabilities	(318)	(190)

	$111	$284

	Successor	Predecessor
	Period from November 15, 2017 Through December 31, 2017	Period from January 1, 2017 Through November 14, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Components of Net Period Benefit Cost
Service cost	$33	$222	$329	$416
Interest cost	18	120	149	169
Return on plan assets	(27)	(180)	(182)	(185)
Administrative fee	7	48	56	61
Recognized net actuarial gain	44	296	(329)	(544)

Net periodic benefit cost	$75	$506	$23	$(83)

The vested benefit obligation is calculated as the actuarial present value of the vested benefits to which employees are currently entitled based on the employees’ expected date of separation or retirement.

	Successor	Predecessor
Weighted-average assumptions	Period from November 15, 2017 Through December 31, 2017	Period from January 1, 2017 Through November 14, 2017	Year Ended December 31, 2016
Discount rate	2.4%	2.4%	2.6%
Return on plan assets	4.1%	4.1%	3.6%
Rate of compensation increase	2.5%	2.5%	2.5%

The weighted average assumptions shown above were used for both the determination of net periodic benefit cost and the determination of benefit obligations as of the measurement date. In determining the weighted average assumptions, the overall market performance and specific historical performance of the investments of the Norwegian pension plan were reviewed. The asset allocations at the measurement date were as follows:

	Successor	Predecessor
	December 31, 2017	December 31, 2016	Level
Equity securities	11%	5%	1
Property	10%	10%	3
Money market	14%	24%	2
Held-to-Maturity bonds	27%	32%	2
Bonds	13%	7%	1
Other	25%	22%	3

All asset categories	100%	100%

The investment strategy focuses on providing a stable return on plan assets using a diversified portfolio of investments.

The projected benefit obligation and the fair value of plan assets for the Norwegian pension plan were approximately $5.5 million and $5.6 million, respectively, as of December 31, 2017, and $5.2 million and $5.5 million, respectively, as of December 31, 2016. The accumulated benefit obligation was $4.8 million and $4.8 million as of December 31, 2017 and 2016, respectively. We expect to contribute approximately $0.4 million to the Norwegian pension plan in 2018. No plan assets are expected to be returned to us in 2018.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

Year ended December 31,	Benefit Payments
2018	254
2019	254
2020	254
2021	255
2022	255

Total	$1,272

(11) STOCKHOLDERS’ EQUITY

Common Stock

All the Predecessor’s Class A common stock was cancelled upon our emergence from bankruptcy on the Effective Date in exchange for 75,000 shares of Successor common stock and 810,811 Equity Warrants.

We have authority to issue 25,000,000 shares of common stock. We are subject to U.S. maritime laws that generally require that only U.S. citizens own and operate U.S.-flag vessels for trade between points in the United States. Our Certificate of Incorporation provides that no shares of any class or series of our capital stock may be transferred to a Non-U.S. Citizen (as therein defined) if, upon completion of such transfer, the number of shares beneficially owned by all Non-U.S. Citizens in the aggregate would exceed the 24%, or the Permitted Percentage, of the total issued and outstanding shares. The shares of such class or series of capital stock beneficially owned by Non-U.S. Citizens in excess of the Permitted Percentage are referred to as Excess Shares. To prevent the percentage of aggregate shares of our capital stock owned by Non-U.S. Citizens from exceeding the Permitted Percentage, we, at our sole discretion, will have the power to redeem all or any number of such Excess Shares. We have the option to redeem the Excess Share for: (i) cash; (ii) Redemption Warrants, which are warrants to purchase one share of our common stock at $.01 per share and do not give the holder any rights as a shareholder; or (iii) Redemption Notes, which are interest-bearing promissory notes with a maturity date of ten years or less. Until such Excess Shares are redeemed, or they are no longer Excess Shares, the holders of such shares will not be entitled to any voting rights with respect to such Excess Shares and we will pay any dividends or distributions with respect to such Excess Shares, if any, into a segregated account.

Noteholder Warrants

The Jones Act, which applies to companies that engage in maritime transportation of merchandise and passengers between points in the United States, requires that, among other things, with respect to a publicly traded company, the aggregate ownership of common stock by Non-U.S. Citizens be not more than 25% of its outstanding common stock. Accordingly, Non-U.S. Citizen creditors who would otherwise be recipients of Successor common stock pursuant to the Plan or the Rights Offerings received, in lieu of Successor common stock, Noteholder Warrants to acquire Successor common stock at an exercise price of $.01 per share.

On the Effective Date, we entered into a warrant agreement, pursuant to which we issued the Noteholder Warrants entitling the holders thereof to purchase an aggregate of 2,956,859 shares of Successor common stock. The Noteholder Warrants are exercisable for a 25-year term commencing on the Effective Date at an exercise price of $.01 per share. Any outstanding Noteholder Warrant that has not been exercised upon maturity of the Noteholder Warrants on November 14, 2042 will be exchanged for Redemption Warrants that will be substantially in the same form of the existing Noteholder Warrants. No Noteholder Warrants were exercised during the period from November 15, 2017 to December 31, 2017.

Equity Warrants

On the Effective Date, we entered into a warrant agreement, pursuant to which we issued the Equity Warrants entitling the holders thereof to purchase an aggregate of 810,811 shares of Successor common stock, exercisable for a 7-year period commencing on the Effective Date at an exercise price of $100.00 per share, subject to adjustment as described in the warrant agreement for the Equity Warrants.

The Equity Warrants contain certain provisions to facilitate our compliance with the U.S. Maritime Laws limiting the ownership of our common stock by Non-U.S. Citizens. No Equity Warrants were exercised during the period from November 15, 2017 to December 31, 2017.

Common Stock Issuances

During 2017, no proceeds were received from the issuance of the Predecessor’s Class A common stock. During 2016, 165,849 shares of Predecessor’s Class A common stock were issued, generating approximately $0.4 million in proceeds. During 2015, 101,179 shares of Predecessor’s Class A common stock were issued generating approximately $0.7 million in proceeds.

Preferred Stock

We are authorized by our Certificate of Incorporation, as amended, to issue up to 5,000,000 shares of preferred stock, $.01 par value per share. No such shares have been issued.

Stock Repurchases

In December 2012, the Predecessor Board of Directors approved a stock repurchase program for up to a total of $100.0 million of our issued and outstanding Predecessor Class A common stock. We did not repurchase any Predecessor Class A common stock in 2017, 2016 or 2015.

(12) OPERATING SEGMENT INFORMATION

Business Segments

We operate our business based on geographic locations and maintain three operating segments: the North Sea, Southeast Asia and the Americas. Our chief operating decision-maker regularly reviews financial information about each of these operating segments in deciding how to allocate resources and evaluate performance. The business within each of these geographic regions has similar economic characteristics, services, distribution methods and regulatory concerns. All of the operating segments are considered reportable segments under FASB ASC No. 280, “Segment Reporting.”

Management evaluates segment performance primarily based on operating income. Cash and debt are managed centrally. Because the regions do not manage those items, the gains and losses on foreign currency remeasurements associated with these items are excluded from operating income. Management considers segment operating income to be a good indicator of each segment’s operating performance from its continuing operations, as it represents the results of the ownership interest in operations without regard to financing methods or capital structures. All significant transactions between segments are conducted on an arms-length basis based on prevailing market prices and are accounted for as such. Operating income and other information regularly provided to our chief operating decision-maker is summarized in the following table (all amounts in thousands):

	North Sea	Southeast Asia	Americas	Other	Total
Successor
Period from November 15 Through December 31, 2017
Revenue	$8,304	$1,368	$3,921	$—	$13,593
Direct operating expenses	5,387	1,047	3,425	—	9,859
Drydock expense	—	—	—	—	—
General and administrative expense	740	382	728	1,557	3,407
Pre-petition restructuring charges	1	—	—	—	1
Depreciation and amortization	2,481	700	1,162	82	4,425
Impairment charge	—	—	—	—	—
Gain on sale of assets and other	—	—	—	—	—

Operating income (loss)	$(305)	$(761)	$(1,394)	$(1,639)	$(4,099)

Predecessor
Period from January 1 Through November 14, 2017
Revenue	$52,217	$8,606	$27,406	$—	$88,229
Direct operating expenses	36,365	7,879	25,577	—	69,821
Drydock expense	4,269	959	204	—	5,432
General and administrative expense	11,987	3,103	6,937	10,342	32,369
Pre-petition restructuring charges	—	—	—	17,861	17,861
Depreciation and amortization	20,173	6,222	19,229	2,097	47,721
Impairment charge	—	—	—	—	—
Gain on sale of assets and other	—	(51)	5,258	—	5,207

Operating income (loss)	$(20,577)	$(9,506)	$(29,799)	$(30,300)	$(90,182)

Year Ended December 31, 2016
Revenue	$76,759	$14,069	$32,891	$—	$123,719
Direct operating expenses	45,872	11,308	25,985	—	83,165
Drydock expense	2,549	588	1,525	—	4,662
General and administrative expense	6,961	5,218	6,876	18,608	37,663
Depreciation and amortization	24,157	8,654	22,008	3,363	58,182
Impairment charge	1,986	50,437	110,385	—	162,808
Gain on sale of assets and other	5,920	2,648	(4)	—	8,564

Operating income (loss)	$(10,686)	$(64,784)	$(133,884)	$(21,971)	$(231,325)

Year Ended December 31, 2015
Revenue	$142,168	$35,524	$97,114	$—	$274,806
Direct operating expenses	84,474	16,483	68,880	—	169,837
Drydock expense	4,112	4,356	6,919	—	15,387
General and administrative expense	9,469	4,296	9,906	23,609	47,280
Depreciation and amortization	28,724	10,419	29,827	3,621	72,591
Impairment charge	22,919	—	129,184	—	152,103
Gain on sale of assets and other	1,244	(59)	(25)	—	1,160

Operating income (loss)	$(8,774)	$29	$(147,577)	$(27,230)	$(183,552)

Successor
As of December 31, 2017
Cash and cash equivalents	$47,686	$2,029	$5,766	$9,132	$64,613
Long-lived assets(a)	203,505	60,890	97,515	2,218	364,128
Total assets	271,759	66,299	118,654	15,243	471,955
Capital expenditures	8	—	—	133	141

Predecessor
Year Ended December 31, 2016
Cash and cash equivalents	$5,436	$3,008	$364	$14	$8,822
Long-lived assets(a)	440,670	149,668	401,425	3,457	995,220
Total assets	465,908	158,671	424,398	3,548	1,052,525
Capital expenditures	12,550	90	2,751	797	16,188

Year Ended December 31, 2015
Cash and cash equivalents	$12,930	$4,911	$1,221	$2,877	$21,939
Long-lived assets(a)	544,904	216,477	499,083	6,022	1,266,486
Total assets	589,934	232,356	529,654	9,308	1,361,252
Capital expenditures	5,992	253	26,602	2,581	35,428

(a)

Vessels under construction are included in other assets until delivered. Revenue, long-lived assets and capital expenditures presented in the table above are allocated to segments based on the location where the vessel is employed, which in some instances differs from the segment where the vessel is legally owned. For the Successor period from November 15, 2017 through December 31, 2017, we had $3.4 million in revenue and $91.7 million in long-lived assets attributed to the United States, our country of domicile. In the Predecessor period from January 1, 2017 through November 14, 2017, we had $16.5 million in revenue attributed to the United States. In 2016, we had $28.5 million in revenue and $371.6 million in long-lived assets attributed to the United States, our country of domicile. In 2015, we had $73.4 million in revenue and $431.7 million in long-lived assets attributed to the United States.

(13) UNAUDITED QUARTERLY FINANCIAL DATA

Summarized quarterly financial data for the Successor period ended December 31, 2017, the Predecessor period ended November 14, 2017 and the Predecessor year ended December 31, 2016 are as follows:

	Predecessor				Successor
	First Quarter	Second Quarter	Third Quarter	Period from October 1 Through November 14, 2017	Period from November 15 Through December 31, 2017
	(In thousands, except per share amounts)
2017
Revenues	$24,359	$24,641	$25,805	$13,424	$13,593
Operating loss	(31,992)	(30,680)	(18,202)	(9,308)	(21,859)
Net loss	(124,815)	(40,547)	(24,643)	(210,914)	3,511
Per share (basic)	$(4.93)	$(1.58)	$(0.94)	$(8.13)	$0.35
Per share (diluted)	$(4.93)	$(1.58)	$(0.94)	$(8.13)	$0.35

	Predecessor
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share amounts)
2016
Revenues	$38,794	$30,487	$27,821	$26,617
Operating loss	(128,256)	(66,338)	(19,766)	(16,965)
Net loss	(91,182)	(47,580)	(24,729)	(39,488)
Per share (basic)	$(3.66)	$(1.90)	$(0.98)	$(1.57)
Per share (diluted)	$(3.66)	$(1.90)	$(0.98)	$(1.57)

Exhibit 99.3

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2018	2017
	(In thousands, except par value amounts)
ASSETS
Current assets:
Cash and cash equivalents	$37,532	$64,613
Trade accounts receivable, net of allowance for doubtful accounts of $1,023 and $3,470, respectively	22,253	20,378
Other accounts receivable	4,189	7,471
Inventory	1,721	1,323
Prepaid expenses	5,645	4,319
Other current assets	1,051	5,416

Total current assets	72,391	103,520

Vessels, equipment, and other fixed assets at cost, net of accumulated depreciation of $29,755 and $4,392, respectively	335,226	363,845
Construction in progress	353	283
Deferred costs and other assets	9,432	4,307

Total assets	$417,402	$471,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,585	$12,770
Income and other taxes payable	2,262	1,540
Accrued personnel costs	4,488	5,040
Accrued interest expense	385	451
Accrued restructuring charges	—	7,458
Accrued professional fees	685	1,825
Other accrued liabilities	3,628	3,406

Total current liabilities	21,033	32,490

Long-term debt	93,596	92,365
Long-term income taxes:
Deferred income tax liabilities	1,980	2,992
Other income taxes payable	17,889	18,374
Other liabilities	932	1,244
Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 25,000 shares authorized; 7,570 and 7,043 shares issued and 7,568 and 7,042 outstanding, respectively	75	70
Additional paid-in capital	319,103	317,932
Retained earnings (deficit)	(36,457)	3,511
Accumulated other comprehensive income (loss)	(749)	2,977
Treasury stock	(68)	(70)
Deferred compensation	68	70

Total stockholders’ equity	281,972	324,490

Total liabilities and stockholders’ equity	$417,402	$471,955

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
		(In thousands, except per share amounts)
Revenue	$27,814	$25,805	$78,633	$74,805
Costs and expenses:
Direct operating expenses	19,117	20,431	61,114	58,991
Drydock expense	—	1,138	—	5,694
General and administrative expenses	7,504	8,579	21,658	26,960
Pre-petition restructuring charges	—	50	—	17,837
Depreciation and amortization	9,193	13,843	27,136	40,990
(Gain) loss on sale of assets	2	(34)	(201)	5,207

Total costs and expenses	35,816	44,007	109,707	155,679

Operating loss	(8,002)	(18,202)	(31,074)	(80,874)

Other income (expense):
Interest expense	(3,076)	(3,192)	(8,671)	(27,344)
Interest income	81	9	294	25
Reorganization items	—	(8,882)	(422)	(13,976)
Foreign currency transaction gain (loss) and other	(150)	368	(742)	(23)

Total other income (expense)	(3,145)	(11,697)	(9,541)	(41,318)

Loss before income taxes	(11,147)	(29,899)	(40,615)	(122,192)
Income tax (provision) benefit	(8)	5,256	647	(67,813)

Net loss	$(11,155)	$(24,643)	$(39,968)	$(190,005)

Loss per share:
Basic	($1.12)	($0.94)	($4.00)	($7.39)

Diluted	($1.12)	($0.94)	($4.00)	($7.39)

Weighted average shares outstanding:
Basic	9,998	26,254	9,998	25,716

Diluted	9,998	26,254	9,998	25,716

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

2

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
	2018	2017	2018	2017
Net loss	$(11,155)	$(24,643)	$(39,968)	$(190,005)
Comprehensive income (loss):
Foreign currency translation gain (loss)	(1,521)	17,257	(3,726)	40,048

Total comprehensive loss	$(12,676)	$(7,386)	$(43,694)	$(149,957)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

3

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the Nine Months Ended September 30, 2018

(In thousands)

	Common Stock at $0.01 Par Value	Additional Paid In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Deferred Compen- sation	Total Stockholders’ Equity
					Shares	Share Value
Balance at December 31, 2017	$70	$317,932	$3,511	$2,977	(2)	$(70)	$70	$324,490
Net loss	—	—	(39,968)	—	—	—	—	(39,968)
Issuance of common stock and other	5	1,171	—	—	—	—	—	1,176
Deferred compensation plan	—	—	—	—	—	2	(2)	—
Translation adjustment	—	—	—	(3,726)	—	—	—	(3,726)

Balance at September 30, 2018	$75	$319,103	$(36,457)	$(749)	(2)	$(68)	$68	$281,972

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

4

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Successor	Predecessor
	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Cash flows from operating activities:
Net loss	$(39,968)	$(190,005)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	27,136	40,990
(Gain) loss on sale of assets	(201)	5,207
Amortization of stock-based compensation	1,178	2,538
Amortization and write-off of deferred financing costs	1,612	10,308
Provision for doubtful accounts receivable, net of write-offs	(115)	799
Deferred income tax expense (benefit)	(1,435)	67,272
Foreign currency transaction loss	(8)	(753)
Change in operating assets and liabilities:
Accounts receivable	1,190	3,361
Prepaids and other	(978)	(3,892)
Deferred drydocking charges	(6,596)	—
Accounts payable	(3,022)	(2,932)
Other accrued liabilities and other	(9,143)	14,859

Net cash used in operating activities	(30,350)	(52,248)
Cash flows from investing activities:
Purchases of vessels, equipment and other fixed assets	(523)	(24,902)
Proceeds from disposition of vessels and equipment	283	3,065

Net cash used in investing activities	(240)	(21,837)
Cash flows from financing activities:
Proceeds from borrowings under revolving loan facility	—	65,443
Proceeds from borrowings under DIP financing facility	—	18,000
Repayments of borrowings under loan facilities	—	(2,000)
Other financing costs	—	(4,299)
Debt issuance costs	(230)	(1,000)

Net cash (used in) provided by financing activities	(230)	76,144
Effect of exchange rate changes on cash	279	580

Net increase (decrease) in cash, cash equivalents and restricted cash	(30,541)	2,639
Cash, cash equivalents and restricted cash at beginning of period	68,073	8,822

Cash, cash equivalents and restricted cash at end of period	$37,532	$11,461

Supplemental cash flow information:
Interest paid, net of interest capitalized	$7,005	$5,699
Income taxes paid, net	937	1,202

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

5

GULFMARK OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

(1)	GENERAL INFORMATION

Organization and Nature of Operations

The condensed consolidated financial statements of GulfMark Offshore, Inc. and its subsidiaries included herein have been prepared by us without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, or SEC. Unless otherwise indicated, references to “we”, “us”, “our” and the “Company” refer collectively to GulfMark Offshore, Inc. and its subsidiaries. Certain information relating to our organization and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, has been condensed or omitted in this Quarterly Report on Form 10-Q pursuant to such rules and regulations. However, we believe that the disclosures herein are adequate to make the information presented not misleading. The consolidated balance sheet as of December 31, 2017 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. It is recommended that these financial statements be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2017.

In the opinion of management, all adjustments, which include reclassification and normal recurring adjustments, necessary to present fairly the unaudited condensed consolidated financial statements for the periods indicated, have been made. All significant intercompany accounts have been eliminated. Certain reclassifications of previously reported information may be made to conform to current year presentation.

We provide marine support and transportation services to companies involved in the offshore exploration and production of oil and natural gas. Our vessels transport drilling materials, supplies and personnel to offshore facilities, and also move and position drilling structures. The majority of our operations are conducted in the North Sea, offshore Southeast Asia and the Americas. We also operate our vessels in other regions to meet our customers’ requirements.

On May 17, 2017, GulfMark Offshore, Inc. filed a voluntary petition, or the Chapter 11 Case, under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware, or the Bankruptcy Court. On October 4, 2017, the Bankruptcy Court entered an order approving our Amended Chapter 11 Plan of Reorganization, as confirmed, or the Plan. On November 14, 2017, or the Effective Date, the Plan became effective pursuant to its terms and we emerged from the Chapter 11 Case.

On the Effective Date, we adopted and applied the relevant guidance with respect to the accounting and financial reporting for entities that have emerged from bankruptcy proceedings, or Fresh Start Accounting, in connection with our emergence from bankruptcy. Upon emergence from the Chapter 11 Case, we qualified for and adopted Fresh Start Accounting in accordance with the provisions set forth in Financial Accounting Standards

6

Board, or FASB, Accounting Standards Codification, or ASC, No. 852, “Reorganizations” as (i) holders of existing shares of the Predecessor (as defined below) immediately before the Effective Date received less than 50 percent of the voting shares of the Successor (as defined below) entity and (ii) the reorganization value of the Successor was less than its post-petition liabilities and estimated allowed claims immediately before the Effective Date. Under Fresh Start Accounting, our balance sheet on the date of emergence reflects all of our assets and liabilities at their fair values. Our emergence and the adoption of Fresh Start Accounting resulted in a new reporting entity, or the Successor, for financial reporting purposes. To facilitate our discussion and analysis of our vessels, financial condition and results of operations herein, we refer to the reorganized company as the Successor for periods subsequent to November 14, 2017 and the Predecessor for periods prior to November 15, 2017. In addition, we adopted new accounting policies related to drydock expenditures and depreciation of our long-lived assets. As a result, our consolidated financial statements and the accompanying notes thereto after November 14, 2017 are not comparable to our consolidated financial statements and the accompanying notes thereto prior to November 15, 2017. Our presentations herein include a “black line” division to delineate and reinforce this lack of comparability. The effects of the Plan and the application of Fresh Start Accounting were reflected in the consolidated balance sheet as of November 14, 2017, and the related adjustments thereto were recorded in the consolidated statement of operations for the Predecessor period ended November 14, 2017.

On July 15, 2018, GulfMark Offshore, Inc. entered into an Agreement and Plan of Merger, or the Merger Agreement, with Tidewater Inc., or Tidewater. As provided in the Merger Agreement, a to-be-formed wholly-owned subsidiary corporation of Tidewater will merge with and into GulfMark Offshore, Inc., resulting in GulfMark Offshore, Inc. becoming a wholly-owned subsidiary of Tidewater, or the First Merger. Immediately thereafter, Tidewater will cause GulfMark Offshore, Inc. to merge into a to-be-formed wholly-owned subsidiary limited liability company, or NewCo, with NewCo continuing as a wholly-owned subsidiary of Tidewater, or the Second Merger and, together with the First Merger, the Tidewater Merger. The Tidewater Merger is subject to approval by the stockholders of both entities and certain other conditions and, if approved, is expected to close in the fourth quarter of 2018, subject to possible extension under circumstances described in the Merger Agreement. See Note 8.

Revenue Recognition

We adopted ASC 606, “Revenue from Contracts with Customers,” or ASC 606, as of January 1, 2018. We applied ASC 606 retrospectively after the Effective Date of our emergence from bankruptcy on November 14, 2017 using the following practical expedients allowed by the standard:

•	Contracts that ended prior to December 31, 2017 were not restated.

•

For reporting periods prior to January 1, 2018, we did not disclose the transaction price allocated to any remaining performance obligations related to open contracts as of December 31, 2017 or our expected timing on revenue recognition.

The adoption of ASC 606 primarily resulted in an immaterial change in the classification of reimbursable expenses we incurred on behalf of our customers. Prior to the adoption of ASC 606 the reimbursable revenues recognized and expenses incurred on behalf of our customers were classified on a gross basis in the statement of operations. After adopting ASC 606 only the fee that we earn is recorded as revenue.

7

Revenue is measured based on the consideration specified in a contract with a customer. Our charter hire contracts contain a single performance obligation. We generate revenue by providing a specific vessel along with a crew that both operates and maintains the vessel contracted by the customer and supports the offshore activities of the customer. In exchange we receive a daily contractual charter rate. Currently, contractual charter terms range from several days to five years. We recognize revenue over time as the customer simultaneously receives and consumes the benefits of the offshore marine support services we provide. Generally, our right to consideration from our customers corresponds directly with the value to the customer of our performance to date for substantially all our revenues. Accordingly, we usually recognize revenue as invoiced for vessel charter services. Payments for services rendered do not have a financing component as they are typically due from the customer within 30 to 45 days from the invoice date.

Taxes assessed by a governmental authority related to specific revenue producing transactions and collected by us from customers are excluded from revenue. We operate our business in three segments (see Note 9): the North Sea, Southeast Asia and the Americas. Revenue in each of these segments is provided below.

In the North Sea, we manage three vessels for third-party owners and receive a fee for providing support services ranging from chartering assistance to full operational management. These managed vessels only provide a small direct financial contribution and are included in the North Sea revenues under management fees and reimbursables.

	Successor				Predecessor
	Three months ended September 30, 2018				Three months ended September 30, 2017
	(in thousands)				(in thousands)
	North Sea	Southeast Asia	Americas	Total	North Sea	Southeast Asia	Americas	Total
Services
Charter hire revenues	$16,573	$1,237	$9,364	$27,174	$15,877	$1,902	$7,510	$25,289
Management fees and reimbursables	423	13	204	640	257	71	188	516

	$16,996	$1,250	$9,568	$27,814	$16,134	$1,973	$7,698	$25,805

	Successor				Predecessor
	Nine months ended September 30, 2018				Nine months ended September 30, 2017
	(in thousands)				(in thousands)
	North Sea	Southeast Asia	Americas	Total	North Sea	Southeast Asia	Americas	Total
Services
Charter hire revenues	$48,434	$4,805	$23,893	$77,132	$44,258	$7,026	$21,726	$73,010
Management fees and reimbursables	833	51	617	1,501	810	256	729	1,795

	$49,267	$4,856	$24,510	$78,633	$45,068	$7,282	$22,455	$74,805

Costs of obtaining contracts - We expense the incremental costs of obtaining contracts when incurred if the amortization period of the assets that we otherwise would have recognized is one year or less. The incremental costs of obtaining charter hire contracts that have greater than a one-year term are deferred and amortized over the term of the related charter hire contract. As of September 30, 2018, we have not deferred any incremental costs of obtaining contracts.

8

Costs of fulfilling contracts – We immediately expense the cost of fulfilling contracts unless these costs: (i) relate directly to an existing contract; (ii) generate or enhance resources that will be used to satisfy performance obligations in the future; and (iii) are expected to be recovered. As of September 30, 2018, we have not deferred any contract fulfillment costs.

Contract assets and liabilities - We occasionally receive an upfront fee (mobilization fee) to cover the costs associated with moving the vessel and crew to the operating location and its return. These fees are recorded as a contract liability and amortized over the term of the related contract. We received $596,000 in upfront fees during the nine-month period ended September 30, 2018 which were amortized over the terms of the related contracts.

Cash Flow Statement

In November 2016, the FASB issued Accounting Standards Update, or ASU, 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash.” ASU 2016-18 requires that a statement of cash flows explain the change during the period in the combined total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Under the new standard, cash, cash equivalents, restricted cash and restricted cash equivalents are combined and the beginning-of-period and end-of-period combined totals are reconciled on the statement of cash flows. We adopted ASU 2016-18 as of January 1, 2018 and applied it retrospectively to the periods presented in our condensed consolidated statements of cash flows. Our December 31, 2017 condensed consolidated balance sheet included restricted cash of $3.5 million under “Deferred costs and other assets” related primarily to cash-backed performance bonds associated with two vessels operating in our Americas segment. These performance bonds were released during the first quarter of 2018 and there is no restricted cash on our condensed consolidated balance sheet as of September 30, 2018. In addition, there were no restricted cash balances on our condensed consolidated balance sheets at the beginning or at the end of the nine-month period ended September 30, 2017. The adoption of ASU 2016-18 resulted in a $3.5 million increase in net cash used in operating activities for the nine months ended September 30, 2018.

Earnings Per Share

Basic Earnings Per Share, or EPS, is computed by dividing net income (loss) by the weighted average number of shares of our common stock, par value $0.01 per share, or Common Stock, outstanding during the period. Diluted EPS is computed using the treasury stock method for Common Stock equivalents.

(2)    VESSEL ACQUISITIONS AND DISPOSITIONS

Interest is capitalized in connection with the construction of vessels. During the nine months ended September, 2017, the Predecessor capitalized $0.1 million of interest. We had no vessels under construction during the three- and nine-month periods ended September 30, 2018.

During the first quarter of 2017, the Predecessor took delivery of a vessel built in Norway and paid a final installment on delivery of 195.0 million Norwegian Kroner, or NOK (approximately $23.1 million). In March 2017, the Predecessor sold two fast supply vessels and recorded combined losses on sales of assets of $5.3 million. We had no vessel additions or dispositions during the nine months ended September 30, 2018 and had no vessels under construction at September 30, 2018. In October 2018, we sold an Americas region vessel that had been stacked since 2016 and recorded a gain on sale of assets of $0.2 million which will appear on the fourth quarter 2018 financial statements.

9

(3)	DEBT

Our debt at September 30, 2018 and December 31, 2017 consisted of the following:

	September 30, 2018	December 31, 2017
	(In thousands)
Term Loan Facility	$100,000	$100,000
Debt Issuance Costs	(6,404)	(7,635)

Total	$93,596	$92,365

The following is a summary of scheduled debt maturities by year:

Year	Debt Maturity
(In thousands)
2018	—
2019	—
2020	10,000
2021	20,000
2022	70,000
Thereafter

Total	$100,000

Term Loan and Revolving Credit Facilities

On November 14, 2017, GulfMark Rederi AS, or Rederi, a subsidiary of GulfMark Offshore, Inc., entered into an agreement, or the Credit Facility Agreement, with DNB Bank ASA, New York Branch, as agent, DNB Capital LLC as revolving and swingline lender, and certain funds managed by Hayfin Capital Management LLP as term lenders, providing for two credit facilities: a senior secured revolving credit facility, or the Revolving Credit Facility, and a senior secured term loan facility, or the Term Loan Facility (or, together, the Facilities). The Revolving Credit Facility provides $25.0 million of borrowing capacity, including $12.5 million for swingline loans and $5.0 million for letters of credit. The Term Loan Facility provides a $100.0 million term loan, which was funded in full on November 14, 2017. Borrowings under the Revolving Credit Facility may be denominated in U.S. Dollars, NOK, British Pounds Sterling and Euros. Both Facilities mature on November 14, 2022.

Our costs incurred to negotiate and close the Credit Facility Agreement totaled $9.8 million. These costs are deferred and amortized into interest expense in our consolidated statements of operations. We attributed $7.8 million of the debt issuance costs to the Term Loan Facility. These costs are amortized into interest expense using the effective interest method. The unamortized cost, which totaled $6.4 million at September 30, 2018 and $7.6 million at December 31, 2017, is presented in our consolidated balance sheets and in the debt table above as an offset to our Term Loan Facility borrowing. We attributed $2.0 million of the debt issuance costs to the Revolving Credit Facility. These costs are amortized into interest expense using the straight-line method over the term of the agreement. The unamortized cost, which totaled $1.7 million at September 30, 2018 and at December 31, 2017, is presented in our consolidated balance sheets in “Deferred costs and other assets.”

10

Borrowings under the Facilities accrue interest on U.S. Dollar borrowings at our option using either (i) the adjusted U.S. prime rate plus 5.25% or (ii) the LIBOR Rate plus 6.25%. NOK loans substitute LIBOR with an adjusted Norwegian offered quotation rate for deposits in NOK and Euro loans substitute LIBOR with an adjusted euro interbank offered rate administered by the European Money Markets Institute.

At September 30, 2018, we had $100.0 million in borrowings outstanding under the Term Loan Facility and no loans outstanding under the Revolving Credit Facility. At September 30, 2018, we had an aggregate of $1.6 million of letters of credit outstanding and $23.4 million of unused borrowing capacity under the Revolving Credit Facility. At September 30, 2018, our weighted average interest rate on borrowings under the Term Loan Facility was 8.58%.

Repayment of borrowings under the Facilities is guaranteed by GulfMark Offshore, Inc. and each of its significant subsidiaries (or, collectively with Rederi, the Obligors), and is secured by a lien on 27 collateral vessels, or the Collateral Vessels, and substantially all other assets of the Obligors. Commitments under the Revolving Credit Facility will be reduced beginning on November 14, 2020 in semiannual increments of approximately $3.1 million until maturity. The Term Loan Facility is payable in semiannual installments beginning on November 14, 2020 and based on a five-year level principal payment schedule, payable semiannually.

Term Loan Facility prepayments prior to November 14, 2019 are subject to a make-whole premium based on the present value of interest otherwise payable from the prepayment date forward. Prepayments on or after November 14, 2019 and prior to November 14, 2020 are subject to a 2% premium. Mandatory prepayments, other than those triggered by a casualty event, are subject to prepayment premiums. Mandatory prepayments are required upon the occurrence of certain events including, but not limited to, a change of control or the sale or total loss of a Collateral Vessel. Prepayments of the Revolving Credit Facility are not materially restricted or penalized.

The Credit Facility Agreement was evaluated for embedded derivatives that must be bifurcated and separately accounted for as freestanding derivatives. The nature of any embedded features must be analyzed to determine whether each feature requires bifurcation by both (1) meeting the definition of a derivative and (2) not being considered clearly and closely related to the host contract. We have identified three features in the Credit Facility Agreement that are considered embedded derivatives. There is a contingent interest feature related to default interest, a breakage costs potential not related to prepayments, and certain potential contingent payments related to increased costs caused by changes in law. We determined that the value of these features are de minimis at the inception of the agreement and as of September 30, 2018. We do not foresee events that would require a value adjustment in our consolidated financial statements. We will continue to assess the likelihood of triggering events and to the extent they are determined to be material, these features will be bifurcated from the debt instrument and subsequently marked to fair value in our consolidated statements of operations.

11

The Credit Facility Agreement contains financial covenants that require that we maintain: (i) minimum liquidity of $30.0 million, including $15.0 million in cash, (ii) a leverage ratio (total debt to 12 months EBITDA) of not more than 5.0 to 1.0, tested quarterly beginning December 31, 2020, (iii) a total debt to capital ratio, tested quarterly, not to exceed 0.45 to 1.0, and (iv) a collateral to commitment coverage ratio of at least 2.50 to 1.0. The Credit Facility Agreement contains a number of restrictions that limit our ability to, among other things, sell Collateral Vessels, borrow money, make investments, incur additional liens on assets, buy or sell assets, merge, or pay dividends and contains a number of potential events of default related to our business, financial condition and vessel operations. Collateral Vessel operations are also subject to a variety of restrictive provisions. Proceeds from borrowings under the Credit Facility Agreement may not be used to acquire vessels or finance business acquisitions generally. At September 30, 2018, we were in compliance with all of the financial covenants under the Credit Facility Agreement.

(4)    INCOME TAXES

Our estimated annual effective tax rate, adjusted for discrete tax items, is applied to interim periods’ pretax income (loss). Our estimated annual effective tax rate includes the recognition of a valuation allowance on our deferred tax assets. The total tax benefit for the first nine months of 2018 was $0.6 million.

On December 22, 2017, the statute originally named the Tax Cuts and Jobs Act was signed into law making significant changes to the Internal Revenue Code, including reducing the corporate tax rate from 35% to 21%, establishing a dividends received deduction for dividends paid by foreign subsidiaries to U.S. subsidiaries, eliminating or limiting certain deductions (interest, domestic production activities and executive compensation), imposing a mandatory tax on previously unrepatriated earnings accumulated offshore since 1986 and establishing global minimum income tax and base erosion tax provisions related to offshore activities and affiliated party payments. As a result of the tax reform, we recorded a provisional deferred tax benefit at December 31, 2017 of $15.2 million in connection with the one-time transition tax on foreign earnings and profits and the remeasurement of certain deferred tax assets and liabilities. In accordance with current SEC guidance, we will report the impact of final provisional amounts in the reporting period in which the accounting is completed, which will not exceed one year from the date of enactment of the tax reform.

As of September 30, 2018, we have not completed the accounting for any of the tax effects of the tax reform described above and there have been no material changes to our estimated amounts. Accordingly, there has been no change to the provisional amounts previously recorded and there is no impact to the September 30, 2018 effective tax rate for such provisional amounts.

(5)     COMMITMENTS AND CONTINGENCIES

We execute letters of credit, performance bonds and other guarantees in the normal course of business that ensure our performance or payments to third parties. The aggregate notional value of these instruments was $1.6 million as of September 30, 2018 and $3.2 million as of December 31, 2017. In the past, no significant claims have been made against these financial instruments. We believe the likelihood of demand for payment under these instruments is remote and expect no material cash outlays to occur from these instruments.

12

We have contingent liabilities and future claims for which we have made estimates of the amount of the eventual cost to liquidate these liabilities or claims. These liabilities and claims may involve threatened or actual litigation where damages have not been specifically quantified but we have made an assessment of our exposure and recorded a provision in our accounts for the expected loss. We intend to defend these matters vigorously; however, litigation is inherently unpredictable, and the ultimate outcome or effect of such lawsuits and actions cannot be predicted with certainty. As a result, there can be no assurance as to the ultimate outcome of these lawsuits. Any claims against us, whether meritorious or not, could cause us to incur costs and expenses, require significant amounts of management time and result in the diversion of significant operations resources. Other claims or liabilities, including those related to taxes in foreign jurisdictions, may be estimated based on our experience in these matters and, where appropriate, the advice of outside counsel or other outside experts. Upon the ultimate resolution of the uncertainties surrounding our estimates of contingent liabilities and future claims, our future reported financial results will be impacted by the difference, if any, between our estimates and the actual amounts paid to settle the liabilities. In addition to estimates related to litigation and tax liabilities, other examples of liabilities requiring estimates of future exposure include contingencies arising out of acquisitions and divestitures. We determine our contingent liabilities based on the most recent information available to us at the time of such determination regarding the nature of the exposure. Such exposures may change from period to period based upon updated relevant facts and circumstances, which can cause the estimates to change. In the recent past, our estimates for contingent liabilities have been sufficient to cover the actual amount of our exposure. We do not believe that the outcome of these matters will have a material adverse effect on our business, financial condition, or results of operations.

(6)    EMPLOYEE BENEFIT PLANS

Deferred Compensation Plan

We maintained a deferred compensation plan, or DC Plan, under which a portion of the compensation for certain of our key employees, including officers, and non-employee directors, could be deferred for payment after retirement or termination of employment. Under the DC Plan, deferred compensation could be used to purchase our common stock or could be retained by us and earn interest at prime plus 2%. The first 7.5% of compensation deferred was required to be used to purchase the common stock and was matched by us.

We established a “Rabbi” trust to hold the stock portion of benefits under the DC Plan. The funds provided to the trust were invested by a trustee independent of us in our common stock, which was purchased by the trustee on the open market. The assets of the trust were available to satisfy the claims of all general creditors in the event of bankruptcy or insolvency. Dividend equivalents were paid on the stock units at the same rate as dividends on our common stock and were re-invested as additional stock units based upon the fair market value of a share of our common stock on the date of payment of the dividend. On the Effective Date, the DC Plan received Successor Common Stock and warrants exercisable for shares of Common Stock for cash at an initial exercise price of $100.00 per share, or in certain circumstances, in accordance with a cashless exercise, that were issued pursuant to the Plan in exchange for the Predecessor Class A common stock previously held by the trust. Accordingly, the Successor Common Stock held by the trust and our liabilities under the DC Plan are included in the accompanying consolidated balance sheets as treasury stock and deferred compensation expense.

13

On July 15, 2018, our board of directors approved the termination and liquidation of the DC Plan. Pursuant to that resolution, the DC Plan was fully terminated and liquidated on October 1, 2018. All participant balances of stock, warrants and any cash balances held were paid out by the DC Plan on October 1, 2018 in the form of cash, which was as soon as administratively possible following the termination on September 24, 2018.

(7)    NEW ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, “Leases” to increase transparency and comparability among organizations by recognizing all leases on the balance sheet and disclosing key information about leasing arrangements. In July 2018, the FASB issued an ASU to provide targeted improvements to ASU 2016-02, which (i) provides for a new transition method whereby companies may elect to adopt ASU 2016-02 prospectively in the period of adoption and (ii) provides lessors with a practical expedient not to separate non-lease and lease components. The main difference between current accounting standards and ASU 2016-02 is the recognition of assets and liabilities by lessees for those leases classified as operating leases under current accounting standards. While we are continuing to assess all potential impacts of these standards, we expect the measurement and recording of our revenues related to the offshore marine support and transportation services to remain substantially unchanged. However, the actual revenue recognition treatment required under the new standard may be dependent on contract-specific terms and may vary in some instances. With respect to leases where we are the lessee, we expect to recognize right of use assets and lease liabilities for these leases. The new standard is effective for fiscal years beginning after December 15, 2018. We intend to adopt the new lease standard on January 1, 2019.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows Classification of Certain Cash Receipts and Cash Payments.” The objective of the new standard is to eliminate diversity in practice related to the classification of certain cash receipts and payments by adding or clarifying guidance on eight classification issues related to the statement of cash flows. This standard is effective for annual and interim periods in fiscal years beginning after December 15, 2017. The adoption of this standard on January 1, 2018 did not have a material effect on our financial condition or results of operations. The standard was applied retrospectively to all periods presented.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes, Intra-Entity Transfers of Assets Other Than Inventory.” This standard requires recognition of tax consequences in the period in which a transfer takes place, with the exception of inventory transfers. There will be an immediate effect on earnings if the tax rates in the tax jurisdictions of the selling entity and buying entity are different. The adoption of this standard on January 1, 2018 did not have a material effect on our financial condition or results of operations.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations - Clarifying the Definition of a Business” to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill and consolidation. The adoption of this standard on January 1, 2018 did not have a material effect on our financial condition or results of operations.

14

In March 2017, the FASB issued ASU 2017-07, “Compensation-Retirement Benefits,” to improve statement of operations presentation of the components of the net periodic pension cost related to defined benefit plans. The adoption of this standard on January 1, 2018 did not have a material effect on our financial condition or results of operations.

In August 2018, the FASB issued ASU 2018-13, “Changes to the Disclosure Requirements for Fair Value Measurement” to modify the disclosure requirements on fair value measurements. Among other changes, the ASU eliminates the three words “at a minimum” from the phrase “an entity shall disclose at a minimum” to promote the appropriate exercise of discretion by entities when considering fair value measurement disclosures and to clarify that materiality is an appropriate consideration of entities and their auditors when evaluating disclosure requirements. The new standard is effective for fiscal years beginning after December 15, 2018. Adoption of this standard is not expected to have a material effect on our financial condition or results of operations.

In August 2018, the FASB issued ASU 2018-14, “Changes to the Disclosure Requirements for Defined Benefit Plans” to modify the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. The ASU removes disclosures that no longer are considered cost beneficial, clarifies the specific requirements of disclosures, and adds disclosure requirements identified as relevant. Although narrow in scope, this ASU is considered an important part of the FASB’s efforts to improve the effectiveness of disclosures in the notes to financial statements. The new standard is effective for fiscal years ending after December 20, 2020. Adoption of this standard is not expected to have a material effect on our financial condition or results of operations.

(8)    TIDEWATER MERGER

On July 15, 2018, GulfMark Offshore, Inc. entered into the Merger Agreement with Tidewater. As provided in, and subject to the terms and conditions of, the Merger Agreement, GulfMark Offshore, Inc. will become a wholly-owned subsidiary of Tidewater. The Tidewater Merger is expected to close in the fourth quarter of 2018, subject to possible extension under circumstances described in the Merger Agreement.

Upon consummation of the Tidewater Merger, each issued and outstanding share of our Common Stock, other than any shares held in treasury, will be converted into the right to receive 1.100, or the Exchange Ratio, shares of Tidewater common stock, par value $0.001 per share, or Tidewater Common Stock. At the effective time of the Tidewater Merger, each of our outstanding warrants, or the GulfMark Warrants, will be converted automatically into a warrant representing a right to acquire Tidewater Common Stock, subject to Jones Act limitations on the foreign ownership of Tidewater, except that the number of shares of Tidewater Common Stock subject to such GulfMark Warrant will be adjusted to reflect the Exchange Ratio as provided in the Merger Agreement. In addition, all of our restricted stock units that are outstanding as of the effective time of the Tidewater Merger, or the GulfMark Rollover RSUs, will be converted automatically into a substantially similar award for Tidewater Common Stock, with the number of shares of Tidewater Common Stock subject to such GulfMark Rollover RSUs being adjusted in accordance with the Exchange Ratio.

15

The consummation of the Tidewater Merger and the other transactions contemplated by the Merger Agreement, which we refer to collectively as the Transactions, is subject to the satisfaction or (if permissible under applicable law) waiver of certain customary conditions including, among things, (i) the adoption of the Merger Agreement by our stockholders, (ii) the approval of the share issuance by the stockholders of Tidewater, (iii) the absence of a material adverse effect for Tidewater and the absence of a material adverse effect for GulfMark and (iv) the effectiveness under the Securities Act of 1933, as amended, of Tidewater’s registration statement on Form S-4 registering shares of Tidewater Common Stock to be issued pursuant to the Merger Agreement (which registration statement on Form S-4 (Registration No. 333-227111) Tidewater filed on August 30, 2018 and amended on October 15, 2018 and the SEC declared effective on October 16, 2018). The Merger Agreement provides that we and Tidewater may mutually agree to terminate the Merger Agreement before completing the Transactions and further provides that one party may be required to pay a termination fee to the other party ($35 million by Tidewater to us or $13 million by us to Tidewater) if the Transactions are not consummated under certain circumstances.

As described in the Joint Proxy Statement/Prospectus contained in Tidewater’s registration statement on Form S-4 (Registration No. 333-227111), a special meeting of stockholders of GulfMark Offshore, Inc. will be held on November 15, 2018, at 9:00 a.m. Eastern Time at the offices of Gibson Dunn & Crutcher LLP in NewYork, New York, for purposes of, among other things, voting on a proposal to adopt the Merger Agreement and voting on a proposal to approve, on a non-binding advisory basis, certain compensation that may be paid or become payable to certain of our named executive officers in connection with the Tidewater Merger.

(9)    OPERATING SEGMENT INFORMATION

We operate three segments: the North Sea, Southeast Asia and the Americas, each of which is considered a reportable segment under FASB ASC 280, “Segment Reporting.” Our management evaluates segment performance primarily based on operating income. Cash and debt are managed centrally. Because the regions do not manage those items, the gains and losses on foreign currency remeasurements associated with these items are excluded from operating income. Our management considers segment operating income to be a good indicator of each segment’s operating performance from its continuing operations, as it represents the results of the ownership interest in operations without regard to financing methods or capital structures. Each operating segment’s operating income (loss) is summarized in the following table.

16

Operating Loss by Operating Segment

	North	Southeast	Americas	Other	Total
	Sea	Asia
	(In thousands)
Quarter Ended September 30, 2018 — Successor
Revenue	$16,996	$1,250	$9,568	$—	$27,814
Direct operating expenses	10,784	1,182	7,151	—	19,117
General and administrative expenses	1,630	346	1,122	4,406	7,504
Depreciation and amortization	5,370	1,370	2,277	176	9,193
Loss on sale of assets	2	—	—	—	2

Operating loss	$(790)	$(1,648)	$(982)	$(4,582)	$(8,002)

Quarter Ended September 30, 2017 — Predecessor
Revenue	$16,134	$1,973	$7,698	$—	$25,805
Direct operating expenses	10,447	2,195	7,789	—	20,431
Drydock expense	56	1,075	7	—	1,138
General and administrative expenses	1,872	848	1,369	4,490	8,579
Pre-petition restructuring charges	25	(6)	31	—	50
Depreciation and amortization	5,945	1,784	5,496	618	13,843
Gain on sale of assets	—	(19)	(15)	—	(34)

Operating loss	$(2,211)	$(3,904)	$(6,979)	$(5,108)	$(18,202)

	North Sea	Southeast Asia	Americas	Other	Total
	(In thousands)
Nine Months Ended September 30, 2018 — Successor
Revenue	$49,267	$4,856	$24,510	$—	$78,633
Direct operating expenses	36,868	4,309	19,937	—	61,114
General and administrative expenses	5,214	1,379	3,208	11,857	21,658
Depreciation and amortization	15,681	4,109	6,834	512	27,136
(Gain) loss on sale of assets	(241)	15	25	—	(201)

Operating loss	$(8,255)	$(4,956)	$(5,494)	$(12,369)	$(31,074)

Nine Months Ended September 30, 2017 — Predecessor
Revenue	$45,068	$7,282	$22,455	$—	$74,805
Direct operating expenses	30,733	6,663	21,595	—	58,991
Drydock expense	4,470	1,067	157	—	5,694
General and administrative expenses	5,545	2,622	4,996	13,797	26,960
Pre-petition restructuring charges	193	—	46	17,598	17,837
Depreciation and amortization	17,269	5,349	16,549	1,823	40,990
(Gain) loss on sale of assets	—	(51)	5,258	—	5,207

Operating loss	$(13,142)	$(8,368)	$(26,146)	$(33,218)	$(80,874)

Total Assets — Successor
September 30, 2018	$245,914	$61,319	$105,708	$4,461	$417,402
December 31, 2017	271,759	66,299	118,654	15,243	471,955

At December 31, 2017, we had $92.0 million and at September 30, 2018, we had $86.1 million in long-lived assets attributable to the United States, our country of domicile.

17

Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed combined consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and reflect the impact of the following completed transactions on the historical financial statements of Tidewater. Certain capitalized terms not defined in these unaudited pro forma condensed combined consolidated financial statements are defined elsewhere in this Form 8-K.

•

Business Combination: On July 16, 2018, Tidewater entered into the merger agreement. Under the terms of the merger agreement, Merger Sub 1 merged with and into GulfMark to become a wholly-owned subsidiary of Tidewater. Immediately after this merger, Tidewater caused GulfMark to merge into Merger Sub 2, with Merger Sub 2 continuing as a wholly-owned subsidiary of Tidewater. The business combination closed on November 15, 2018. Refer to Note 2 of the unaudited pro forma condensed combined consolidated financial statements for the terms and purchase price consideration provided in connection with the business combination.

•

Tidewater Reorganization: On July 31, 2017, Tidewater successfully completed the terms and conditions of its plan of reorganization and emerged from bankruptcy reorganization under chapter 11 of the United States Bankruptcy Code. Refer to Note 4 for pro forma adjustments related to twelve months ended December 31, 2017 related to the Tidewater’s reorganization (“Tidewater Reorganization”).[1]

•

GulfMark Reorganization: On November 14, 2017, GulfMark successfully completed the terms and conditions of its plan of reorganization and emerged from bankruptcy reorganization under chapter 11 of the United States Bankruptcy Code. Refer to Note 5 for pro forma adjustments related to year ended December 31, 2017 related to the GulfMark’s reorganization (“GulfMark Reorganization”).

The unaudited pro forma condensed combined consolidated financial statements, which are referred to as the unaudited pro forma balance sheet, the unaudited pro forma statements of operations, and collectively as the unaudited pro forma financial statements, were prepared using the acquisition method of accounting for the business combination. Under this method of accounting, which is in accordance with generally accepted accounting principles of the United States of America (“US GAAP”), Tidewater is the accounting acquirer of GulfMark and the purchase price for GulfMark is allocated to the underlying assets acquired and liabilities assumed based on their respective fair values with any excess purchase price allocated to goodwill. Additionally, the Tidewater Reorganization and GulfMark Reorganization pro forma adjustments give effect to the application of “fresh start” accounting and reporting in accordance with US GAAP, which is to reflect the financial statement of the emergent entity on a fair value basis as of the effective date of emergence.

The following unaudited pro forma balance sheet of Tidewater as of September 30, 2018 is based on the consolidated balance sheet of Tidewater and gives effect to the business combination as if it had occurred on September 30, 2018. The following unaudited pro forma statements of operations of Tidewater for the nine months ended September 30, 2018 and for the twelve months ended December 31, 2017 are based on the consolidated statements of operations of Tidewater and give effect to the business combination as if it had occurred on January 1, 2017. The unaudited pro forma statement of operations of Tidewater for the twelve month period ended December 31, 2017 also reflects the Tidewater Reorganization and GulfMark Reorganization as if these transactions occurred on January 1, 2017. Refer to Notes 4 and 5 to these unaudited pro forma financial statements for the adjustments made as a result of these reorganizations.

The pro forma adjustments to the historical financial statements are based on currently available information, and in many cases are based on estimates and preliminary information. The assumptions underlying the pro forma adjustments are described in the accompanying notes to these unaudited pro forma financial statements. Tidewater believes such assumptions are reasonable under the circumstances and reflect the best currently available

[1]

Tidewater filed a transition report Form 10-K for the transition period from April 1, 2017 to December 31, 2017. The twelve month period ended December 31, 2017 represents the three months ended March 31, 2017 plus the nine month transition period ended December 31, 2017. The three month period ended March 31, 2017 is produced by reference to the comparative Form 10-Q for the period ended March 31, 2018, which was filed on May 15, 2018.

estimates and judgments. The pro forma adjustments also give effect to the impact of events that are (i) directly attributable to the business combination, Tidewater Reorganization, and GulfMark Reorganization, (ii) factually supportable, or (iii) with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the consolidated Tidewater results. The unaudited pro forma financial statements may not be indicative of Tidewater’s future performance and do not necessarily reflect what Tidewater’s financial position and results of operations would have been had these transactions occurred at the beginning of the period presented. Additionally, the unaudited pro forma financial statements do not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved related to these transactions, nor do they reflect any costs or expenditures that may be required to achieve any possible synergies.

The unaudited pro forma financial statements should be read in conjunction with the following:

•	Tidewater’s Form 10-Q for the unaudited interim financial statements for the nine months ended September 30, 2018 filed on November 13, 2018.

•

Tidewater’s audited financial statements for the transition period from April 1, 2017 to December 31, 2017, which have been updated to reflect the realignment of its segments, filed on Form 8-K on August 30, 2018.

•	GulfMark’s Form 10-Q for the unaudited quarterly period ended September 30, 2018 filed on November 13, 2018.

•	GulfMark’s Form 10-K for the annual period ended December 31, 2017 filed on April 2, 2018.

2

Tidewater Inc.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

For The Nine Months Ended September 30, 2018

(in thousands, except per share data)

	Tidewater Historical	Pro Forma GulfMark As Adjusted	Pro Forma Adjustments (Note 3)			Pro Forma Tidewater
Revenues:
Vessel revenues	$288,679	$78,995	$—			$367,674
Other operating revenues	7,607	471	—			8,078

	296,286	79,466	—			375,752

Costs and expenses:
Vessel operating costs	194,613	61,947	—			256,560
Costs of other operating revenues	4,797	—	—			4,797
General and administrative	73,536	21,658	(7,192)	(a	)	88,002
Depreciation and amortization	38,192	27,136	(1,288)	(b	)	64,040
(Gain) loss on asset dispositions, net	(1,686)	(201)	—			(1,887)
Asset impairments	24,254	—	—			24,254

	333,706	110,540	(8,480)			435,766

Operating loss	(37,420)	(31,074)	8,480			(60,014)
Other income (expenses):
Foreign exchange loss	(1,349)	(742)	—			(2,091)
Equity in net earnings (loss) of unconsolidated companies	(14,993)	—	—			(14,993)
Interest income and other, net	5,495	294	—			5,789
Reorganization items	—	(422)	422	(c	)	—
Interest and other debt costs, net	(22,731)	(8,671)	8,436	(d	)	(22,966)

	(33,578)	(9,541)	8,858			(34,261)

Loss before income taxes	(70,998)	(40,615)	17,338			(94,275)
Income tax (benefit) expense	10,396	(647)	—			9,749

Net income (loss)	(81,394)	(39,968)	17,338			(104,024)
Less: Net income attributable to noncontrolling interests	(386)	—	—			(386)

Net loss attributable to Tidewater Inc.	$(81,008)	$(39,968)	$17,338			$(103,638)

Basic loss per common share	$(3.23)	$(4.00)				$(3.12)

Diluted loss per common share	$(3.23)	$(4.00)				$(3.12)

Weighted average common shares outstanding - Basic & Diluted	25,073,284	9,998,000	(1,888,772)	(e	)	33,182,512

3

Tidewater Inc.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

For The Twelve Months Ended December 31, 2017

(in thousands, except per share data)

	Pro Forma Tidewater As Adjusted (Note 4)	Pro Forma GulfMark As Adjusted (Note 5)	Pro Forma Adjustments (Note 3)			Pro Forma Tidewater Combined
Revenues:
Vessel revenues	$475,386	$102,260	$—			$577,646
Other operating revenues	15,485	599	—			16,084

	490,871	102,859	—			593,730

Costs and expenses:						—
Vessel operating costs	299,734	80,717	—			380,451
Costs of other operating revenues	8,829	—	—			8,829
General and administrative	106,539	35,777	—			142,316
Vessel operating leases	15,823	—	—			15,823
Depreciation and amortization	50,807	35,787	(1,718)	(b	)	84,876
(Gain) loss on asset dispositions, net	(16,241)	5,207	—			(11,034)
Asset impairments	266,382	—	—			266,382

	731,873	157,488	(1,718)			887,643

Operating loss	(241,002)	(54,629)	1,718			(293,913)
Other income (expenses):						—
Foreign exchange loss	(2,924)	(709)	—			(3,633)
Equity in net earnings of unconsolidated companies	10,351	—	—			10,351
Interest income and other, net	6,743	83	—			6,826
Interest and other debt costs, net	(30,855)	(10,442)	10,298	(d	)	(30,999)

	(16,685)	(11,068)	10,298			(17,455)

Loss before income taxes	(257,687)	(65,697)	12,016			(311,368)
Income tax (benefit) expense	2,522	(10,334)	—			(7,812)

Net income (loss)	(260,209)	(55,363)	12,016			(303,556)
Less: Net income attributable to noncontrolling interests	8,423	—	—			8,423

Net loss attributable to Tidewater Inc.	$(268,632)	$(55,363)	$12,016			$(311,979)

Basic loss per common share	$(12.47)	$(5.54)				$(10.62)

Diluted loss per common share	$(12.47)	$(5.54)				$(10.62)

Weighted average common shares outstanding - Basic & Diluted	21,539,143	9,998,000	(2,152,703)	(e	)	29,384,440

4

Tidewater Inc.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

As of September 30, 2018

	Tidewater Historical	GulfMark Historical	Pro Forma Adjustments (Note 3)			Pro Forma Tidewater Combined
ASSETS
Current assets:
Cash and cash equivalents	$461,088	$37,532	$(118,263)	(f	)	$380,357
Restricted cash	7,466	—	—			7,466
Trade and other receivables, less allowance for doubtful accounts	88,013	22,253	—			110,266
Due from affiliate	174,349	—	—			174,349
Marine operating supplies	27,591	1,721	—			29,312
Other current assets	9,880	10,885	—			20,765

Total current assets	768,387	72,391	(118,263)			722,515
Investments in, at equity, and advances to unconsolidated companies	1,129	—	—			1,129
Net properties and equipment	776,640	335,579	11,654	(g	)	1,123,873
Deferred drydocking and survey costs	16,053	—	—			16,053
Other assets	28,700	9,432	(1,689)	(h	)	36,443

Total assets	$1,590,909	$417,402	$(108,298)			$1,900,013

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$30,571	$9,585	$—			$40,156
Accrued expenses	46,060	11,448	(381)	(i	)	57,127
Due to affiliate	48,064	—	—			48,064
Accrued property and liability losses	2,447	—	—			2,447
Current portion of long-term debt	7,671	—	—			7,671
Other current liabilities	18,894	—	—			18,894

Total current liabilities	153,707	21,033	(381)			174,359
Long-term debt	435,301	93,596	(93,596)	(j	)	435,301
Deferred income taxes	—	1,980	—			1,980
Accrued property and liability losses	4,212	—	—			4,212
Other liabilities	53,781	18,821	—			72,602

Total liabilities	647,001	135,430	(93,977)			688,454

Commitments and Contingencies

Equity:
Common stock	27	75	(67)	(k	)	35
Additional paid-in capital	1,063,603	319,103	(33,578)	(k	)	1,349,128
Retained (deficit) earnings	(120,274)	(36,457)	18,575	(k	)	(138,156)
Accumulated other comprehensive loss	(403)	(749)	749	(k	)	(403)

Total stockholders’ equity	942,953	281,972	(14,321)			1,210,604
Non-controlling interests	955	—	—			955

Total equity	943,908	281,972	(14,321)			1,211,559

Total liabilities and shareholders’ equity	$1,590,909	$417,402	$(108,298)			$1,900,013

5

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

Unless stated otherwise in the body of these notes, all dollar value references in the tables of these notes are stated in millions of dollars.

Note 1. Basis of Pro Forma Presentation

The accompanying unaudited pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X and are intended to reflect the impact of the business combination, Tidewater Reorganization, and GulfMark Reorganization on Tidewater’s historical consolidated financial statements. The presentation of the unaudited pro forma balance sheet and statements of operations are based on the historical financial statements of Tidewater and GulfMark. Tidewater’s historical financial statements can be found on Tidewater’s Quarterly Report Form 10-Q filed on November 13, 2018 and Current Report Form 8-K filed on August 30, 2018. GulfMark’s historical financial statements are included as Exhibits 99.2 and 99.3 to this Form 8-K.

Pro forma adjustments are described in these notes to the unaudited pro forma condensed combined consolidated financial statements and are included only to the extent they are (i) directly attributable to the transactions described above, (ii) factually supportable and, (iii) with respect to the statements of operations, expected to have a continuing impact on the consolidated results of Tidewater. Certain items such as historical impairments and gains and losses on sales of assets that were included in the historical financial statements of either Tidewater or GulfMark were not adjusted in these unaudited pro forma financial statements because they were not directly related to either the business combination, Tidewater Reorganization, or GulfMark Reorganization. The accompanying unaudited pro forma condensed combined consolidated financial statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of commercial synergies or efficiencies as a result from the aforementioned transactions. Furthermore, the unaudited pro forma financial statements are not presented to portray what the actual results would have been for any of the transactions had they occurred as of the earliest date presented in these unaudited pro forma financial statements.

The pro forma adjustments presented in these unaudited pro forma financial statements represent management’s estimates based on information available as of the date of this Form 8-K and such estimates are subject to revision as further information is obtained. Accordingly, the pro forma adjustments for the business combination are preliminary and subject to further adjustment as additional information becomes available and the various analyses and other valuations are performed. Any adjustments may have a significant effect on total assets, total liabilities, total equity, operating expenses, and depreciation and amortization expenses and such results may be significant.

The business combination, Tidewater Reorganization, and GulfMark Reorganization transaction are reflected in the unaudited pro forma financial statements as follows:

•

The unaudited pro forma condensed combined consolidated balance sheet of Tidewater as of September 30, 2018 includes the effects of the business combination as if it had occurred on September 30, 2018. No pro forma adjustments were made for the Tidewater Reorganization or the GulfMark Reorganization because both of these transactions were fully reflected in the historical balance sheets of Tidewater and GulfMark, respectively, as of September 30, 2018.

•

The unaudited pro forma condensed combined consolidated statement of operations of Tidewater for the nine months ended September 30, 2018 includes the effects of the business combination as if it had occurred on January 1, 2017. No pro forma adjustments were made for the Tidewater Reorganization or the GulfMark Reorganization because both of these transactions were fully reflected in the historical statements of operations of Tidewater and GulfMark, respectively, for the nine month period ended September 30, 2018.

•

The unaudited pro forma condensed combined consolidated statement of operations of Tidewater for the twelve months ended December 31, 2017 includes the effects of the business combination, Tidewater Reorganization, and GulfMark Reorganization as if they had occurred on January 1, 2017.

•

Refer to Note 4 that presents the standalone pro forma effects of Tidewater as if the Tidewater Reorganization occurred on January 1, 2017. The results of which are included on an as-adjusted basis in the unaudited pro forma condensed combined consolidated statement of operations for the twelve months ended December 31, 2017.

6

•

Refer to Note 5 that presents the standalone pro forma effects of GulfMark as if the GulfMark Reorganization occurred on January 1, 2017. The results of which are included on an as-adjusted basis in the unaudited pro forma condensed combined consolidated statement of operations for the twelve months ended December 31, 2017.

Note 2. Acquisition Method of Accounting for GulfMark Merger

Purchase Price Consideration

Under the terms of the merger agreement, each issued and outstanding share of GulfMark common stock, par value of $0.01 per share, excluding any shares held in treasury, converted into the right to receive 1.100 (the “Exchange Ratio”) shares of Tidewater common stock, par value of $0.001, with cash paid in lieu of any fractional shares. Each GulfMark creditor warrant outstanding (the “GLF Creditor Warrants”) automatically converted into a warrant representing the right to acquire Tidewater common stock on substantially the same terms and conditions as provided in the warrant agreement governing the GLF Creditor Warrants prior to the conversion, except that the number of shares of Tidewater common stock subject to the exercise of each GLF Creditor Warrant shall be determined by multiplying the Exchange Ratio by the number of GulfMark common stock that were subject to the GLF Creditor Warrant immediately prior to the effective time of the first merger. In addition, each GulfMark equity warrant outstanding (the “GLF Equity Warrants”) automatically converted into a warrant representing the right to acquire Tidewater’s common stock on substantially the same terms and conditions as provided in the warrant agreement governing the GLF Equity Warrants prior to the conversion, except that the number of shares of Tidewater common stock subject to the exercise of each GLF Equity Warrant shall be determined by multiplying the Exchange Ratio by the number of shares GulfMark common stock that were subject to the GLF Equity Warrant immediately prior to the effective time of the first merger. Finally, all GulfMark RSUs that are outstanding immediately prior to the effective time of the first merger automatically converted into a substantially similar award to acquire Tidewater common stock, subject to their existing terms and conditions (including vesting terms) in effect as of immediately prior to the effective time of the business combination, with the number of Tidewater common stock subject to such GulfMark RSUs being adjusted in accordance with the Exchange Ratio.

The total purchase price consideration for US GAAP purposes is based on the actual closing price of TDW’s common stock on the closing date of the business combination. Based on the outstanding shares of common stock of GulfMark, outstanding GLF Creditor Warrants, outstanding GLF Equity Warrants, outstanding GulfMark RSUs, and the most recent share price of Tidewater common stock, in each case, as of November 15, 2018, and based on the Exchange Ratio, the total estimated purchase price consideration for the business combination is as follows:

	GulfMark Units Outstanding (1)		Exchange Ratio		Tidewater Converted Units	Per Unit Price (2)	Purchase Price Consideration
GulfMark common stock outstanding	7,658,653	x	1.100	=	8,424,518	$25.74	$216,847,093
GLF Creditor Warrants outstanding	2,339,658	x	1.100	=	2,573,624	25.73	66,219,346

Total	9,998,311				10,998,142		$283,066,439

Plus: GLF Equity Warrants outstanding	783,009	x	1.100	=	861,310	1.11	952,178
Plus: GulfMark RSUs outstanding	116,668	x	1.100	=	128,335	25.74	3,303,343
Less: Portion of GulfMark RSUs attributed to post-combination compensation expense (3)							(1,789,106)
Plus: assumption GulfMark’s term loan facility (4)							100,000,000

Total preliminary purchase price consideration							$385,532,854

(1)

GulfMark units outstanding is inclusive of outstanding common stock, GLF Creditor Warrants, GLF Equity Warrants, and GulfMark RSUs as of November 15, 2018, the closing date of the business combination.

(2)

Reflects the closing share price of Tidewater common stock as of November 15, 2018. The Tidewater share price applied to the GLF Creditor Warrants price has been reduced by $0.01 to account for the strike price of the warrants. The Tidewater share price applied to the GLF Equity Warrants price reflects the actual closing share price on November 15, 2018 for Tidewater Warrants with substantially the same terms and conditions as provided in the warrant agreement governing the GLF Equity Warrants prior to the conversion. The per unit price applied to the GulfMark RSUs reflects the unrestricted share price of Tidewater’s common stock.

(3)

The portion of the GulfMark RSUs attributed to post-combination compensation expense reflects the value of the replacement RSUs that remain unvested as of the business combination closing date. Only the replacement RSUs granted to employees have unvested service periods. As of the date of the business combination, there were 88,482 replacement RSUs issued to employees and 39,853 replacement RSUs issued to non-employee directors.

7

(4)

The assumed GulfMark term loan facility is at a face value. The carrying value of $93.6 million on GulfMark’s historical balance sheet was reduced by an unamortized debt issuance costs of $6.4 million.

Allocation of Purchase Price Consideration to Asset Acquired and Liabilities Assumed

The purchase price allocation applied in these unaudited pro forma financial statements is preliminary and does not reflect final values that will be determined after the closing of the business combination. Such valuation assessments of specifically identifiable tangible and intangible assets, including any assessment of economic useful lives has not been completed and such valuation exercises are not expected to be completed until after closing when final records and assumptions can be closed and fully analyzed as of the transaction date. Additionally, due to normal pre-close commercial restrictions to books and records of GulfMark, not all valuation assumptions can be fully confirmed as of the filing of this Form 8-K leaving such assumptions employed in these pro forma adjustments as preliminary, tentative, and subject to change.

Under the acquisition method of accounting in US GAAP, any excess consideration transferred or paid beyond the fair value of the assets acquired and liabilities assumed should be attributed to goodwill. Management’s estimate as of the date of this Form 8-K is that fair value of the vessels, which are included in the caption ‘Net properties and equipment’ in the unaudited pro forma balance sheet, accounts for the increase in value beyond GulfMark’s carrying value due to significantly higher, prolonged global index prices for crude oil and improved market conditions in the regions in which GulfMark primarily operates. Given this assumption, no value has been ascribed to goodwill for these unaudited pro forma financial statements. This preliminary determination is subject to further assessment and adjustments pending additional information sharing between the parties, more detailed third-party appraisals, and other potential adjustments.

The preliminary allocation of the purchase price consideration is as follows:

Estimated Fair Value
Total current assets	$72,391
Net properties and equipment	347,233
Other noncurrent assets	7,743

Total assets acquired	427,367

Total current liabilities	21,033
Deferred income taxes	1,980
Other liabilities	18,821
Long-term debt	100,000

Total liabilities assumed	141,834

Net assets acquired	$285,533

Note 3. Business Combination Pro Forma Adjustments

Condensed Combined Consolidated Statements of Operations

(a)

Reflects the removal of $4.6 million and $2.6 million of legal and professional transaction costs incurred for the nine month period ended September 30, 2018 by Tidewater and GulfMark, respectively, in connection with the GulfMark Merger.

8

(b)

Reflects the incremental depreciation expense based on the estimated fair value of GulfMark’s Net properties and equipment, which contains vessels and other properties & equipment. The average estimated economic useful lives of the vessels and properties & equipment were approximately 9.5 years and 6.0 years, respectively. This estimate is based on GulfMark’s assessment of economic useful lives of these tangible assets at its emergence from chapter 11 bankruptcy reorganization on November 14, 2017. As of the date of this Form 8-K, Tidewater has not evaluated the economic useful lives in sufficient detail to determine if such estimated lives should be adjusted. Therefore, the economic useful life of each asset determined by GulfMark is used for the purposes of these unaudited pro forma financial statements. The pro forma adjustment to Depreciation and amortization reflects a decrease to the unaudited statements of operations. Note that no adjustments were made to amortize the cost of capitalizing drydock costs in connection with the business combination because (i) GulfMark’s historical statement of operations already reflected the amortization of capitalized drydock costs for the nine months ended September 30, 2018, and (ii) the impact of annualizing drydock amortization for the twelve months ended December 31, 2017 is already reflected through the GulfMark Reorganization pro forma adjustments, which are summarized in Note 5.

(c)	Reflects the removal of Reorganization items, which are expenses directly related to the GulfMark Reorganization.

(d)

Represents the elimination of historical interest expense of GulfMark related to the redemption of GulfMark’s term loan and the termination of GulfMark’s undrawn revolving credit facility at the closing of the business combination. Interest expense related to GulfMark’s pension liability is not eliminated as part of the pro forma adjustment.

(e)	The Pro forma weighted average shares are calculated as follows:

	Nine months Ended September 30, 2018	Twelve Months Ended December 31, 2017
Basic:
Tidewater historical weighted average shares	25,073,284	21,539,143
Tidewater incremental shares issued for business combination (1)	8,109,228	7,845,297

Pro forma weighted average shares	33,182,512	29,384,440

Diluted:
Tidewater historical weighted average shares	25,073,284	21,539,143
Tidewater incremental shares issued for business combination	8,109,228	7,845,297
Dilutive effect of issuance of Tidewater shares in exchange for GulfMark RSUs and GLF Equity Warrants (2)	—	—

Pro forma weighted average shares	33,182,512	29,384,440

(1)

The incremental shares issued includes 7,281,344 and 7,041,406 GulfMark weighted average shares outstanding (which excludes any GLF Creditor Warrants outstanding) for the nine months ended September 30, 2018 and twelve months ended December 31, 2017, respectively. Upon conversion to Tidewater shares, the issued shares is 8,009,478 and 7,745,547 for the nine months ended September 30, 2018 and twelve months ended December 31, 2017, respectively. The GLF Creditor Warrants that were considered issuable upon exercise because they were held by United States citizens totaled 90,682. Upon conversion, the GLF Creditor Warrants equate to 99,750 shares of Tidewater common stock.

(2)

Common stock equivalents (restricted stock units) and out-of-the-money equity warrants were not included in the computation of diluted pro forma weighted average shares because the effect would have been antidilutive due to the net loss.

Condensed Combined Consolidated Balance Sheet

(f)

The adjustment to cash and cash equivalents reflects: (i) the estimated transaction costs for legal, professional and success-based fees to be paid in connection with the GulfMark Merger for $8.6 million, and (ii) $109.7 million paid in connection with the redemption of GulfMark’s term notes which includes payment for the terms notes’ make whole premium. Further analysis of the make whole premium is described below in greater detail.

9

(g)

Represents the preliminary fair value adjustment to Net properties and equipment to increase the value of GulfMark’s vessels, which is the primary asset base that is absorbing the increase of fair value above GulfMark’s historical carrying value.

(h)	Reflects the write-off of debt issuance costs related to GulfMark’s revolving credit facility because the asset has no economic value.

(i)	Reflects the payment of accrued interest of $0.4 million that was included as part of the cash payment of $109.7 million to redeem GulfMark’s term notes.

(j)

The adjustment to long-term debt reflects (i) the write-off of debt issuance costs of $6.4 million related to GulfMark’s term notes, and (ii) the redemption by Tidewater of GulfMark’s long-term debt of $100.0 million. The net of these adjustments is approximately $93.6 million.

(k)	The following adjustments were made to Tidewater’s equity accounts based on the GulfMark Merger transaction:

Common stock:
Remove GulfMark balance	$(75)
Add: Tidewater converted shares (at par of $0.001)	8

Pro forma adjustment	$(67)

Additional paid-in capital:
Remove GulfMark balance	$(319,103)
Add: Tidewater shares issued (less par value) and creditor warrants to acquire Tidewater stock	283,059
Add: GLF Equity Warrants value	952
Add: Replacement RSU value attributed to purchase price consideration (1)	1,514

Pro forma adjustment	$(33,578)

Retained (deficit) earnings:
Remove GulfMark balance	$36,457
Subtract: estimated transaction costs for GulfMark Merger	(8,588)
Subtract: loss on redemption of GulfMark term notes (2)	(9,294)

Pro forma adjustment	$18,575

Accumulated other comprehensive loss:
Remove GulfMark balance	$749

(1)

The replacement RSU value attributed to purchase price consideration reflects the value of GulfMark RSUs that relate to pre-combination service periods for employees and for the value of the GulfMark RSUs that were issued to non-employee directors of GulfMark. Refer to Note 2 for further descriptions of the attribution of replacement RSU value to post-combination compensation expense and purchase price consideration of the business combination.

(2)

The loss on redemption of GulfMark’s term notes reflects the payment of the make whole premium, which is a condition of redemption of the term notes for any early redemption payments. The cash payment to redeem the GulfMark term notes is $109.7 million. The carrying value of the term notes at September 30, 2018 is $100.0 after making a fair value adjustment for the acquisition method of accounting, and the related accrued interest balance of the term notes at September 30, 2018 of $0.4 million. The difference between cash paid and the carrying value of the term notes plus accrued interest results in a redemption loss of $9.3 million. The loss is non-recurring and presented as an adjustment to Tidewater’s Retained (deficit) earnings, and it is not included in Tidewater’s unaudited pro forma statement of operations.

10

Note 4. Tidewater Reorganization Pro Forma Adjustments

Tidewater Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Twelve Months Ended December 31, 2017

(in thousands, except share and per share data)

	Successor	Predecessor				Pro Forma
	Period From August 1, 2017 through December 31, 2017	Period From April 1, 2017 through July 31, 2017	Period from January 1, 2017 through March 31, 2017	Pro Forma Adjustments		Tidewater As Adjusted (Note 3)
Revenues:
Vessel revenues	$171,884	$146,597	$156,905	$—		$475,386
Other operating revenues	6,869	4,772	3,844	—		15,485

	178,753	151,369	160,749	—		490,871

Costs and expenses:
Vessel operating costs	120,502	116,438	80,845	(18,051)	(aa)	299,734
Costs of other operating revenues	3,792	2,348	2,689	—		8,829
General and administrative	46,619	41,832	41,727	(23,639)	(bb)	106,539
Vessel operating leases	1,215	6,165	8,443	—		15,823
Depreciation and amortization	20,337	47,447	37,592	(54,569)	(cc)	50,807
Gain on asset dispositions, net	(6,616)	(3,561)	(6,064)	—		(16,241)
Asset impairments	16,777	184,748	64,857	—		266,382

	202,626	395,417	230,089	(96,259)		731,873

Operating loss	(23,873)	(244,048)	(69,340)	96,259		(241,002)
Other income (expenses):
Foreign exchange gain (loss)	(407)	(3,181)	664	—		(2,924)
Equity in net earnings of unconsolidated companies	2,130	4,786	2,841	594	(dd)	10,351
Interest income and other, net	2,771	2,384	1,588	—		6,743
Reorganization items	(4,299)	(1,396,905)	—	1,401,204	(bb)	—
Interest and other debt costs, net	(13,009)	(11,179)	(21,008)	14,341	(ee)	(30,855)

	(12,814)	(1,404,095)	(15,915)	1,416,139		(16,685)

Loss before income taxes	(36,687)	(1,648,143)	(85,255)	1,512,398		(257,687)
Income tax (benefit) expense	2,039	(1,234)	1,717	—		2,522

Net loss	(38,726)	(1,646,909)	(86,972)	1,512,398		(260,209)
Less: Net income attributable to noncontrolling interests	540	—	7,883	—		8,423

Net loss attributable to Tidewater Inc.	$(39,266)	$(1,646,909)	$(94,855)	$1,512,398		$(268,632)

Basic loss per common share	$(1.82)	$(34.95)	$(2.01)			$(12.47)

Diluted loss per common share	$(1.82)	$(34.95)	$(2.01)			$(12.47)

Weighted average common shares outstanding	21,539,143	47,121,330	47,080,783			21,539,143

Diluted weighted average common shares	21,539,143	47,121,330	47,080,783			21,539,143

Explanations to the footnotes of the Tidewater Reorganization adjustments:

(aa)

Reflects the recognition of a change in accounting policy of the successor entity (i.e., Tidewater) following its emergence from chapter 11 bankruptcy reorganization. Under the new policy, Tidewater began capitalizing drydock costs and amortizing the costs over 30 months. The previous accounting policy was to expense these costs as incurred. This adjustment reflects the new policy as of January 1, 2017, and adjusts Tidewater’s predecessor period by removing these drydocking costs. Refer to pro forma adjustment (cc) for Depreciation and amortization for the incremental amortization expense resulting from the change in accounting policy.

(bb)

Reflects the removal of Reorganization items and pre-petition legal and professional fees that are classified within General and administrative within the predecessor period of Tidewater. All expenses are directly related to the Tidewater Reorganization and are non-recurring. Also reflected in this pro forma adjustment is an adjustment for seven months of amortization income from intangible liabilities that were recorded as a result of the application of fresh start accounting.

(cc)

Reflects the adjustment to Depreciation and amortization expense for the predecessor entity of Tidewater based on the application of fresh start accounting as of January 1, 2017. The adjustment includes the removal of predecessor entity Depreciation and amortization on the depreciable assets (i.e., properties and equipment) that were valued as part of fresh start accounting, and the addition of seven months of depreciation based on Tidewater’s depreciable assets that were valued as part of fresh start accounting fair values. Depreciation is based on the fair value of depreciable assets and the estimated economic useful at the time of emergence (July 31, 2017). The approximate average economic useful life of the vessels was 12.0 years and the average economic useful life of other properties and equipment was 5.0 years. This adjustment also includes amortization of drydock costs for the change in accounting policy adopted by Tidewater at emergence, as described above in pro forma adjustment (aa). The drydock costs reflect the amortization from the time a cost was incurred to the point of Tidewater’s emergence using a 30 month amortization base period.

11

Pro forma adjustment to Depreciation and amortization:
Remove Predecessor Tidewater depreciation on properties and equipment valued at fresh start	$(84,984)
Add: Depreciation on properties and equipment valued at fresh start for seven month Predecessor period	28,211
Add: Amortization of capitalized drydock expenses	2,204

Pro forma adjustment	$(54,569)

(dd)

Reflects the amortization of the equity method basis difference between Tidewater’s fair value investment in unconsolidated companies and the carrying value of its share of net assets in unconsolidated companies. The basis difference to amortize was approximately $10.2 million and is amortized over ten years. Because the basis difference was negative as a result the carrying value of net assets exceeding the fair value of Tidewater’s investment, this adjustment reflects seven months of amortized income to Equity in net earnings of unconsolidated companies.

(ee)

Reflects the elimination of previously recorded interest expense of the predecessor entity of Tidewater and the addition of pro forma interest expense based on the terms of Tidewater’s debt facilities that included New secured notes and four tranches of Troms Offshore borrowings. The pro forma interest expense also includes the amortization of discounts and premiums on these debt instruments using the effective interest method of amortization.

Pro forma adjustment to Interest and other debt costs, net:
Remove Predecessor Interest and other debt costs, net (April 1 through July 31)	$11,179
Remove Predecessor Interest and other debt costs, net (January 1 through March 31)	21,008
Add: Successor pro forma Interest and other debt costs, net (January 1 through July 31)	(17,846)

Pro forma adjustment	$14,341

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Note 5. GulfMark Reorganization Pro Forma Adjustments

GulfMark Offshore, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2017

(in thousands, except share and per share data)

	Successor	Predecessor			Pro Forma
	Period From November 15, 2017 through December 31, 2017	Period From January 1, 2017 through November 14, 2017	Pro Forma Adjustments		GulfMark As Adjusted (Note 3)
Revenues:
Vessel revenues	$13,652	$88,608	$—		$102,260
Other operating revenues	79	520	—		599

	13,731	89,128	—		102,859

Costs and expenses:
Vessel operating costs	9,997	76,152	(5,432)	(vv)	80,717
Costs of other operating revenues	—	—	—		—
General and administrative	3,408	50,230	(17,861)	(ww)	35,777
Vessel operating leases	—	—	—		—
Depreciation and amortization	4,425	47,721	(16,359)	(xx)	35,787
(Gain) loss on asset dispositions, net	—	5,207	—		5,207
Asset impairments	—	—	—		—

	17,830	179,310	(39,652)		157,488

Operating loss	(4,099)	(90,182)	39,652		(54,629)
Other income (expenses):
Foreign exchange gain (loss)	(439)	(270)	—		(709)
Interest income and other, net	57	26	—		83
Reorganization items	(969)	(319,922)	320,891	(ww)	—
Interest and other debt costs, net	(1,343)	(28,815)	19,716	(yy)	(10,442)

	(2,694)	(348,981)	340,607		(11,068)

Loss before income taxes	(6,793)	(439,163)	380,259		(65,697)
Income tax (benefit) expense	10,304	38,244	(38,214)	(zz)	10,334

Net income (loss)	$3,511	$(400,919)	$342,045		$(55,363)

Basic loss per common share	$0.35	$(15.47)			$(5.54)

Diluted loss per common share	$0.35	$(15.47)			$(5.54)

Weighted average common shares outstanding	9,998,000	25,917,000			9,998,000

Diluted weighted average common shares	9,998,000	25,917,000			9,998,000

Explanations to the footnotes of the GulfMark Reorganization adjustments:

(vv)

Reflects the recognition of a change in accounting policy of the successor entity of GulfMark following its emergence from chapter 11 bankruptcy reorganization. Under the new policy, GulfMark began capitalizing drydock costs and amortizing the costs over 30 months. The previous accounting policy was to expense these costs as incurred. This adjustment reflects the new policy as of January 1, 2017, and adjusts GulfMark predecessor period by removing these drydocking costs. Refer below to pro forma adjustment (xx) for Depreciation and amortization for the incremental amortization expense resulting from the change in accounting policy.

(ww)

Reflects the removal of Reorganization items and pre-petition legal and professional fees that are classified within General and administrative within the predecessor period of GulfMark. All expenses are directly related to the GulfMark Reorganization and are non-recurring.

(xx)

Reflects the adjustment to Depreciation and amortization expense for the predecessor entity of GulfMark based on the application of fresh start accounting as of January 1, 2017. The adjustment includes the removal of predecessor entity depreciation and amortization and includes approximately 10.5 months of depreciation based on GulfMark’s depreciable assets (i.e., properties and equipment). Depreciation is based on the fair value of depreciable assets and the estimated economic useful at the time of emergence (November 14, 2017). The average economic useful life of the vessels was 9.5 years and the average economic useful life of other properties and equipment was 6.0 years. The pro forma depreciation adjustment for the predecessor entity of GulfMark resulted in a reduction of approximately $17.8 million.

13

This adjustment also includes amortization of drydock costs for the change in accounting policy adopted by GulfMark at emergence, as described above in pro forma adjustment (vv). The drydock costs reflect the amortization from the time a cost was incurred to the point of GulfMark’s emergence using a 30 month amortization base period. Amortization expense increased by approximately $1.4 million.

Pro forma adjustment to Depreciation and amortization:
Remove Predecessor GulfMark depreciation on properties and equipment valued at fresh start	$(47,721)
Add: Depreciation on properties and equipment valued at fresh start for Predecessor period	29,874
Add: Amortization of capitalized drydock expenses	1,488

Pro forma adjustment	$(16,359)

(yy)

Reflects the elimination of interest expense recorded at the predecessor entity of GulfMark which was associated with GulfMark’s former senior notes that were converted into equity instruments of the successor entity (i.e., GulfMark) upon emergence from chapter 11 bankruptcy reorganization. Other bank facilities of the predecessor entity were repaid in full in accordance with the terms of the bankruptcy. This adjustments also reflects recording pro forma interest expense based on the terms of GulfMark’s financing facility and the borrowing of $100 million term loan as of January 1, 2017. Interest includes amortization of issuance costs related to the entire financing facility plus the unused capacity fee related to the $25 million revolving credit component of the financing facility. For purposes of these unaudited pro forma financial statements, the revolving credit facility is assumed to remain unused during the periods presented in these statements of operations.

Pro forma adjustment to Interest and other debt costs, net:
Remove Predecessor Interest and other debt costs, net	$28,815
Add: Successor pro forma Interest and other debt costs, net	(9,099)

Pro forma adjustment	$19,716

(zz)	Reflects the current period tax effects from the fresh start adjustments that relate primarily to the U.S vessels.

14

Note 6. Reclassification of GulfMark Historical Financial Statements

The historical financial statement information of GulfMark was derived from the consolidated financial statements included in GulfMark’s Annual Report on Form 10-K for the year ended December 31, 2017 and the unaudited condensed consolidated financial statements on Form 10-Q for the nine months ended September 30, 2018. The GulfMark historical financial information as presented includes the following reclassifications to conform to Tidewater’s financial statement presentation.

Statement of Operations for the Nine Months Ended September 30, 2018

(in thousands)

Financial Statement Line Item	GulfMark Historical as filed	GulfMark Historical as presented
Revenue	$471	$—
Other operating revenues	—	471
Revenue	833	—
Vessel operating costs	—	833
Direct operating expenses	61,114	—
Vessel operating costs	—	61,114

Statement of Operations for the Twelve Months Ended December 31, 2017

(in thousands)

Financial Statement Line Item	GulfMark Historical as filed	GulfMark Historical as presented
Revenue (Predecessor)	$520	$—
Other operating revenues (Predecessor)	—	520
Revenue (Successor)	79	—
Other operating revenues (Successor)	—	79
Revenue (Predecessor)	899	—
Vessel operating costs (Predecessor)	—	899
Revenue (Successor)	138	—
Vessel operating costs (Successor)	—	138
Pre-petition restructuring charges (Predecessor)	17,861	—
General and administrative (Predecessor)	—	17,861
Pre-petition restructuring charges (Successor)	1	—
General and administrative (Successor)	—	1
Direct operating expenses (Predecessor)	69,821	—
Vessel operating costs (Predecessor)	—	69,821
Direct operating expenses (Successor)	9,859	—
Vessel operating costs (Successor)	—	9,859

15

Balance Sheet as of September 30, 2018

(in thousands)

Financial Statement Line Item	GulfMark Historical as filed	GulfMark Historical as presented
Inventory	$1,721	$—
Marine operating supplies	—	1,721
Prepaid expenses	5,645	—
Other current assets	—	5,645
Other accounts receivable	4,189	—
Other current assets	—	4,189
Construction in progress	353	—
Net properties and equipment	—	353
Accrued personnel costs	4,488	—
Accrued expenses	—	4,488
Accrued interest expense	385	—
Accrued expenses	—	385
Other accrued liabilities	3,628	—
Accrued expenses	—	3,628
Accrued professional fees	685	—
Accrued expenses	—	685
Other income taxes payable	17,889	—
Other liabilities	—	17,889

16

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2018

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6002 Rogerdale Road, Suite 600 Houston, Texas	77072
(Address of principal executive offices)	(Zip Code)

(713) 470-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c)    On November 15, 2018, shortly after the consummation of the previously-announced business combination between Tidewater Inc. (“Tidewater”) and GulfMark Offshore, Inc. (“GulfMark” and such event, the “Business Combination”), Quinn P. Fanning stepped down from his position as Executive Vice President and Chief Financial Officer of Tidewater. At its first meeting following the Business Combination, which occurred the same day, the board of directors of Tidewater (the “Board”) appointed Quintin V. Kneen to succeed Mr. Fanning as its Executive Vice President and Chief Financial Officer. While these changes were effective immediately, Mr. Fanning will continue to serve Tidewater for a period of time in order to ensure an orderly transition, including serving as an officer of certain Tidewater subsidiaries.

Mr. Kneen, age 53, served as President and Chief Executive Officer of GulfMark from June 2013 until the consummation of the Business Combination. Mr. Kneen first joined GulfMark in June 2008 as Vice President – Finance, was promoted to Senior Vice President – Finance and Administration in December 2008, and served as Executive Vice President and Chief Financial Officer from 2009 until his promotion to President and CEO in 2013. Prior to joining GulfMark, Mr. Kneen was Vice President – Finance & Investor Relations for Grant Prideco, Inc., serving in executive finance positions at Grant Prideco between 2003 and 2008. Earlier in his career, Mr. Kneen held executive finance positions at Azurix Corp. and was an Audit Manager with the Houston office of Price Waterhouse LLP. He holds a Master of Business Administration from Rice University and a Bachelor of Business Administration in Accounting from Texas A&M University, and is a Certified Public Accountant and a Chartered Financial Analyst.

As the compensation committee of the Board has not yet made any determinations regarding his compensation, Mr. Kneen continues to receive the same compensation and benefits, including base salary, that were due to him under his employment agreement with GulfMark, a copy of which was filed as Exhibit 10.1 to GulfMark’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 20, 2018. In addition, Mr. Kneen is expected to execute and receive the benefit of Tidewater’s standard form of indemnification agreement for directors and executive officers, a copy of which has been filed as Exhibit 10 to Tidewater’s Current Report on Form 8-K filed with the SEC on August 12, 2015.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 15, 2018, announcing CFO transition.*

*	Filed with this Current Report.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEWATER INC.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President, General Counsel and Secretary

Date: November 20, 2018

3

Exhibit 99.1

TIDEWATER ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION

HOUSTON // November 15, 2018 – Tidewater Inc. (NYSE: TDW) (“Tidewater”) announced that, following the successful completion of its business combination with GulfMark Offshore, Inc. (“GulfMark”) earlier today, Quinn P. Fanning has stepped down from his position as Tidewater’s Chief Financial Officer. Tidewater’s board of directors has appointed Quintin V. Kneen, who served as President and Chief Executive Officer of GulfMark prior to the business combination, as Tidewater’s Executive Vice President and Chief Financial Officer. While these changes are effective immediately, Mr. Fanning will continue to serve Tidewater for a period of time in order to ensure an orderly transition.

Tidewater’s President and Chief Executive Officer, John Rynd, commented, “Quinn has been a key member of the Tidewater executive management team for many years. His hard work, perseverance and intellect were critical to Tidewater’s ability to negotiate a consensual pre-packaged Chapter 11 restructuring with our creditors, thus establishing the foundation for consolidation and growth that we are on today. His significant efforts, energy and leadership also helped us to successfully complete the business combination with GulfMark. Tidewater appreciates Quinn’s many contributions and wishes him great success in his future professional endeavors. We will work with Quinn to determine an appropriate transition timetable with Quintin.”

Mr. Rynd continued, “We very much welcome Quintin to the management team. As President and Chief Executive Officer of GulfMark, Quintin navigated that company through its own pre-packaged Chapter 11 restructuring. Along with GulfMark’s board of directors, Quintin led GulfMark through the critical process of determining the most appropriate merger partner to enable GulfMark to capitalize on its impressive financial and operating position. We are confident that his strong financial professional background and leading executive experience will benefit Tidewater for years to come.”

About Tidewater

Tidewater owns and operates the largest fleet of Offshore Support Vessels in the industry, with over 60 years of experience supporting offshore energy exploration and production activities worldwide.

Contacts:

Tidewater Inc.

Jason Stanley, Director, Investor Relations, +1-713-470-5292

Tidewater Inc.  |  6002 Rogerdale Rd., Suite 600  |  Houston, Texas  |  77072 USA

FORWARD-LOOKING STATEMENTS

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Tidewater notes that certain statements set forth in this presentation provide other than historical information and are forward looking. The unfolding of future economic or business developments may happen in a way not as anticipated or projected by Tidewater and may involve numerous risks and uncertainties that may cause Tidewater’s actual achievement of any forecasted results to be materially different from that stated or implied in the forward-looking statement. Among those risks and uncertainties, many of which are beyond the control of Tidewater include, without limitation the anticipated synergies with respect to the combination of Tidewater and GulfMark; fluctuations in worldwide energy demand and oil and gas prices; fleet additions by competitors and industry overcapacity; customer actions including changes in capital spending for offshore exploration, development and production and changes in demands for different vessel specifications; acts of terrorism and piracy; the impact of potential information technology, cybersecurity or data security breaches; significant weather conditions; unsettled political conditions, war, civil unrest and governmental actions, especially in higher political risk countries where we operate; labor changes proposed by international conventions; increased regulatory burdens and oversight; changes in law, economic and global financial market conditions, including the effect of enactment of U.S. tax reform or other tax law changes, trade policy and tariffs, interest and foreign currency exchange rate volatility, commodity and equity prices and the value of financial assets; and enforcement of laws related to the environment, labor and foreign corrupt practices. Readers should consider all of these risk factors, as well as other information contained in Tidewater’s form 10-Ks and 10-Qs.

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2018

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6002 Rogerdale Road, Suite 600 Houston, Texas		77072
(Address of principal executive offices)		(Zip Code)

(713) 470-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On November 15, 2018, Tidewater Inc. (“Tidewater”) completed its previously-announced business combination (the “Business Combination”) with GulfMark Offshore, Inc. (“GulfMark”), and took various other related actions, as discussed further below in this Current Report on Form 8-K (“Current Report”).

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 2.01 regarding the GLF Warrants and the GLF Warrant Agreements is incorporated by reference into this Item 1.01.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On November 15, 2018, pursuant to the terms and conditions of the previously-announced Agreement and Plan of Merger (the “Merger Agreement”), dated July 15, 2018, between Tidewater and GulfMark, the Business Combination was completed. The Business Combination was effected through a two-step reverse merger, pursuant to which (i) Gorgon Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Tidewater, merged with and into GulfMark, with GulfMark continuing as the surviving corporation and a wholly-owned subsidiary of Tidewater (the “First Merger”) and then, immediately afterwards, (ii) GulfMark merged with and into Gorgon NewCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of Tidewater (“Gorgon”), with Gorgon continuing as the surviving entity and a direct, wholly-owned subsidiary of Tidewater.

As previously disclosed and pursuant to the terms and conditions of the Merger Agreement, upon the effective time of the First Merger (the “Closing”):

•

each issued and then-outstanding share of GulfMark common stock, $0.01 par value per share (“GLF Common Stock”), was automatically converted into the right to receive 1.100 shares of Tidewater common stock, par value $0.001 per share (the “TDW Common Stock”), with cash paid in lieu of any fractional share; and

•

each then-outstanding GulfMark warrant (collectively, the “GLF Warrants”) was automatically converted into the right to receive 1.100 shares of TDW Common Stock upon payment to Tidewater of the applicable exercise price, subject to (i) all other terms and conditions of the applicable GLF Warrant Agreement (as defined below), including cash paid in lieu of any fractional share, and (ii) the limitations on foreign ownership set forth in Tidewater’s amended and restated certificate of incorporation (the “Tidewater charter”) intended to comply with the Jones Act (as defined below).

There are two series of GLF Warrants: (i) GLF Jones Act Warrants, which may be exercised at any time until November 14, 2042 for an exercise price of $0.01 per share, and (ii) GLF Equity Warrants, which may be exercised at any time until November 14, 2024 for an exercise price of $100.00 per share.

2

Each series of GLF Warrants is subject to a warrant agreement with substantially the same terms and conditions that applied to such warrant prior to the Closing, as assumed and amended by Tidewater effective upon the Closing (the “GLF Jones Act Warrant Agreement” and the “GLF Equity Warrant Agreement” and, collectively, the “GLF Warrant Agreements”). Although the GLF Warrants are immediately exercisable, the exercise of any GLF Warrants is subject to, among other things, the limitations on foreign ownership as set forth in the Tidewater charter that are intended to comply with the Merchant Marine Act of 1920 and the Shipping Act, 1916, as amended, and the rules and regulations promulgated thereunder (collectively, the “Jones Act”).

In addition, at the Closing, each GulfMark restricted stock unit that was outstanding and unvested immediately prior to the Closing (the “GLF RSUs”) was automatically converted into an award representing the right to receive 1.100 shares of Tidewater Common Stock, rounded down to the nearest whole number with cash paid in lieu of any fractional share, subject to vesting and the other terms and conditions applicable to such award immediately prior to the Closing. As described in greater detail under Item 5.02(e), Tidewater also assumed the shares remaining available for issuance under the legacy GulfMark Management Incentive Plan under which these GLF RSUs were granted.

Accordingly, as a result of the Business Combination, Tidewater (i) expects to deliver to GulfMark’s stockholders an approximate aggregate total of 8,464,290 shares of Tidewater Common Stock in exchange for shares of GulfMark Common Stock that were outstanding immediately prior to the Closing (including 39,850 shares issued in settlement of vested GulfMark restricted stock units); (ii) has reserved for issuance a maximum of 3,434,934 shares of Tidewater Common Stock for issuance upon the exercise of GLF Warrants (2,573,624 shares issuable upon the exercise of GLF Jones Act Warrants and 861,310 shares issuable upon the exercise of GLF Equity Warrants); and (iii) has reserved for issuance a maximum of 88,479 shares for issuance pursuant to the GLF RSUs.

The above-described shares of Tidewater Common Stock issued or reserved for issuance in connection with the Business Combination were registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-4 (File No. 333-227111) filed with the U.S. Securities and Exchange Commission (the “Commission”), and declared effective on October 16, 2018. The joint proxy statement/prospectus of Tidewater and GulfMark included in the registration statement on Form S-4, including the information incorporated by reference therein, (the “Joint Proxy Statement/Prospectus”), contains additional information about the above-described transactions. Because the shares of Tidewater Common Stock are issuable from time to time in the future upon the exercise of the GLF Warrants, these shares were also registered under the Securities Act pursuant to a registration statement on Form S-1 (File No. 33-228029) filed with the Commission and declared effective on November 15, 2018.

The foregoing descriptions of the Closing, the Merger Agreement, the Business Combination, the GLF Warrants, and the GLF Warrant Agreements do not purport to be complete and are qualified in their entirety, as applicable, by reference to (i) the other items of this Current Report, (ii) the Joint Proxy Statement/Prospectus, and (iii) the following documents, each of which is incorporated by reference into this Current Report: (a) the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report, (b) the full text of the

3

GLF Jones Act Warrant Agreement, which includes the original warrant agreement and the Assignment, Assumption and Amendment Agreement executed in connection with the Closing, which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report, and (c) the full text of the GLF Equity Warrant Agreement, which includes the original warrant agreement and the Assignment, Assumption and Amendment Agreement executed in connection with the Closing, which are filed herewith as Exhibits 4.3 and 4.4, respectively, to this Current Report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    Appointment of New Directors. As contemplated by the Merger Agreement, effective upon the Closing, the size of the board of directors of Tidewater (the “Board”) was increased from seven to ten directors and the Board appointed Louis Raspino, Robert P. Tamburrino, and Kenneth Traub (collectively, the “GulfMark Designated Directors”) to fill the three newly-created directorships. As described in greater detail in Item 5.03, Tidewater’s bylaws, as amended and restated effective upon the Closing, require that, subject to applicable law and the directors’ fiduciary duties, each of the three GulfMark Designated Directors (or a replacement candidate as provided in the bylaws) be included in the slate of nominees recommended by the Board to the Tidewater stockholders for election as directors at the 2019 annual meeting of Tidewater stockholders (the “2019 Annual Meeting”).

The Board has determined that each of Messrs. Raspino and Traub is independent but Mr. Tamburrino is not, given that he served as a restructuring consultant to Tidewater for a four-month period following Tidewater’s restructuring. For these services, which concluded in November 2017, Mr. Tamburrino was paid a total of $175,800. Mr. Tamburrino provided similar consulting services to GulfMark, which concluded prior to the Closing. Mr. Raspino was appointed to serve on the Audit Committee, and Mr. Traub was appointed to serve on the Nominating and Corporate Governance Committee.

Each of the GulfMark Designated Directors will participate in Tidewater’s outside director compensation program described in Tidewater’s definitive proxy statement on Schedule 14A that was filed with the Commission on March 22, 2018. In addition, each of the GulfMark Designated Directors has rights to ongoing indemnification and insurance coverage as provided in the Merger Agreement and is expected to execute and receive the benefit of Tidewater’s standard form of indemnification agreement for directors and executive officers, a copy of which has been filed as Exhibit 10 to Tidewater’s Current Report on Form 8-K filed with the Commission on August 12, 2015.

(e)    Adoption of the GulfMark Management Incentive Plan. Effective as of the Closing, Tidewater assumed sponsorship of the GulfMark Management Incentive Plan (as amended effective as of the Closing, the “Legacy GLF Plan”), and also assumed the GLF RSUs (which were the only awards outstanding under the Legacy GLF Plan), the award agreements evidencing such awards, and the remaining shares available under the Legacy GLF Plan, as adjusted to reflect the exchange ratio, rounding the resulting number down to the nearest whole number of shares of Tidewater Common Stock.

4

Following the Closing, Tidewater may grant equity-based incentives under the Legacy GLF Plan with respect to up to 835,872 shares of Tidewater Common Stock to certain individuals who were not employees, officers, directors, and consultants of Tidewater immediately prior to the Closing. The Legacy GLF Plan will be administered by the compensation committee of the Board with respect to awards granted to employees and consultants of Tidewater and its subsidiaries and the nominating and corporate governance committee of the Board with respect to awards granted to Tidewater directors (each, as applicable, the “Committee”). The Committee may grant awards under the Legacy GLF Plan in the form of stock options, restricted stock, restricted stock units, or other cash- or equity-based awards.

The foregoing description of the Legacy GLF Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Legacy GLF Plan, which is filed as Exhibit 10.1 to, and incorporated by reference into, this Current Report.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective at the Closing, as required by the Merger Agreement, the Board amended Tidewater’s amended and restated by-laws to memorialize certain contractual commitments regarding the GulfMark Designated Directors (as amended and restated, the “Bylaws”). These protections will be in effect from the Closing until immediately prior to the annual meeting of Tidewater stockholders held in calendar year 2020 (the “Specified Period”).

Specifically, new Article VI of the Bylaws provides that, effective as of the Closing, the Board was expanded from seven to ten seats and each of the three GulfMark Designated Directors would be appointed to fill the three newly-created directorships. In addition, subject to certain limited exceptions, applicable law and the directors’ fiduciary duties, each of the three GulfMark Designated Directors (including any successor GulfMark Designated Directors appointed in accordance with the Bylaws) will be included in the slate of nominees recommended by the Board to the Tidewater stockholders for election as directors at the 2019 Annual Meeting, to serve as a director of Tidewater through the end of the Specified Period, subject in each case to his earlier death, resignation, disqualification or removal or the appointment or election of his successor as provided in the Bylaws. Tidewater must use no less rigorous efforts to solicit proxies in favor of the GulfMark Designated Directors than the manner in which it supports all other nominees proposed by the Board at the 2019 Annual Meeting.

Article VI of the Bylaws further provides that if (i) the Board determines in good faith that including a GulfMark Designated Director in the slate of nominees for election as a director at the 2019 Annual Meeting would be a breach of fiduciary duties under applicable legal requirements, or (ii) any GulfMark Designated Director resigns or is unable to serve for any other reason during the Specified Period, then, in each such case, the remaining GulfMark Designated Directors will select a replacement for such removed designee that is reasonably satisfactory to the Board. During the Specified Period, the Board may not modify, amend or repeal Article VI except by the affirmative vote of at least 85% of the Board.

5

The foregoing is a brief description of Tidewater’s Bylaws as they relate to the GulfMark Designated Directors and is qualified in its entirety by reference to the full text of the Bylaws, which are filed as Exhibit 3.1 to, and incorporated by reference into, this Current Report.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On November 15, 2018, Tidewater held a special meeting of the stockholders (the “Special Meeting”). As of October 10, 2018, the record date for the Special Meeting, there were approximately 27,176,907 shares of Tidewater Common Stock outstanding. Of that number, 19,809,513 shares were represented in person or by proxy at the Special Meeting. The following proposals were presented at the Special Meeting:

Proposal 1:    Approval of the Tidewater issuance proposal.

The stockholders approved the Tidewater issuance proposal as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
19,531,620	16,984	260,909	—

Proposal 2:    Approval of the Tidewater adjournment proposal.

The stockholders approved the Tidewater adjournment proposal as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
16,736,497	2,898,184	174,832	—

Item 8.01	Other Events.

On November 15, 2018, Tidewater issued a press release announcing the completion of the Business Combination. A copy of the press release issued is filed as Exhibit 99.1 to, and is incorporated by reference into, this Item 8.01.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Tidewater notes that certain statements set forth in this Current Report provide other than historical information and are forward looking. The actual achievement of any forecasted results, or the unfolding of future economic or business developments in a way anticipated or projected by the company, involve numerous risks and uncertainties that may cause the company’s actual performance to be materially different from that stated or implied in the forward-looking statement. Among those risks and uncertainties, many of which are beyond the control of the company, include, without limitation, the risk that the cost savings and any other anticipated synergies from the transaction with GulfMark may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the possibility of litigation (related to the transaction); the diversion of management’s time from day-to-day operations by the transaction; new accounting policies and our consolidation activities; volatility in worldwide

6

energy demand and oil and gas prices, and continuing depressed levels of oil and gas prices without a clear indication of if, or when, prices will recover to a level to support renewed offshore exploration activities; fleet additions by competitors and industry overcapacity; our limited capital resources available to replenish our asset base, including through acquisitions or vessel construction, and to fund our capital expenditure needs; uncertainty of global financial market conditions and potential constraints in accessing capital or credit if and when needed with favorable terms, if at all; changes in decisions and capital spending by customers in the energy industry and the industry expectations for offshore exploration, field development and production; consolidation of our customer base; loss of a major customer; changing customer demands for vessel specifications, which may make some of our older vessels technologically obsolete for certain customer projects or in certain markets; rapid technological changes; delays and other problems associated with vessel construction and maintenance; the continued availability of qualified personnel and our ability to attract and retain them; the operating risks normally incident to our lines of business, including the potential impact of liquidated counterparties; our ability to comply with covenants in our indentures and other debt instruments; acts of terrorism and piracy; integration of acquired businesses and entry into new lines of business; disagreements with our joint venture partners; significant weather conditions; unsettled political conditions, war, civil unrest and governmental actions, such as expropriation or enforcement of customs or other laws that are not well developed or consistently enforced; the risks associated with our international operations, including local content, local currency or similar requirements especially in higher political risk countries where we operate; interest rate and foreign currency fluctuations; labor changes proposed by international conventions; increased regulatory burdens and oversight; changes in laws governing the taxation of foreign source income; retention of skilled workers; enforcement of laws related to the environment, labor and foreign corrupt practices; the effects of asserted and unasserted claims and the extent of available insurance coverage; and the resolution of pending legal proceedings. Readers should consider all of these risk factors as well as other information contained in this report.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Tidewater intends to file historical consolidated financial statements of GulfMark no later than 71 calendar days after the date this Current Report is required to be filed.

(b)	Pro forma financial information.

Tidewater intends to file unaudited pro forma combined condensed financial information reflecting the Business Combination no later than 71 days after the date this Current Report is required to be filed.

7

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 15, 2018, by and between Tidewater Inc. and GulfMark Offshore, Inc. (incorporated by reference herein to Exhibit 2.1 to Tidewater’s Form 8-K filed on July 16, 2018, File No. 1-6311).

3.1	Amended and Restated By-laws of Tidewater Inc., effective November 15, 2018 (incorporated by reference herein to Exhibit 3.2 to Tidewater’s Registration Statement on Form 8-A filed on November 15, 2018, File No. 1-6311).

4.1	Noteholder Warrant Agreement, dated as of November 14, 2017, between GulfMark Offshore, Inc. and American Stock Transfer & Trust Company, LLC, as warrant agent.*

4.2	Assignment, Assumption and Amendment Agreement – Jones Act Warrants, dated as of and effective November 15, 2018, by and among GulfMark Offshore, Inc., Tidewater Inc. and American Stock Transfer & Trust Company, LLC, as warrant agent.*

4.3	Equity Warrant Agreement, dated as of November 14, 2017, between GulfMark Offshore, Inc. and American Stock Transfer & Trust Company, LLC, as warrant agent (incorporated by reference herein to Exhibit 4.1 to Tidewater’s Registration Statement on Form 8-A filed on November 15, 2018, File No. 1-6311).

4.4	Assignment, Assumption and Amendment Agreement – Equity Warrants, dated as of and effective November 15, 2018, by and among GulfMark Offshore, Inc., Tidewater Inc. and American Stock Transfer & Trust Company, LLC, as warrant agent (incorporated by reference herein to Exhibit 4.2 to Tidewater’s Registration Statement on Form 8-A filed on November 15, 2018, File No. 1-6311).

10.1	Legacy GLF Management Incentive Plan (incorporated by reference herein to Exhibit 10.1 to Tidewater’s Registration Statement on Form S-8 filed on November 15, 2018, File No. 333-228401).

99.1	Press Release dated November 15, 2018, announcing completion of the Business Combination.*

*	Filed with this Current Report.

8

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEWATER INC.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President, General Counsel and Secretary

Date: November 16, 2018

9

Exhibit 4.1

WARRANT AGREEMENT

Dated as of

November 14, 2017

between

GULFMARK OFFSHORE, INC.,

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

as Warrant Agent

Warrants for

Common Stock

i

ii

WARRANT AGREEMENT dated as of November 14, 2017 (this “Agreement”), between GulfMark Offshore, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as warrant agent (the “Warrant Agent”).

Each warrant described herein (a “Warrant”) entitles the registered Warrantholder (as defined below) thereof to acquire one share of Common Stock, subject to the provisions of this Agreement and the relevant Warrant Certificate. Each Warrant Certificate (including any Global Warrant) shall evidence such number of Warrants as is set forth therein, subject to adjustment pursuant to the provisions of the Warrant Certificate.

The Company desires the Warrant Agent to act on behalf of the Company in connection with the registration, transfer, exchange, redemption, exercise and cancellation of the Warrants as provided herein and the Warrant Agent is willing to so act.

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Warrantholders:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“A.I. Warrant” means any Definitive Warrant that bears the Restricted Securities Legend and represents Warrants issued and sold to “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act.

“Agent Members” means the securities brokers and dealers, banks and trust companies, clearing organizations and certain other organizations that are participants in the Depositary’s system.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.

“Charter” means the Amended & Restated Certificate of Incorporation of the Company as in effect on the date hereof and as may be amended from time to time hereafter in compliance with Section 3.04(d).

“Commission” means the United States Securities and Exchange Commission or any successor governmental agency.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Definitive Warrant” means a Warrant Certificate in definitive form that is not deposited with the Depositary or with the Transfer Agent as custodian for the Depositary.

“Depositary” means The Depository Trust Company, its nominees and their respective successors.

“Excess Shares” has the meaning set forth in the Charter.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exercise Price” has the meaning set forth in the form of Warrant Certificate attached as Exhibit A hereto.

“Expiration Date” has the meaning set forth in the form of Warrant Certificate attached as Exhibit A hereto.

“Global Warrant” has the meaning set forth in Section 2.01(a) hereof.

“Non-U.S. Citizen” has the meaning set forth in the Charter.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion reasonably acceptable to the Warrant Agent from legal counsel. Such counsel may be an employee of or counsel to the Company or the Warrant Agent.

“Person” means an individual, firm, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof or any other entity.

“Registry” has the meaning set forth in Section 2.03 hereof.

“Required Warrantholders” means Warrantholders holding Warrants exercisable for a majority of the Shares issuable upon the exercise of all the Warrants then-outstanding.

“Restricted Securities Legend” means the legend labeled as such and that is set forth in Exhibit A hereto, which is incorporated in and expressly made a part of this Agreement.

“Restricted Warrant” means any Warrant that, when issued, was a “restricted security” (as defined under Rule 144 under the Securities Act) until such time as (i) such Warrant has been transferred pursuant to an effective registration statement or (ii) the Restricted Securities Legend therefor has been removed pursuant to Section 2.10.

“Rule 144A Certificate” means a certificate substantially in the form of Exhibit B hereto, which shall be delivered to the Warrant Agent in connection with a transfer or exchange of Warrants pursuant to Rule 144A.

“Rule 144A Warrant” means any Warrant Certificate that bears the Restricted Securities Legend and represents Warrants issued and sold pursuant to Rule 144A under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Shares” has the meaning set forth in the form of Warrant Certificate attached as Exhibit A hereto.

“Transfer Agent” has the meaning set forth in the form of Warrant Certificate attached as Exhibit A hereto.

“U.S. Citizen” has the meaning set forth in the Charter.

“U.S. Maritime Laws” has the meaning set forth in the Charter.

“Unrestricted Warrant” means (1) any Warrant issued pursuant to Section 1145 of the Bankruptcy Code that, when issued, was not a “restricted security” (as defined under Rule 144 under the Securities Act) and (2) any Warrant, originally issued as a “restricted security” that (i) has been transferred pursuant to an effective registration statement or (ii) has had the Restricted Securities Legend removed pursuant to Section 2.10.

“Warrant Certificate” means any fully registered certificate (including a Global Warrant) issued by the Company and authenticated by the Warrant Agent under this Agreement evidencing Warrants, in the form attached as Exhibit A hereto.

“Warrant Share Number” has the meaning set forth in the form of Warrant Certificate attached as Exhibit A hereto.

“Warrantholder” means a registered owner of Warrants as set forth in the Registry.

“Warrantholder Designee” means any Person that a Warrantholder has designated to receive Shares issuable upon exercise of a Warrant.

Section 1.02 Rules of Construction. Unless the text otherwise requires:

(i) a defined term has the meaning assigned to it herein;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with U.S. generally accepted accounting principles as in effect from time to time;

(iii) “or” is not exclusive;

(iv) “including” means including, without limitation;

(v) words in the singular include the plural and words in the plural include the singular;

(vi) references to any statute, rule, standard, regulation or other law include a reference to (x) the corresponding rules and regulations and (y) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; and

(vii) headings to Articles and Sections in this Agreement and the table of contents are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II

WARRANTS

Section 2.01 Form.

(a) Global Warrants. Except as provided in Section 2.04 or 2.05, Warrants shall be issued in the form of one or more permanent global Warrants in fully registered form with a global securities legend in substantially the form set forth in Exhibit A hereto (each, a “Global Warrant”), which shall be deposited on behalf of the Company with the Transfer Agent, as custodian for the Depositary (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and countersigned by the Warrant Agent as hereinafter provided.

(b) Book-Entry Provisions. The following provisions of this Section 2.01(b) shall apply only to a Global Warrant deposited with or on behalf of the Depositary:

(i) The Company shall prepare and execute and the Warrant Agent shall, in accordance with Section 2.02, countersign, by either manual or facsimile signature, one or more Global Warrants that shall be registered in the name of the Depositary or the nominee of the Depositary. The Warrant Agent shall deliver the Global Warrants to the Depositary or pursuant to the Depositary’s instructions or held by the Transfer Agent as custodian for the Depositary. Each Global Warrant shall be dated the date of its countersignature by the Warrant Agent.

(ii) Agent Members shall have no rights under this Agreement with respect to any Global Warrant held on their behalf by the Depositary or by [•] as the custodian of the Depositary or under such Global Warrant except to the extent set forth herein or in a Warrant Certificate, and the Depositary may be treated by the Company, the Warrant Agent and any agent of the Company or the Warrant Agent as the absolute owner of such Global Warrant for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall (A) prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or (B) impair, as between the Depositary and the Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Warrant. The rights of beneficial owners in a Global Warrant shall be exercised through the Depositary subject to the applicable procedures of the Depositary except to the extent set forth herein or in a Warrant Certificate.

(c) Definitive Securities. Except as provided in Section 2.04 or 2.05, owners of beneficial interests in Global Warrants will not be entitled to receive physical delivery of Definitive Warrants.

(d) Warrant Certificates. Warrant Certificates shall be in substantially the form attached as Exhibit A hereto and shall be typed, printed, lithographed or engraved or produced by any combination of such methods or produced in any other manner permitted by the rules of any securities exchange on which the Warrants may be listed, all as determined by the Officer or Officers executing such Warrant Certificates, as evidenced by their execution thereof. Any Warrant Certificate shall have such insertions as are appropriate or required or permitted by this Agreement and may have such letters, numbers or other marks of identification and such legends and endorsements, stamped, printed, lithographed or engraved thereon, (i) as the Company (or, with respect to letters, numbers or other marks of identification, the Warrant Agent) may deem appropriate and as are not inconsistent with the provisions of this Agreement, (ii) as may be required to comply with this Agreement, any law or any rule of any securities exchange on which the Warrants may be listed, and (iii) as may be necessary to conform to customary usage, provided that they do not affect the rights, duties, liabilities, responsibilities, obligations or indemnitees of the Warrant Agent.

Section 2.02 Execution and Countersignature.

At least one Officer shall sign each Warrant Certificate for the Company by manual or facsimile signature.

If an Officer whose signature is on a Warrant Certificate no longer holds that office at the time the Warrant Agent countersigns the Warrant Certificate, the Warrants evidenced by such Warrant Certificate shall be valid nevertheless.

Upon receipt of a written order of the Company signed by at least one Officer of the Company (and, with respect to Warrants issued by the Company after the date hereof, all other necessary information and documents, including if requested by the Warrant Agent an Officer’s Certificate and an Opinion of Counsel of the Company) the Warrant Agent shall countersign, by either manual or facsimile signature, and deliver Warrant Certificates entitling the Warrantholders thereof to purchase in the aggregate such number of shares of Common Stock as shall be set forth on such Warrant Certificates (subject to adjustment as provided in such Warrant Certificates). Each Warrantholder shall be bound by all of the terms and provisions of this Agreement (a copy of which is available on request to the Secretary of the Company) and any amendments thereto and the Warrant Certificate, in each case, as fully and effectively as if such Warrantholder had signed the same. Each Warrant Certificate shall be dated the date of its countersignature by the Warrant Agent.

At any time and from time to time after the execution of this Agreement, the Warrant Agent shall, upon receipt of a written order of the Company signed by an Officer of the Company, countersign, by either manual or facsimile signature, a Warrant Certificate evidencing the number of Warrants specified in such order. Such order shall specify the number of Warrants to be evidenced on the Warrant Certificate to be countersigned, the date on which such Warrant Certificate is to be countersigned and the number of Warrants then authorized.

The Warrants evidenced by a Warrant Certificate shall not be valid until an authorized signatory of the Warrant Agent countersigns the Warrant Certificate either manually or by facsimile signature. Such signature shall be solely for the purpose of authenticating the Warrant Certificate and shall be conclusive evidence that the Warrant Certificate so countersigned has been duly authenticated and issued under this Agreement.

Section 2.03 Registry.

The Warrants shall be issued in registered form only. The Warrant Agent shall keep a registry (the “Registry”) of the Warrant Certificates and of their transfer and exchange. The Registry shall show the names and addresses of the respective Warrantholders and the date and number of Warrants evidenced on the face of each of the Warrant Certificates. The Warrantholder of any Global Warrant will be the Depositary or a nominee of the Depositary in whose name the Global Warrant is registered.

Except as otherwise provided herein or in the Warrant Certificate, the Company and the Warrant Agent may deem and treat any Person in whose name a Warrant Certificate is registered in the Registry as the absolute owner of such Warrant Certificate for all purposes whatsoever and neither the Company nor the Warrant Agent shall be affected by notice to the contrary; provided, however, that the Warrant Agent may rely conclusively on any written notice provided to it by the Company and signed by an Officer of the Company.

Section 2.04 Transfer and Exchange.

(a) Transfer and Exchange of Global Warrants.

(i) Registration of the transfer and exchange of Global Warrants or beneficial interests therein shall be effected through the book-entry system maintained by the Depositary, in accordance with this Agreement and the Warrant Certificates and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Warrant (or the relevant Agent Member on behalf of such transferor) shall, but only to the extent required by the procedures of the Depositary in connection with such transfer or exchange, deliver to the Warrant Agent (x) an order given in accordance with the Depositary’s procedures containing information regarding the account of the Agent Member to be credited with a beneficial interest in the Global Warrant and (y) an instruction of transfer in form satisfactory to the Warrant Agent which, with respect to a transfer of a Global Warrant only, shall be duly executed by the Warrantholder thereof or by his attorney, duly authorized in writing. Additionally, prior to the Warrantholder registering the transfer or making the exchange as requested, the requirements for such transfer or exchange to be issued in a name other than the registered Warrantholder shall be met. Such requirements for a transfer of the Global Warrant (but not, for the avoidance of doubt, a transfer of a beneficial interest in a Global Warrant) may include, inter alia, a medallion signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association (at a guarantee level acceptable to the Warrant Agent), and any other reasonable evidence of authority that may be required by the Warrant Agent. Upon satisfaction of the conditions in this Clause (i) of Section 2.04(a), the Warrant Agent shall, to the extent required by the procedures of the Depositary, in accordance with such instructions, instruct the Depositary to credit to the account of the Agent Member specified in such instructions a beneficial interest in the Global Warrant and to debit the account of the Agent Member making the transfer of the beneficial interest in the Warrant being transferred or, in the case of a transfer of a Global Warrant only, the Warrant Agent shall reflect such transfer in the Registry.

(ii) Notwithstanding any other provisions of this Agreement (other than the provisions set forth in Section 2.05), a Global Warrant may only be transferred as a whole, and not in part, and only by (i) the Depositary, to a nominee of the Depositary, (ii) a nominee of the Depositary, to the Depositary or another nominee of the Depositary, or (iii) the Depositary or any such nominee to a successor Depositary or its nominee.

(iii) In the event that a Global Warrant is exchanged and transferred for Definitive Warrants pursuant to Section 2.05, such Warrants may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.04 and the requirements of any Warrant Certificate and such other procedures as may from time to time be adopted by the Company that are not inconsistent with the terms of this Agreement or of any Warrant Certificate.

(b) Cancellation or Adjustment of Global Warrant. At such time as all beneficial interests in a Global Warrant have been exchanged for Definitive Warrants, redeemed, repurchased or canceled, such Global Warrant shall be returned to the Depositary for cancellation or retained and canceled by the Warrant Agent. At any time prior to such cancellation, if any beneficial interest in a Global Warrant is transferred or exchanged for Definitive Warrants, redeemed, repurchased or canceled, the number of Warrants represented by such Global Warrant shall be reduced and an adjustment shall be made on the books and records of the Warrant Agent to reflect such reduction.

(c) Obligations with Respect to Transfers and Exchanges of Warrants.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Warrant Agent shall countersign, by either manual or facsimile signature, Global Warrants and Definitive Warrants as required pursuant to the provisions of Section 2.02 and this Section 2.04.

(ii) No service charge shall be made to a Warrantholder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax, assessments or similar charges payable in connection therewith. The Warrant Agent shall not be obligated to take any action whatsoever with respect to any such registration of transfer or exchange until it is satisfied that all such taxes, assessments or similar charges have been satisfied in full.

(iii) All Warrants issued upon any registration of transfer or exchange pursuant to the terms of this Agreement shall be the valid obligations of the Company, entitled to the same benefits under this Agreement as the Warrants surrendered upon such registration for transfer or exchange.

(iv) No Warrants or shares of Common Stock issuable upon exercise of any Warrant shall be sold, exchanged or otherwise transferred by the Company or any Warrantholder in violation of the Securities Act or state securities laws.

(d) No Obligation of the Warrant Agent.

(i) The Warrant Agent shall have no responsibility or obligation to any beneficial owner of a Global Warrant, any Agent Member or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Warrants or with respect to the delivery to any Agent Member, beneficial owner or other Person (other than the Depositary) of any notice or the payment of any amount, under or with respect to such Warrants. All notices and communications to be given to the Warrantholders and all payments to be made to Warrantholders under the Warrants shall be given or made only to or upon the order of the registered Warrantholders (which shall be the Depositary or its nominee in the case of a Global Warrant). The rights of beneficial owners in any Global Warrant shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Warrant Agent may conclusively rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Warrant Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Agreement or under applicable law with respect to any transfer of any interest in any Warrant (including any transfer between or among the Agent Members or beneficial owners in any Global Warrant) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Agreement, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.05 Definitive Warrants.

(a) Beneficial interests in a Global Warrant deposited with the Depositary or with the Transfer Agent as custodian for the Depositary pursuant to Section 2.01 shall be transferred to each beneficial owner thereof in the form of Definitive Warrants evidencing a number of Warrants equivalent to such owner’s beneficial interest in such Global Warrant, in exchange for such Global Warrant, only if such transfer complies with Section 2.04 and (i) the Depositary notifies the Company in writing that it is unwilling or unable to continue as Depositary for such Global Warrant or if at any time the Depositary ceases to be a “clearing agency” registered under the Securities Exchange Act, and, in each such case, a successor Depositary is not appointed by the Company within 90 days of such notice, (ii) the Company, in its sole discretion, notifies the Warrant Agent in writing that it elects to cause the issuance of Definitive Warrants under this Agreement, or (iii) upon the request of any Warrantholder, if the Company shall be adjudged a bankrupt or insolvent or makes an assignment for the benefit of its creditors or institutes proceedings to be adjudicated a bankrupt or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under federal bankruptcy laws or any other similar applicable federal or state law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if a public officer shall have taken charge or control of the Company or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation.

(b) Any Global Warrant that is transferable to the beneficial owners thereof in the form of Definitive Warrants pursuant to this Section 2.05 shall be surrendered by the Depositary to the Warrant Agent, to be so transferred, in whole or from time to time in part, without charge, and the Warrant Agent shall if directed by an Officer of the Company countersign, by either manual or facsimile signature, and deliver to each beneficial owner in the name of such beneficial owner, upon such transfer of each portion of such Global Warrant, Definitive Warrants evidencing a number of Warrants equivalent to such beneficial owner’s beneficial interest in the Global Warrant. The Warrant Agent shall register such transfer in the Registry, and upon such transfer the surrendered Global Warrant shall be cancelled by the Warrant Agent.

(c) All Definitive Warrants issued upon registration of transfer pursuant to this Section 2.05 shall be the valid obligations of the Company, evidencing the same obligations of the Company and entitled to the same benefits under this Agreement and the Global Warrant surrendered for registration of such transfer.

(d) Subject to the provisions of Section 2.05(b), the registered Warrantholder of a Global Warrant may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Warrantholder is entitled to take under this Agreement or the Warrants.

(e) In the event of the occurrence of any of the events specified in Section 2.05(a), the Company will promptly make available to the Warrant Agent a reasonable supply of Definitive Warrants necessary to comply with this Agreement in definitive, fully registered form.

(f) Neither the Company nor the Warrant Agent will be liable or responsible for any registration or transfer of any Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary.

Section 2.06 Replacement Certificates.

If a mutilated Warrant Certificate is surrendered to the Warrant Agent or if the Warrantholder of a Warrant Certificate provides proof reasonably satisfactory to the Company that the Warrant Certificate has been lost, destroyed or wrongfully taken, the Company shall issue and the Warrant Agent shall countersign, by either manual or facsimile signature, a replacement Warrant Certificate of like tenor and representing an equivalent number of Warrants, if the reasonable requirements of the Warrant Agent and of Section 8-405 of the Uniform Commercial Code as in effect in the State of New York are met. If required by the

Warrant Agent or the Company, such Warrantholder shall furnish an indemnity bond sufficient in the reasonable judgment of the Company and the Warrant Agent to protect the Company and the Warrant Agent from any loss that either of them may suffer for a Warrant Certificate replaced for loss, destruction or theft. The Company and the Warrant Agent may charge the Warrantholder for their expenses in replacing a Warrant Certificate. Every replacement Warrant Certificate evidences an additional obligation of the Company.

Section 2.07 Outstanding Warrants.

The Warrants outstanding at any time are all Warrants evidenced on all Warrant Certificates authenticated by the Warrant Agent except for those canceled by it and those delivered to it for cancellation. A Warrant ceases to be outstanding if the Company holds the Warrant.

If a Warrant Certificate has been replaced pursuant to Section 2.06, the Warrants evidenced thereby cease to be outstanding unless the Warrant Agent and the Company receive proof satisfactory to them that the replaced Warrant Certificate is held by a bona fide purchaser.

Section 2.08 Cancellation.

In the event the Company shall purchase or otherwise acquire Definitive Warrants, the same shall thereupon be delivered to the Warrant Agent for cancellation.

The Warrant Agent (and no one else) shall cancel and dispose of all Warrant Certificates surrendered for registration of transfer, exchange, replacement, exercise or cancellation in the Warrant Agent’s customary manner and, unless the Company directs the Warrant Agent to deliver canceled Warrant Certificates to the Company, deliver a certificate of such disposal to the Company upon the Company’s request therefor. The Company may not issue new Warrant Certificates to replace Warrant Certificates to the extent such new Warrants Certificates would evidence Warrants that have been exercised or Warrants that the Company has purchased or otherwise acquired.

Section 2.09 CUSIP Numbers.

The Company in issuing the Warrants may use “CUSIP” numbers (if then generally in use) and, if so, the Warrant Agent, if provided with such “CUSIP” numbers, shall use “CUSIP” numbers in notices as a convenience to Warrantholders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Warrant Certificates or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Warrant Certificates.

Section 2.10 Transfer Restrictions.

(a) By its acceptance of any Warrant bearing the Restricted Securities Legend (or any beneficial interest in such a Warrant), each Warrantholder thereof and each owner of a beneficial interest therein acknowledges the restrictions on transfer of such Warrant (and any such beneficial interest) set forth in this Agreement and in the Restricted Securities Legend and agrees that it will transfer such Warrant (and any such beneficial interest) only in accordance with the Agreement and such legend.

(b) The transfer or exchange of any Warrant (or a beneficial interest therein) may only be made in accordance with this Section 2.10 and the other provisions of Article II and, in the case of a Warrant Certificate (or a beneficial interest therein), the applicable rules and procedures of the Depositary. The Warrant Agent shall refuse to register any requested transfer or exchange that it reasonably believes does not comply with the preceding sentence.

(c) Subject to paragraph (b), the transfer or exchange of any Warrant (or a beneficial interest therein) of the type set forth in column A below for a Warrant (or a beneficial interest therein) of the type set forth opposite in column B below may only be made in compliance with the certification requirements (if any) described in the clause of this paragraph set forth opposite in column C below.

A	B	C
Rule 144A Warrant	Rule 144A Warrant	(1)
Rule 144A Warrant	Unrestricted Warrant	(2)
A.I. Warrant	Rule 144A Warrant	(1)
A.I. Warrant	Unrestricted Warrant	(2)
Unrestricted Warrant	Unrestricted Warrant	(3)

(1) The Person requesting the transfer or exchange must deliver or cause to be delivered to the Warrant Agent a duly completed Rule 144A Certificate, in the form attached hereto as Exhibit B, or (in the case of Warrant represented as an interest in a Global Warrant) comply with the procedures of the Depositary, if any, in demonstrating it is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

(2) The Person requesting the transfer or exchange must deliver or cause to be delivered to the Warrant Agent an Opinion of Counsel and such other certifications and evidence as the Company may reasonably require in order to determine that the proposed transfer or exchange is being made in compliance with the Securities Act and any applicable securities laws of any state of the United States.

(3) No certification is required.

(d) Notwithstanding any provision to the contrary herein, so long as a Global Warrant remains outstanding and is held by or on behalf of the Depositary, transfers of a Global Warrant, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with this Article II, including this Section 2.10, and the procedures of the Depositary; provided, however, that beneficial interests in a Global Warrant that is a Restricted Warrant may be transferred to Persons who take delivery thereof in the form of a beneficial interest in such Global Security in accordance with the transfer restrictions set forth in the Restricted Securities Legend.

(e) No certification is required in connection with any transfer or exchange of any Warrant (or a beneficial interest therein) or for transfers of shares of Common Stock issuable upon exercise thereof:

(i) after such Warrant or Share is eligible for resale pursuant to Rule 144 under the Securities Act (or a successor provision) without the need to satisfy current information or other requirements therein; provided that the Company has provided the Warrant Agent with an Officers’ Certificate to that effect, and the Company may require from any Person requesting a transfer or exchange in reliance upon this Clause (i) of Section 2.10(e) an opinion of counsel and any other reasonable certifications and evidence in order to support such certificate; or

(ii) sold pursuant to an effective registration statement.

Any Unrestricted Warrant delivered in reliance upon this paragraph will not bear the Restricted Securities Legend.

(f) The provisions of this Section 2.10 shall not apply to the exercise of any Warrant to the extent Shares issued upon such exercise (and any unexercised portion of the Warrant so exercised) shall be issued to the same registered Warrantholder that exercised such Warrant; provided, subject to other documentation requirements, if any such Warrant bears the Restricted Securities Legend but could be exchanged at the time of such exercise for an Unrestricted Warrant, the Shares issued upon exercise need not bear the Restricted Securities Legend.

(g) The Warrant Agent shall retain copies of all certificates, opinions and other documents received in connection with the transfer or exchange of a Warrant (or a beneficial interest therein), for a period of no less than as required by law or the Warrant Agent’s customary internal procedures, and during such period the Company has the right to inspect and make copies thereof at any reasonable time upon written notice to the Warrant Agent.

(h) With respect to any Warrants bearing a Restricted Securities Legend on the date of exercise, the shares of Common Stock distributed upon exercise will be issued in physical certificated form (unless, at the option of the Company, such shares can be held directly by the transfer agent in book-entry form in a segregated manner), will not be held in book-entry form through the facilities of the Depositary and shall be treated as “restricted securities,” and the Company will affix the applicable “restricted securities” legend upon such shares of Common Stock; provided that if any such Common Stock is being immediately resold pursuant to Rule 144 and appropriate and customary evidence thereof and opinions and certificates have been delivered to the Company, such shares need not be issued with such legend in connection with such sale. Furthermore, in connection with the transfer or exchange of Shares issued upon the exercise of any Warrant, which bears a “restricted securities” legend, the person requesting the transfer or exchange must deliver or cause to be delivered to the Transfer Agent a Transfer Certificate for Transfer of Restricted Common Stock, in the form attached hereto as Exhibit C.

ARTICLE III

EXERCISE TERMS

Section 3.01 Exercise.

The Exercise Price of each Warrant, the Warrant Share Number and the number of Warrants evidenced by any Warrant Certificate and the Expiration Date of each Warrant shall be set forth in the related Warrant Certificate. The Warrant Share Number and the Exercise Price of each Warrant are subject to adjustment pursuant to the terms set forth in the Warrant Certificate. The Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this Agreement to calculate, the number of shares of Common Stock or other securities or other consideration to be issued or paid any upon such exercise, and the Warrant Agent shall have no duty or obligation to investigate or confirm whether any such determination made by the Company is accurate or correct.

Section 3.02 Manner of Exercise and Issuance of Shares.

Warrants may be exercised in the manner set forth in Section 3 of the Warrant Certificate, and upon any such exercise, Shares shall be issued in the manner set forth in Section 4 of the Warrant Certificate.

Section 3.03 Compliance with U.S. Maritime Laws.

Notwithstanding the other provisions of this Warrant Agreement, in order to facilitate the Company’s compliance with the U.S. Maritime Laws limiting the ownership of the Common Stock by Non-U.S. Citizens so that it may operate vessels in the coastwise trade of the United States and comply with obligations of the Company under any contracts that it may enter into from time to time with the United States Government:

(a) At the time of exercise or conversion of any Warrant, the Warrantholder or Warrantholder Designee shall advise the Company whether or not it is a U.S. Citizen. In connection with the exercise of any Warrant, the Company may in good faith require the Warrantholder or Warrantholder Designee to provide the Company with such documents and other information as it may reasonably request to confirm that the Warrantholder or Warrantholder Designee is a U.S. Citizen.

(b) Any sale, transfer or other disposition of any Warrant by any Warrantholder that is a Non-U.S. Citizen to a Person who is a U.S. Citizen must be a complete transfer of such Warrantholder’s interests in such Warrant and the Shares issuable upon its exercise or conversion to such Person with the transferor retaining no ability to direct or control such Person. The foregoing restriction shall also apply to any Warrantholder Designee or other Person that the Warrantholder has designated to receive the Shares issuable upon exercise or conversion of any Warrant.

(c) If at any time, the Company either ceases to be a reporting company under the Exchange Act, or fails to timely file any amendments to its Charter as required by the Exchange Act, the Company shall provide the Warrant Agent with the then current copy of the Charter or (at the Company’s option) an excerpt from the Charter containing the then current version of Article VI (“Compliance with U.S. Maritime Laws”) and upon the request of any Warrantholder, the Warrant Agent shall provide such copy or excerpt to such Warrantholder; provided, that, in each case, the Company and/or the Warrant Agent shall be obligated to provide such copy or excerpt only (i) following amendments to such Article and (ii) to the extent such copy or excerpt is not (or will not be) publicly filed or otherwise made available in a format such that Warrantholders can rely on the publicly available copy as the then most current copy or excerpt.

(d) Notwithstanding anything herein to the contrary, in the event the U.S. Maritime Laws are repealed or amended so that the ownership of Common Stock by Non-U.S. Citizens is no longer restricted in any way, the provisions of this Section 3.03 shall no longer apply to any Warrantholder or Warrant.

Section 3.04 Covenants.

(a) The Warrant Agent is hereby authorized to requisition from time to time from any stock transfer agents of the Company stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement, and the Company hereby authorizes and directs such transfer agents to comply with all such requests of the Warrant Agent. The Company shall supply such transfer agents with duly executed stock certificates for such purposes and shall provide or otherwise make available any cash or scrip that may be payable upon exercise of Warrants as provided herein and in each Warrant Certificate.

(b) Reserved.

(c) Reserved.

(d) The Company agrees that, for so long as any Warrants are outstanding, it shall not increase the par value of the Common Stock or amend or modify the Charter or its by-laws in a manner that would prevent the Company from issuing the Common Stock issuable upon exercise of the Warrants.

(e) The Company agrees that it will (i) at all times make and keep available adequate current public information with respect to the Company as those terms are understood and defined for purposes of Rule 144(c) under the Securities Act; (ii) so long as a Warrantholder owns any Warrant, furnish to such Warrantholder, upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Warrantholder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Warrantholder to sell any such Warrant without registration; and (iii) make available information otherwise necessary to comply with Rule 144 and Rule 144A promulgated under the Securities Act, as such rules may be amended from time to time, if available with respect to resales of the Warrants, at all times, to the extent required from time to time to enable such Warrantholders to sell Warrants without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 144A promulgated under the Securities Act (if available with respect to resales of the Warrants), as such rules may be amended from time to time or replaced. Upon the reasonable request of any Warrantholder, the Company will deliver to such Warrantholder a written statement as to whether it has complied with such information requirements.

ARTICLE IV

ANTIDILUTION PROVISIONS

Section 4.01 Antidilution Adjustments; Notice of Adjustment.

The Warrant Share Number shall be subject to adjustment from time to time as provided in Section 12 of the Warrant Certificate. Whenever the Warrant Share Number is so adjusted or is proposed to be adjusted as provided in Section 12 of the Warrant Certificate, the Company shall deliver to the Warrant Agent the notices or statements, and shall cause a copy of such notices or statements to be sent or communicated to each Warrantholder pursuant to Section 6.03, as provided in Section 12(F) of the Warrant Certificate. Until such notices or statements are received by the Warrant Agent, the Warrant Agent may presume conclusively for all purposes that no such adjustment has occurred.

Section 4.02 Adjustment to Warrant Certificate.

The form of Warrant Certificate need not be changed because of any adjustment made pursuant to the Warrant Certificate, and Warrant Certificates issued after such adjustment may state the same Exercise Price and the same Warrant Share Number as are stated in the Warrant Certificates initially issued pursuant to this Agreement.

The Company, however, may at any time in its sole discretion make any change in the form of Warrant Certificate that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Warrant Certificate (or affect the rights, duties, responsibilities, obligations, liabilities or indemnitees of the Warrant Agent), and any Warrant Certificate thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.

ARTICLE V

WARRANT AGENT

Section 5.01 Appointment of Warrant Agent.

The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the express provisions of this Agreement (and no implied terms or conditions) and the Warrant Agent hereby accepts such appointment. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in connection with this Agreement, except in the case of a judicial determination of its own gross negligence or willful misconduct by a court of competent jurisdiction.

Section 5.02 Rights and Duties of Warrant Agent.

(a) Agent for the Company. In acting under this Warrant Agreement and in connection with the Warrant Certificates, the Warrant Agent is acting solely as agent of the Company and does not assume any obligation or relationship of agency or trust for or with any of the holders of Warrant Certificates or beneficial owners of Warrants.

(b) Counsel. The Warrant Agent may consult with counsel of its own selection (who may be counsel to the Company or an employee of the Warrant Agent), and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in accordance with the advice or opinion of such counsel.

(c) Documents. The Warrant Agent shall be fully protected, may conclusively rely upon and shall incur no liability for or in respect of any action taken or thing suffered by it in reliance upon any Warrant Certificate, notice, instruction, direction, consent, certificate, affidavit, statement, request or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties, and shall have no duty to inquire into or investigate the validity, accuracy or content thereof. The Warrant Agent shall not take any instructions or directions except those given in accordance with this Agreement.

(d) No Implied Obligations. The Warrant Agent shall be obligated to perform only such duties as are specifically set forth herein (or in any modification or amendment hereof to which the Warrant Agent has consented to in writing) and in the Warrant Certificates, and no implied or inferred duties or obligations of the Warrant Agent shall be read into this Agreement (or in any modification or amendment hereof to which the Warrant Agent has consented to in writing) or the Warrant Certificates against the Warrant Agent.

The Warrant Agent shall not be under any obligation to take any action hereunder that it reasonably believes may involve it in any expense or liability for which it does not receive indemnity reasonably satisfactory to it. The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any of the Warrant Certificates countersigned by the Warrant Agent and delivered by it to the Warrantholders or on behalf of the Warrantholders pursuant to this Agreement or for the application by the Company of the proceeds of the Warrants. The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained herein or in the Warrant Certificates or in the case of the receipt of any written demand from a Warrantholder with respect to such default, including any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise.

The Warrant Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Warrant Agent will not be answerable or accountable for any act, default, neglect or misconduct of such agents or attorneys or for any loss to the Company resulting from such neglect or misconduct; provided that the Warrant Agent acted without gross negligence, willful misconduct or bad faith in connection with the selection of such agents or attorneys and the Warrant Agent reasonably believed it to be authorized or within the discretion or rights or powers conferred upon the Warrant Agent by this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be responsible or liable for special, punitive, incidental, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Warrant Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(e) Not Responsible for Adjustments or Validity of Stock.

The Warrant Agent shall not at any time be under any duty or responsibility to any Warrantholder to determine whether any facts exist that may require an adjustment of the Warrant Share Number, or with respect to the nature or extent of any adjustment when made, or with respect to the method employed herein or in any supplemental agreement provided to be employed, in making the same. The Warrant Agent shall not be accountable with respect to the validity or value of any Shares or of any securities or property that may at any time be issued or delivered upon the exercise of any Warrant or upon any adjustment pursuant to Section 12 of the Warrant Certificate, and it makes no representation with respect thereto. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any Shares or stock certificates upon the surrender of any Warrant Certificate for the purpose of exercise or upon any adjustment pursuant to Section 12 of the Warrant Certificate, or to comply with any of the covenants of the Company contained in the Warrant Certificate.

(f) In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, or is for any reason unsure as to what action to take hereunder, the Warrant Agent shall notify the Company in writing as soon as practicable, and upon delivery of such notice may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Warrantholder or other Person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the reasonable satisfaction of Warrant Agent. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent is authorized and directed hereby to comply with any orders, judgments, or decrees of any court that it believes has jurisdiction over it and will not be liable as a result of its compliance with the same.

(g) Notices to the Company. If the Warrant Agent shall receive any written notice or demand (other than Notice of Exercise of Warrants) addressed to the Company by the Warrantholder of a Warrant, the Warrant Agent shall promptly forward such notice or demand to the Company.

Section 5.03 Individual Rights of Warrant Agent.

The Warrant Agent and any stockholder, director, officer, employee agent or Affiliate of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or its Affiliates or become pecuniarily interested in transactions in which the Company or its Affiliates may be interested, or contract with or lend money to the Company or its Affiliates or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

Section 5.04 Warrant Agent’s Disclaimer.

The Warrant Agent shall not be responsible for, and makes no representation as to the validity or adequacy of, this Agreement (except the due and valid authorized execution and delivery of this Agreement by the Warrant Agent) or the Warrant Certificates (except the due countersignature of the Warrant Certificate(s) by the Warrant Agent) and it shall not be responsible for any statement in this Agreement or the Warrant Certificates other than its countersignature thereon nor will it be responsible or liable for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor will it be responsible or liable for any adjustment required under this Agreement or responsible for the manner, method or amount of any adjustment or the ascertaining of the existence of facts that would require any adjustment; nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of stock or other securities to be issued pursuant to this Agreement or any Warrant Certificate or as to whether any securities will, when issued, be validly authorized and issued, fully paid, nonassessable and free from all preemptive rights, taxes, liens and charges; nor will the Warrant Agent be under any duty or responsibility to insure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of Warrant Certificates (provided that this clause shall in no way affect the Warrant Agent’s express obligations under any other provision of this Agreement).

Section 5.05 Compensation and Indemnity.

(a) The Company agrees to pay the Warrant Agent from time to time reasonable compensation for its services rendered by it hereunder, as agreed, and to reimburse the Warrant Agent upon request for all documented and reasonable out-of-pocket expenses, agent and counsel fees and disbursements, and other disbursements, incurred by the Warrant Agent in connection with the preparation, negotiation, delivery, administration, execution and amendment of this Agreement. The Company shall indemnify and hold harmless the Warrant Agent, its officers, directors, employees, agents and affiliates against any loss, liability, damage, judgment, fine, penalty, settlement, cost or expense (including reasonable attorneys’ fees and expenses) incurred by it without gross negligence or willful misconduct on its part for action taken or omitted by the Warrant Agent in connection with the acceptance, administration or performance of this Agreement. The Warrant Agent shall notify the Company promptly of any claim for which it may seek indemnity. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company; provided, that Company need not reimburse any expense or indemnify against any loss or liability incurred by the Warrant Agent through the Warrant Agent’s gross negligence or willful misconduct. The Company’s obligations pursuant to this Section shall survive the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.

(b) To secure the Company’s payment obligations for reasonable compensation of the Warrant Agent’s services under this Agreement, the Warrant Agent shall have a lien prior to the Warrantholders on all money or property held or collected by the Warrant Agent.

Section 5.06 Successor Warrant Agent.

(a) Company to Provide and Maintain Warrant Agent. The Company agrees for the benefit of the Warrantholders that there shall at all times be a Warrant Agent hereunder until all the Warrants have been exercised or cancelled or are no longer exercisable.

(b) Resignation and Removal. The Warrant Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall not be less than 90 days after the date on which such notice is given unless the Company otherwise agrees. The Warrant Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company or the Required Warrantholders and specifying such removal and the date when it shall become effective, which date shall not be less than 90 days after such notice is given unless the Warrant Agent otherwise agrees. Any removal under this Section shall take effect upon the appointment by the Company or the Required Warrantholders as hereinafter provided of a successor Warrant Agent (which shall be (i) a nationally recognized stock transfer agent or (ii) a bank or trust company, (x) organized under the laws of the United States of America or one of the states thereof, (y) authorized under the laws of the jurisdiction of its organization to exercise corporate trust or stock transfer powers, (z) having a combined capital and surplus of at least $50,000,000 (when taking into account all of its direct and indirect parents and subsidiaries) and the acceptance of such appointment by such successor Warrant Agent. The obligations of the Company under Section 5.05 shall continue to the extent set forth herein notwithstanding the resignation or removal of the Warrant Agent.

(c) Company to Appoint Successor. In the event that at any time the Warrant Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or shall commence a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or under any other applicable federal or state bankruptcy, insolvency or similar law or shall consent to the appointment of or taking possession by a receiver, custodian, liquidator, assignee, trustee, sequestrator (or other similar official) of the Warrant Agent or its property or affairs, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall take corporate action in furtherance of any such action, or a decree or order for relief by a court having jurisdiction in the premises shall have been entered in respect of the Warrant Agent in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or similar law, or a decree or order by a court having jurisdiction in the premises shall have been entered for the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator (or similar official) of the Warrant Agent or of its property or affairs, or any public officer shall take charge or control of the Warrant Agent or of its property or affairs for the purpose of rehabilitation, conservation, winding up or liquidation, a successor Warrant Agent, qualified as aforesaid, shall be appointed by the Company by an instrument in writing, filed with the successor Warrant Agent. In the event that a successor Warrant Agent is not appointed by the Company, a successor Warrant Agent, qualified as aforesaid, may be appointed by the Warrant Agent or the Required Warrantholders or the Warrant Agent or the Required Warrantholders may petition a court to appoint a successor Warrant Agent. Upon the appointment as aforesaid of a successor Warrant Agent and acceptance by the successor Warrant Agent of such appointment, the Warrant Agent shall cease to be Warrant Agent hereunder; provided, however, that in the event of the resignation of the Warrant Agent under this Section 5.06(c), such resignation shall be effective on the earlier of (i) the date specified in the Warrant Agent’s notice of resignation and (ii) the appointment and acceptance of a successor Warrant Agent hereunder.

(d) Successor to Expressly Assume Duties. Any successor Warrant Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and to the Company an instrument accepting such appointment hereunder, and thereupon such successor Warrant Agent, without any further act, deed or conveyance, shall become vested with all the rights and obligations of such predecessor with like effect as if originally named as Warrant Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Warrant Agent shall be entitled to receive, all monies, securities and other property on deposit with or held by such predecessor, as Warrant Agent hereunder.

(e) Successor by Merger. Any entity into which the Warrant Agent hereunder may be merged or consolidated, or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any entity to which the Warrant Agent shall sell or otherwise transfer all or substantially all of its assets and business, shall be the successor Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that it shall be qualified as aforesaid.

Section 5.07 Representations of the Company.

The Company represents and warrants to the Warrant Agent that:

(a) the Company has been duly organized and is validly existing under the laws of the jurisdiction of its incorporation;

(b) this Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors’ rights generally; and

(c) the execution and delivery of this Agreement does not, and the issuance of the Warrants in accordance with the terms of this Agreement and the Warrant Certificate will not, (i) violate the Charter or the Company’s by-laws, (ii) violate any law or regulation applicable to the Company or order or decree of any court or public authority having jurisdiction over the Company, or (iii) result in a breach of any mortgage, indenture, contract, agreement or undertaking to which the Company is a party or by which it is bound, except in the case of (ii) and (iii) for any violations or breaches that could not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

Section 5.08 Further Assurances.

The Company and the Warrant Agent shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the other party to this Agreement for the carrying out or performing by such other party of the provisions of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Persons Benefitting.

Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the Company, the Warrant Agent and the Warrantholders any right, remedy or claim under or by reason of this Agreement or any part hereof.

Section 6.02 Amendment.

This Agreement and the Warrants may be amended in writing by the parties hereto without the consent of any Warrantholder for the purpose of (a) curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or therein or adding or changing any other provisions with respect to matters or questions arising under this Agreement or the Warrants as the Company and the Warrant Agent may deem necessary or desirable that does not adversely affect the rights of any Warrantholder, or (b) implementing any changes required in writing by the U.S. Coast Guard or the U.S. Maritime Administration in order for the Company to comply with the limitations under the Charter or U.S. Maritime Laws on ownership of Shares by Non-U.S. Citizens. To the extent the Company makes any changes pursuant to Clause (b) of this Section 6.02, the Company shall make only such changes which a reasonable person in the position of the Company, acting in good faith, would make in order to implement such written requirements, always keeping in mind the intent and purposes of this Agreement and the Warrants issued pursuant thereto by the Persons party hereto as of the date hereof.

This Agreement and the Warrants may be amended or supplemented at any time with the written consent of the Required Warrantholders; provided that the consent of each Warrantholder affected thereby shall be required for any amendment pursuant to which (i) the Warrant Share Number would be decreased (in each case, other than pursuant to adjustments provided for in Section 12 of the Warrant Certificate), (ii) the time period during which the Warrants are exercisable would be shortened or (iii) any change adverse to the Warrantholder would be made to (A) the antidilution provisions set forth in Article IV or Section 12 of the Warrant Certificate, (B) the exercise provisions set forth in Article III or Sections 3 or 15 of the Warrant Certificate or (C) the limitation on adverse acts provisions set forth in Section 16 of the Warrant Certificate. The Company or the Warrant Agent may set a record date for any direction, waiver or consent and only the Warrantholders as of such record date shall be entitled to make or give such direction, waiver or consent.

In determining whether the Required Warrantholders have concurred in any direction, waiver or consent, Warrants owned by the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Warrant Agent shall be protected in relying on any such direction, waiver or consent, only Warrants that the Warrant Agent knows are so owned shall be so disregarded. Also, subject to the foregoing, only Warrants outstanding at the time shall be considered in any such determination. The Warrant Agent shall have no duty to determine whether any such amendment would have an effect on the rights or interests of the holders of the Warrants.

Upon receipt by the Warrant Agent of an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the execution of the amendment have been complied with and such execution is permitted by this Agreement and the Warrant Certificate, the Warrant Agent shall join in the execution of such amendment; provided, that the Warrant Agent may, but shall not be obligated to, execute any amendment or supplement that affects the rights, duties, obligations, responsibilities, liabilities or indemnitees of the Warrant Agent.

Section 6.03 Notices.

Any notice or communication required to be given hereunder to the Company or the Warrant Agent shall be in writing and shall be sent by first-class, certificate or regular mail (return receipt requested, postage prepaid), by private national courier service, by personal delivery or by facsimile transmission. Such notice or communication shall be deemed given (i) if mailed, two (2) days after the date of mailing, (ii) if sent by national courier service, when sent, (iii) if delivered personally, when so delivered, and (iv) if sent by facsimile transmission, when sent, in each case as follows:

if to the Company:

GulfMark Offshore, Inc.

842 West Sam Houston Parkway North, Suite 400

Houston, Texas 77024

Attn: James M. Mitchell

Facsimile: (713) 369-7386

if to the Warrant Agent:

American Stock Transfer & Trust Company, LLC

6201 15 Avenue

Brooklyn, NY 11219

Attention: Denise Padilla

Email: DPadilla@astfinancial.com

The Company or the Warrant Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.

Notwithstanding anything to the contrary, the Warrant Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, .pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Warrant Agent shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Warrant Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Warrant Agent in its discretion elects to act upon such instructions, the Warrant Agent’s understanding of such instructions shall be deemed controlling. The Warrant Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Warrant Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Warrant Agent, including without limitation the risk of the Warrant Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Unless the Warrant is a Global Warrant, any notice or communication mailed to a Warrantholder shall be mailed to the Warrantholder at the Warrantholder’s address as it appears on the Registry and shall be sufficiently given if so mailed within the time prescribed. Any notice to the owners of a beneficial interest in a Global Warrant shall be distributed through the Depositary in accordance with the procedures of the Depositary. Communications to such Warrantholder shall be deemed to be effective at the time of dispatch to the Depositary. Failure to provide a notice or communication to a Warrantholder or any defect in it shall not affect its sufficiency with respect to other Warrantholders.

If a notice or communication is provided in the manner provided in accordance with this Section 6.03, it is duly given, whether or not the intended recipient actually receives it.

Section 6.04 Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 6.05 Successors.

All terms, conditions and obligations of the Company in this Agreement and the Warrants shall bind its successors. All terms, conditions and obligations of the Warrant Agent in this Agreement shall bind its successors.

Section 6.06 Counterparts; Signatures.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same represent the same instrument. Signatures to this Agreement delivered by facsimile, .pdf or other electronic means shall be deemed to be originals for all purposes hereunder. One signed copy shall be sufficient to prove this Agreement.

Section 6.07 Inspection of Agreement.

A copy of this Agreement shall be made available at all reasonable times for inspection by any registered Warrantholder or owner of a beneficial interest in a Global Warrant at the office of the Warrant Agent (or successor warrant agent) designated for such purpose.

Section 6.08 Severability.

The provisions of this Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction; provided, that if any such excluded clause or provision shall adversely affect the rights, immunities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign upon five (5) Business Days’ written notice.

Section 6.09 Waiver of Jury Trial.

Each of the Company and the Warrant Agent hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, the Warrants or the transactions contemplated hereby.

Section 6.10 Customer Identification Program.

Each Person that is a party hereto acknowledges that the Warrant Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that the Warrant Agent must obtain, verify and record information that allows the Warrant Agent to identify each such Person. Accordingly, prior to accepting an appointment hereunder, the Warrant Agent may request information from any such Person that will help the Warrant Agent to identify such Person, including without limitation, as applicable, such Person’s physical address, tax identification number, organizational documents, certificate of good standing or license to do business. Each person or entity that is a party hereto agrees that the Warrant Agent cannot accept an appointment hereunder unless and until the Warrant Agent verifies each such Person’s identity in accordance with the Customer Identification Program requirements.

Section 6.11 Force Majeure.

In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Warrant Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 6.12 Termination.

This Agreement shall terminate on the Expiration Date. Notwithstanding the foregoing, this Agreement will terminate on any earlier date when all Warrants have been exercised or cancelled. The provisions of Sections 5.02, 5.03, 5.04, 5.05 and this Article VI shall survive such termination and the resignation or removal of the Warrant Agent.

IN WITNESS WHEREOF, the parties have caused this Warrant Agreement to be duly executed as of the date first written above.

GULFMARK OFFSHORE, INC.

By:	/s/ Quintin V. Kneen
Name:	Quintin V. Kneen
Title:	President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Legregin
Name:	Michael Legregin
Title:	Senior Vice President

EXHIBIT A

FORM OF WARRANT

FORM OF NEW WARRANT

Unless this Global Warrant is presented by an authorized representative of The Depository Trust Company (“DTC”), a New York corporation, New York, New York, to the Company or its agent for registration of transfer, exchange or payment, and any Warrant Certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Transfers of this Global Warrant shall be limited to transfers in whole, but not in part, to nominees of DTC or to a successor thereof or such successor’s nominee and transfers of portions of this Global Warrant shall be limited to transfers made in accordance with the restrictions set forth in the Warrant Agreement referred to on the reverse hereof.

[THE SECURITIES REPRESENTED BY THIS CERTIFICATE, WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], AND SUCH SECURITIES AND THE SHARES ISSUABLE UPON CONVERSION OF THE WARRANTS EVIDENCED HEREBY, HAVE NOT BEEN REGISTERED UNDER THE ACT, OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND (IF SUCH SHARES ARE ISSUED UPON THE EXERCISE OF ANY SUCH WARRANTS THAT THEN ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”)) MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.]2

[2]	Legend will appear on the face of Restricted Warrants.

WARRANTS

to purchase

Shares of Common Stock

of

GULFMARK OFFSHORE, INC.

No. [•]	CUSIP No: 402629133
CUSIP No: 402629141
CUSIP No: 402629125

This Warrant Certificate is issued under and in accordance with a Warrant Agreement dated as of November 14, 2017 (the “Warrant Agreement”), between GulfMark Offshore, Inc. (the “Company”) and American Stock Transfer & Trust Company, LLC, as warrant agent (the “Warrant Agent”), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the beneficial owners of the Warrants and the Warrantholders consent by acceptance hereof. This Warrant Certificate expires on November 14, 2042, as set forth herein and subject to the terms hereof.

1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated. Any capitalized terms used but not defined in this Warrant Certificate shall have the meanings given to such terms in the Warrant Agreement.

“Automatic Conversion Date” has the meaning set forth in Section 3(D).

“Board of Directors” means the board of directors of the Company, including any duly authorized committee thereof.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.

“Capital Stock” means (a) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (b) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

“Charter” means the Amended & Restated Certificate of Incorporation of the Company as in effect on the date hereof and as may be amended from time to time hereafter in compliance with Section 3.04(d) of the Warrant Agreement.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Common Stock Equivalent” means any security or obligation which by its terms is, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of Common Stock, including, without limitation, any preferred stock and any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.

“Current Market Price” means, as of any date, (a) the average of the daily Market Prices of the Common Stock during the immediately preceding 20 consecutive trading days ending on such date or (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange, the Market Price.

“Excess Shares” has the meaning set forth in the Charter.

“Excluded Transaction” means any of the following:

(a) (i) the issuance of rights pursuant to any bona fide stockholder rights plan or tax asset protection plan (i.e., a poison pill) adopted by the Company from time to time (“Rights”); (ii) the distribution of separate certificates representing Rights; (iii) the exercise or redemption of Rights; or (iv) the termination or invalidation of Rights; provided, that to the extent that the Company has a bona fide stockholder rights plan or tax asset protection plan in effect on an Exercise Date, the Warrantholder shall receive upon exercise of this Warrant, in addition to the Shares issuable upon such exercise, the Rights relating to such Shares under such rights plan, unless, prior to such Exercise Date, the Rights have separated from the Common Stock, in which case the applicable Warrant Share Number will be adjusted at the time of separation as if the Company made a distribution to all holders of Common Stock as described in Section 12(B) including, for the purposes of this adjustment only, shares of Common Stock and assets issuable upon exercise of Rights under a bona fide stockholder rights plan or tax asset protection plan, subject to readjustment in the event of the expiration, termination or redemption of the Rights; and

(b) any issuance of any shares of Common Stock or Common Stock Equivalents (i) pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan, (ii) pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries, (iii) pursuant to any option, warrant, right or other security exercisable for, or exchangeable or convertible into, Common Stock that (A) was outstanding as of the date of the Warrant Agreement, or (B) is issued in a transaction for which appropriate adjustments to the Warrant Share Number have previously been made pursuant to Section 12 hereunder, or (iv) in order to redeem Common Stock (or issued pursuant to Common Stock Equivalents that are issued to redeem such Common Stock) that constitute Excess Shares under the Charter as amended from time to time.

“Exercise Date” means any date that a Warrantholder exercises all or a portion of the Warrants evidenced by this Warrant Certificate.

“Exercise Price” means $0.01 per Share deliverable upon exercise of any Warrant.

“Expiration Date” means the twenty-fifth anniversary of the date of the Warrant Agreement.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined in good faith by the Board of Directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by the Company for this purpose.

“Jones Act Counsel” has the meaning set forth in Section 3(M).

“Market Price” means, with respect to a particular security, on any given day, means (a) the per-share volume weighted average price of such security, as reported by Bloomberg through its “Volume at Price” function, (b) if such security is not listed or admitted to trading on any national securities exchange, the average of the closing bid and ask prices on such day as furnished by two members of the Financial Industry Regulatory Authority, Inc. selected from time to time by the Company for such purpose, or (c) if the foregoing clauses (a) and (b) do not apply, the average market value of one share of such security on such day, determined, using a volume weighted average method, by a nationally recognized independent investment banking firm selected in good faith by the Board of Directors, the fees and expenses of which shall be paid by the Company. “Market Price” shall be determined without reference to after hours or extended hours trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of a particular security shall be deemed to be the Fair Market Value per share of such security. For the purposes of determining the Market Price of any security on the “trading day” preceding, on or following the occurrence of an event, (x) that trading day shall be deemed to commence immediately after the regular scheduled closing time of trading on the primary national securities exchange on which the relevant security is then listed or traded or, if trading is closed at an earlier time, such earlier time (or, if the relevant securities is not then listed or traded on a national securities exchange, on the New York Stock Exchange) and (y) that trading day shall end at the next regular scheduled closing time on such exchange, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).

“MIP” means the Management Incentive Plan as defined in the Company’s Chapter 11 Plan of Reorganization, dated May 17, 2017, as further amended and supplemented.

“Non-U.S. Citizen” has the meaning set forth in the Charter.

“Notice of Exercise” means a notice delivered by a Warrantholder to the Warrant Agent in connection with such Warrantholder’s exercise of Warrant, in the form attached hereto as Annex A.

“Pro Rata Repurchase Offer” means any offer to purchase shares of Common Stock by the Company or any Affiliate thereof pursuant to (a) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (b) any other offer available to substantially all holders of Common Stock to purchase or exchange their shares of Common Stock, in the case of both (a) or (b), whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person, or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a Subsidiary), or any combination thereof, effected while the Warrants are outstanding. The “effective date” of a Pro Rata Repurchase Offer shall mean the date of acceptance of shares for purchase or exchange by the Company under any tender or exchange offer which is a Pro Rata Repurchase Offer or the date of purchase with respect to any Pro Rata Repurchase Offer that is not a tender or exchange offer.

“Prudent Conversion Standard” has the meaning set forth in Section 3(J).

“Redemption Warrants” has the meaning set forth in the Charter.

“Rights” has the meaning set forth in the definition of Excluded Transaction.

“Share” or “Shares” has the meaning set forth in Section 2.

“Significant Transaction” means:

(a) any reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value);

(b) any voluntary sale, conveyance, exchange or transfer by the Company to any other Person of all or substantially all of the assets of the Company;

(c) any voluntary sale, conveyance, exchange or transfer by the Company and/or the stockholders of the Company to any Person of the Capital Stock of the Company if, immediately after giving effect to such sale, conveyance, exchange or transfer, the stockholders of the Company immediately prior to such sale, conveyance, exchange or transfer do not hold Capital Stock of the Company representing at least a majority of the voting power of the Company; and

(d) any merger, consolidation or other business combination of the Company with any other Person (including by way of a tender offer) if, immediately after giving effect to such merger, consolidation or other business combination, the stockholders of the Company immediately prior to such merger, consolidation or other business combination do not hold Capital Stock of the surviving Person representing at least a majority of the voting power of the surviving Person.

“trading day” means (a) if the shares of Common Stock are not traded on any national or regional securities exchange or association or over-the-counter market, a Business Day or (b) if the shares of Common Stock are traded on any national or regional securities exchange or association or over-the-counter market, a Business Day on which such relevant exchange or quotation system is scheduled to be open for business and on which the shares of Common Stock (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market for any period or periods aggregating one half hour or longer; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of Common Stock. The term “trading day” with respect to any security other than the Common Stock shall have a correlative meaning based on the primary exchange or quotation system on which such security is listed or traded.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC, as transfer agent of the Company, and any successor transfer agent.

“U.S. Citizen” has the meaning set forth in the Charter.

“U.S. Maritime Laws” has the meaning set forth in the Charter.

“Warrant” means a right to purchase a number of shares of Common Stock equal to the Warrant Share Number, subject to the terms of this Warrant Certificate and the Warrant Agreement.

“Warrant Certificate” means this Warrant Certificate and shall include the Global Warrant where the context requires.

“Warrant Share Number” means one Share, as such amount may be subsequently adjusted pursuant to the terms of this Warrant Certificate and the Warrant Agreement.

“Warrantholder” means a registered owner of Warrants as set forth in the Registry.

“Warrantholder Designee” means any Person that a Warrantholder has designated to receive Shares issuable upon exercise of a Warrant.

2. Number of Shares; Exercise Price. This certifies that, for value received, [•], and any of its registered assigns, is the registered owner of the number of Warrants set forth on Schedule A hereto, each of which entitles the Warrantholder to purchase from the Company, upon the terms and subject to the conditions hereinafter set forth, a number of fully paid and nonassessable shares of the Company’s Common Stock (each a “Share” and collectively the “Shares”) equal to the Warrant Share Number at a purchase price per share equal to the Exercise Price. The Warrant Share Number is subject to adjustment as provided herein, and all references to “Warrant Share Number” herein shall be deemed to include any such adjustment or series of adjustments.

3. Exercise of Warrant; Term; Exchange. Subject to Sections 2 and 21 and pursuant to the provisions in Article VI (Compliance with U.S. Maritime Laws) of the Company’s Charter, and the policies adopted by the Board of Directors as provided therein:

(A) Subject to the monthly Warrant exercise restrictions contained in Section 3(B), any Warrantholder may exercise all or a portion of the Warrants evidenced by this Warrant Certificate at any time or from time to time on any Business Day after the execution and delivery of this Warrant Certificate by the Company on the date hereof, but in no event later than 5:00 p.m., New York City time, on the Expiration Date, unless the Company determines that at the time of conversion of the Warrant under Section 3(B) that the Shares deliverable upon exercise of the Warrant would constitute Excess Shares. (For the avoidance of doubt, Warrantholders that have been determined by the Company to be U.S. Citizens are not subject to the restrictions on exercise or conversion of Warrants by Non-U.S. Citizens set forth in Sections 3(B) and 3(D) and may exercise their Warrants in accordance with Section 3(N).) In the case of a Global Warrant, whenever some but not all of the Warrants represented by such Global Warrant are exercised in accordance with the terms thereof and of the Warrant Agreement, such Global Warrant shall be surrendered by the Warrantholder to the Warrant Agent, which shall cause an adjustment to be made to Schedule A to such Global Warrant so that the number of Warrants represented thereby will be equal to the number of Warrants theretofore represented by such Global Warrant less the number of Warrants then-exercised. The Warrant Agent shall thereafter promptly return such Global Warrant to the Warrantholder or its nominee or custodian. In the case of a Definitive Warrant, whenever some but not all of the Warrants represented by such Definitive Warrant are exercised in accordance with the terms thereof and of the Warrant Agreement, the Warrantholder shall be entitled, at the request of such Warrantholder, to receive from the Company within a reasonable time, not to exceed ten (10) Business Days, a new Definitive Warrant in substantially identical form for the number of Warrants equal to the number of Warrants theretofore represented by such Definitive Warrant less the number of Warrants then-exercised.

(B) Beginning on the first Business Day of the calendar month following the one month anniversary of the issuance of the Warrants, the Company is obligated to convert Warrants requested by a Warrantholder for conversion pursuant to Section 3(A) on the last Business Day of the calendar month in which a Notice of Exercise is validly delivered in accordance with this Section 3(B), except to the extent that the Company determines that at the time of conversion of any Warrants under this Section 3(B) that the Shares deliverable upon exercise of such Warrants would constitute Excess Shares. To effect exercise, a Warrantholder shall deliver to the Warrant Agent (or to the Company or to such other office or agency of the Company in the United States as the Company may designate by notice in writing to the Warrantholders pursuant to Section 21) (i) a Notice of Exercise, duly completed and executed, and (ii) payment of the Exercise Price for the Shares thereby purchased by having the Company withhold, from the number of Shares of Common Stock that would otherwise be delivered to such Warrantholder upon such exercise, the number of Shares equal in value to the aggregate Exercise Price as to all Shares the Company would otherwise be obligated to deliver, based on the closing Market Price of the Common Stock on the trading day preceding the day the Warrant will be converted to Shares by the Company pursuant to this Section 3(B). If the Warrants being exercised are represented by a Definitive Warrant, such Definitive Warrant shall also be included with the Notice. For the avoidance of doubt, if Warrants are exercised such that the Exercise Price would exceed the value of the Shares issuable upon exercise, no amount shall be due and payable by the Warrantholder to the Company, nor shall any Shares be delivered to the exercising Warrantholder. In the case of a Global Warrant, any Person with a beneficial interest in such Global Warrant shall effect compliance with the requirements in clauses (i) and (ii) above through the relevant Agent Member in accordance with procedures of the Depositary. If this Warrant Certificate shall have been exercised in full, the Warrant Agent shall promptly cancel such certificate following its receipt from the Warrantholder or the Depositary, as applicable. To the extent that the Company did not convert any Warrants under this Section 3(B) because the Shares deliverable upon exercise of such Warrants would have constituted Excess Shares, the Notice of Exercise for such unconverted Warrants shall remain outstanding and shall be considered by the Company for conversion under this Section 3(B) in succeeding calendar months. The Company shall effect the conversion of such amount of such unconverted Warrants and the Warrants exercised by Warrantholders who are Non-U.S. Citizens during the applicable calendar month into the total number of Shares that the Company has determined may be issued on the last Business Day of the applicable calendar month without causing Excess Shares to be issued; provided, however, that no conversions of Warrants held by Non-U.S. Citizens under this Section 3(B) shall be made on the last Business Day of February, May, August or November (for the avoidance of doubt, all conversions of Warrants by Non-U.S. Citizens during those months shall be governed by Section 3(D)). Warrants exercised by Non-U.S. Citizens shall be selected for conversion under this Section 3(B) on a pro rata basis to be calculated based solely on the total number of such exercised Warrants less the number of such exercised Warrants whose conversion would result in Excess Shares.

(C) In order to facilitate the Company’s compliance with the U.S. Maritime Laws limiting the ownership of the Common Stock by Non-U.S. Citizens so that the Company may operate vessels in the coastwise trade of the United States and comply with obligations of the Company under any contracts that it may enter into from time to time with the United States Government, at the time of exercise or conversion of any Warrant, the Warrantholder or Warrantholder Designee shall advise the Company whether or not it is a U.S. Citizen. In connection with the exercise of any Warrant, the Company may in good faith require the Warrantholder or Warrantholder Designee to provide the Company with such documents and other information as it may reasonably request to confirm that the Warrantholder or Warrantholder Designee is a U.S. Citizen.

(D) Beginning with the end of the first full calendar quarter following the execution and delivery of this Warrant by the Company and, for so long as this Warrant is outstanding, the Company shall determine at least quarterly thereafter whether on each February 28, May 31, August 31 and November 30 thereafter (each an “Automatic Conversion Date”), the Shares deliverable upon exercise of the then outstanding Warrants would constitute Excess Shares if they were issued. If any Automatic Conversion Date falls on any day that is not a Business Day, then the next Business Day shall be used and such Business Day shall constitute the Automatic Conversion Date for the applicable quarter. If the Company has so determined that a certain number of Shares deliverable upon exercise of the then outstanding Warrants held by Non-U.S. Citizens would not constitute Excess Shares on the applicable Automatic Conversion Date, this Warrant shall automatically be deemed to be exercised in full, without delivery of the Notice of Exercise or any action by the Warrantholder, to the extent that (i) the Warrantholder has not delivered prior written notice to the Company opting out of such exercise, in full or in part, and (ii) such exercise will not, as determined by the Company, result in Excess Shares after giving effect to such conversion. The Company shall effect the automatic conversion of (and the Warrantholder shall be deemed to have elected to convert) such amount of outstanding Warrants held by Non-U.S. Citizens (without any action by any such Non-U.S. Citizen) into the total number of Shares that the Company has so determined may be issued on the applicable Automatic Conversion Date without causing Excess Shares to be issued. Warrants held by Non-U.S. Citizens shall be selected for conversion on a pro rata basis to be calculated based solely on the number of outstanding Warrants at the time of such conversion less (i) any Warrants whose conversion would result in Excess Shares and (ii) any Warrants for which a written notice has been duly delivered opting out of such conversion. Following a conversion pursuant to this Section 3(D) and upon the delivery of the Shares of Common Stock, the number of Shares issuable pursuant to Warrants held by each Warrantholder shall be reduced automatically by the number of Shares of Common Stock actually issued to each such Warrantholder pursuant to such conversion; and, for the avoidance of doubt, any such Warrants so converted into Shares shall no longer be deemed outstanding.

(E) In the event of any automatic conversion pursuant to Section 3(D) or Section 3(L), the Company shall as promptly as practicable cause to be filed with the Warrant Agent and mailed to each Warrantholder subject to such conversion, a notice specifying: (i) the date of such conversion; (ii) the number of such Warrantholder’s Warrants converted and the number of Shares of Common Stock to be issued to such Warrantholder in respect of such Warrants; and (iii) the place or places where any Warrant Certificates for such Warrants are to be surrendered and any other applicable procedures required by the Depositary and the Warrant Agent to effect such conversion.

(F) At any time after the execution and delivery of the Warrant Agreement, a Warrantholder shall have the right to notify the Company, in accordance with Section 6.03 thereof, that such Warrantholder opts out of the automatic conversion under Section 3(D) hereof for its Warrants. After the Company’s receipt of such notice, all of such Warrantholder’s Warrants shall be excluded from any automatic conversion under Section 3(D) unless and until the Company receives a new notice from such Warrantholder, given in accordance with Section 6.03 of the Warrant Agreement, that such Warrants are no longer to be so excluded.

(G) On the Expiration Date, prior to the termination of the Warrant Agreement, this Warrant shall be deemed to be exercised in full by the Warrantholder (without delivery of the Notice of Exercise or any action by the Warrantholder) to the extent that the Shares deliverable upon and at the time of such exercise will not, as determined by the Company, constitute Excess Shares upon issuance; provided, however, that if such exercise would, as determined by the Company, result in Excess Shares, then in lieu of issuing Shares that would otherwise be Excess Shares, the Company shall issue Redemption Warrants to the Warrantholders pursuant to Article VI (“Compliance with U.S. Maritime Laws”) of the Charter as if such Shares had been issued in violation of such Article VI of the Charter. Warrants held by Non-U.S. Citizens shall be selected for conversion into Shares (rather than Redemption Warrants) on a pro rata basis to be calculated based solely on the number of outstanding Warrants at the time of such conversion.

(H) Notwithstanding anything in this Warrant Certificate or the Warrant Agreement to the contrary, all Shares of Common Stock issued pursuant to exercise and conversion of Warrants under Section 3(A) or Section 3(B) hereof or automatic conversion of Warrants under Section 3(D) hereof shall in all events be subject to all of the restrictions and remedies set forth in Article VI (“Compliance with U.S. Maritime Laws”) of the Charter, including, without limitation, in the event that Excess Shares are in fact issued upon the conversion of Warrants pursuant to Sections 3(A), (B) or (D) hereof, regardless of any determinations made by the Company under this Section 3.

(I) Notwithstanding anything in this Warrant Certificate to the contrary, in the case of Warrants evidenced by a Global Warrant, any Agent Member may, without the consent of the Warrant Agent or any other Person, on its own behalf and on behalf of any beneficial owner for which it is acting, enforce, and may institute and maintain, any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, its right to exercise, and to receive Shares for, its Warrants as provided in the Global Warrant, and to enforce the Warrant Agreement.

(J) The Company shall make all determinations of whether the Shares deliverable upon exercise of any Warrant under any provision of this Section 3 would constitute Excess Shares: (1) based upon its reasonable belief reached in good faith following the exercise of reasonable due diligence at the time of the proposed exercise of such Warrant; and (2) with the goal of maximizing the number of Warrants that may be exercised by Non-U.S. Citizens while maintaining prudent protections to ensure the Company’s compliance with the U.S. Maritime Laws (the “Prudent Conversion Standard”). In making calculations from time to time under this Section 3 of whether the Shares deliverable upon exercise of any Warrant would constitute Excess Shares, the Company shall first reserve 100,000 Shares for issuance to Non-U.S. Citizen management and employees of the Company under the MIP, for so long as the MIP is in effect, which amount of reservation shall be reduced by the number of Shares that have actually been issued to Non-U.S. Citizen management and employees of the Company under the MIP, so that the calculations assume that 100,000 (or the balance thereof after any such deduction for Shares actually issued) of the outstanding Shares at the time of such calculations are owned by Non-U.S. Citizens in addition to the number of then outstanding Shares that are determined by the Company to be owned by Non-U.S. Citizens in accordance with the first sentence of this Section 3(J).

(K) If at any time the Company either ceases to be a reporting company under the Exchange Act, or fails to timely file any amendments to its Charter as required by the Exchange Act, the Company shall provide the Warrant Agent with the then current copy of the Charter or (at the Company’s option) an excerpt from the Charter containing then current version of the article entitled “Compliance with U.S. Maritime Laws” and upon the request of any Warrantholder the Warrant Agent shall provide such copy or excerpt to such Warrantholder; provided, that, in each case, the Company and/or the Warrant Agent shall be obligated to provide such copy or excerpt only (i) following amendments to such article and (ii) to the extent such copy or excerpt is not (or will not be) publicly filed or otherwise made available in a format such that Warrantholders can rely on the publicly available copy as the then most current copy or excerpt.

(L) Notwithstanding anything herein to the contrary, in the event the U.S. Maritime Laws are repealed or amended so that the ownership of the Common Stock by Non-U.S. Citizens is no longer restricted in any way, the provisions of this Section 3 shall no longer apply to any Warrantholder or Warrant, and this Warrant shall automatically be deemed to be exercised in full, without delivery of the Notice of Exercise or any action by the Warrantholder. Following a conversion pursuant to this Section 3(L) and upon the delivery of the Shares of Common Stock, the number of Shares issuable pursuant to Warrants held by each Warrantholder shall be reduced automatically to zero; and, for the avoidance of doubt, any such Warrants so converted into Shares shall no longer be deemed outstanding.

(M) The Warrant Agent shall seek to engage special counsel, which counsel shall be nationally recognized and experienced in the U.S. Maritime Laws (“Jones Act Counsel”), to review the Company’s compliance with the Prudent Conversion Standard. Jones Act Counsel, which shall initially be Seward & Kissel LLP, shall conduct such reviews on a quarterly basis for the first year following the first Automatic Conversion Date. Subsequent to the first four quarters of reviews, such reviews shall be conducted on a semi-annual basis until December 31, 2019. Thereafter, Jones Act Counsel shall conduct such reviews annually until such time as the number of Warrants and Redemption Warrants then outstanding in the aggregate represent less than 10% of the number of Warrants initially issued. The Company shall pay all documented, reasonable fees of Jones Act Counsel and cooperate with the reasonable information requests of Jones Act Counsel to conduct the aforementioned review, which will be based upon a review of the calculations and information considered by the Company in making the assessment of whether the conversion of Warrants pursuant to Sections 3(B) and (D) would result in Excess Shares after giving effect to the reservation of Shares to be issued to Non-U.S. Citizen management and employees under the MIP as provided in Section 3(J). Jones Act Counsel shall conduct such review on a strictly confidential basis and is authorized to provide written reports of the results of its reviews only to the Board of Directors, and, subject to entry into a confidentiality agreement customary in form and reasonably satisfactory to the Company, to the Warrant Agent. Jones Act Counsel must inform Warrantholders, through the Warrant Agent, that a report has been provided to the Board of Directors, but shall not communicate the contents of any report to any Warrantholder unless a Warrantholder submits a request to the Warrant Agent to review a report and enters into a confidentiality agreement with the Warrant Agent and the Company customary in form and reasonably satisfactory to the Company. In no event shall the failure of the Warrant Agent to engage Jones Act Counsel or the failure of Jones Act Counsel to provide such reports be a breach by the Company of this Agreement.

(N) Any Warrantholder that has been determined by the Company to be a U.S. Citizen may exercise all or a portion of the Warrants evidenced by this Warrant Certificate at any time or from time to time on any Business Day after the execution and delivery of this Warrant Certificate by the Company on the date hereof, but in no event later than 5:00 p.m., New York City time, on the Expiration Date. To effect exercise, a Warrantholder shall deliver to the Warrant Agent (or to the Company or to such other office or agency of the Company in the United States as the Company may designate by notice in writing to the Warrantholders pursuant to Section 21) (i) a Notice of Exercise, duly completed and executed, and (ii) payment of the Exercise Price for the Shares thereby purchased by having the Company withhold, from the number of Shares of Common Stock that would otherwise be delivered to such Warrantholder upon such exercise, the number of Shares equal in value to the aggregate Exercise Price as to all Shares the Company would otherwise be obligated to deliver, based on the closing Market Price of the Common Stock on the trading day preceding the day the Warrant will be converted to Shares by the Company pursuant to this Section 3(N). If the Warrants being exercised are represented by a Definitive Warrant, such Definitive Warrant shall also be included with the Notice. For the avoidance of doubt, if Warrants are exercised such that the Exercise Price would exceed the value of the Shares issuable upon exercise, no amount shall be due and payable by the Warrantholder to the Company, nor shall any Shares be delivered to the exercising Warrantholder. In the case of a Global Warrant, any Person with a beneficial interest in such Global Warrant shall effect compliance with the requirements in clauses (i) and (ii) above through the relevant Agent Member in accordance with procedures of the Depositary. If this Warrant Certificate shall have been exercised in full, the Warrant Agent shall promptly cancel such certificate following its receipt from the Warrantholder or the Depositary, as applicable.

4. Issuance of Shares; Authorization. Shares issued upon exercise of Warrants evidenced by this Warrant Certificate shall be (a) issued in such name or names as the exercising Warrantholder may designate and (b) delivered by the Transfer Agent to such Warrantholder or its nominee or nominees (i) if the Shares are then able to be so delivered, via book-entry transfer crediting the account of such Warrantholder (or the relevant Agent Member for the benefit of such Warrantholder) through the Depositary’s DWAC system (if the Transfer Agent participates in such system), or (ii) otherwise in certificated form by physical delivery to the address specified by the Warrantholder in the Notice of Exercise. The Company shall use its commercially reasonable efforts to cause its Transfer Agent to be a participant in the Depositary’s DWAC system. The Company shall cause the number of full Shares to which such Warrantholder shall be entitled to be so delivered by the Transfer Agent within a reasonable time, not to exceed five (5) Business Days after the date on which Warrants evidenced by this Warrant Certificate have been duly exercised in accordance with the terms hereof.

The Company hereby represents and warrants that any Shares issued upon the exercise of Warrants evidenced by this Warrant Certificate in accordance with the provisions of Section 3 will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges, other than liens or charges created by a Warrantholder, income and franchise taxes incurred in connection with the exercise of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith. The Company agrees that the Shares so issued will be deemed to have been issued to a Warrantholder as of the close of business on the date on which Warrants evidenced by this Warrant Certificate have been duly exercised, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date. The Company will at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of Warrants evidenced by this Warrant Certificate, the aggregate number of shares of Common Stock then issuable upon exercise hereof at any time. The Company will use reasonable best efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares may be listed or traded.

5. No Fractional Shares or Scrip. Upon exercise of any Warrants, the Company shall (a) not issue fractional Shares or scrip representing fractional Shares, and (b) adjust downward to the nearest whole number the number of Shares to be issued to the exercising Warrantholder. If more than one Warrant is presented for exercise in full at the same time by the same Warrantholder or owner of a beneficial interest in Warrants, the number of full Shares issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Shares issuable on all such Warrants presented.

6. No Rights as Stockholders; Transfer Books. Prior to the exercise or conversion hereof into Shares, the Warrants evidenced by this Warrant Certificate do not entitle the Warrantholder or the owner of any beneficial interest in such Warrants to any rights as a stockholder of the Company, including, without limitation, any rights to vote, to receive dividends or other distributions, to exercise any preemptive right, or to receive notice as stockholders in respect of any meetings of stockholders. The Company shall at no time close its transfer books against transfer of Warrants in any manner which interferes with the timely exercise hereof.

7. Charges, Taxes and Expenses. Issuance of Shares in certificated or book-entry form to the Warrantholder upon the exercise of Warrants evidenced by this Warrant Certificate shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such Shares all of which taxes and expenses shall be paid by the Company. Each Warrantholder or beneficial owner of a Warrant shall be responsible for the payment or discharge of any liens or charges created by such Warrantholder or beneficial owner and for any income and franchise taxes incurred in connection with the exercise of the Warrant(s) or taxes in respect of any transfer occurring contemporaneously therewith.

8. Transfer; Assignment. This Warrant Certificate and all rights hereunder are transferable, in whole or in part, upon the books of the Company (or an agent duly appointed by the Company) by the registered holder hereof in person or by duly authorized attorney, and upon surrender, for such transfer purposes, of this Warrant Certificate (duly endorsed) to the office or agency of the Company described in Section 3, the Company shall make and deliver one or more new Warrant Certificates of the same tenor and date as this Warrant Certificate but registered in the name of one or more transferees; except, that if this Warrant Certificate is a Global Warrant registered in the name of the Depositary, transfers of such Global Warrant may only be made as a whole, and not in part, and only by (a) the Depositary to a nominee of the Depositary, (b) a nominee of the Depositary to the Depositary or another nominee of the Depositary or (c) the Depositary or any such nominee to a successor Depositary or its nominee. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new Warrant Certificates pursuant to this Section 8 shall be paid by the Company.

If this Warrant Certificate is a Global Warrant, then so long as the Global Warrant is registered in the name of the Depositary, the holders of beneficial interests in the Warrants evidenced thereby shall have no rights under this Warrant Certificate with respect to the Global Warrant held on their behalf by the Depositary or the Warrant Agent as its custodian, and the Depositary may be treated by the Company, the Warrant Agent and any agent of the Company or the Warrant Agent as the absolute owner of the Global Warrant for all purposes whatsoever except to the extent set forth herein. Accordingly, any such owner’s beneficial interest in the Global Warrant will be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or the Agent Members, and neither the Company nor the Warrant Agent shall have any responsibility with respect to such records maintained by the Depositary or the Agent Members. Notwithstanding the foregoing, nothing herein shall (x) prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or (y) impair, as between the Depositary and the Agent Members, the operation of customary practices governing the exercise of the rights of a holder of a beneficial interest in any Warrant. Except as may otherwise be provided in this Warrant Certificate or the Warrant Agreement, the rights of beneficial owners in a Global Warrant shall be exercised through the Depositary subject to the applicable procedures of the Depositary. Any holder of the Global Warrant shall, by acceptance of the Global Warrant, agree that transfers of beneficial interests in the Global Warrant may be effected only through a book-entry system maintained by the Depositary, and that ownership of a beneficial interest in the Warrants represented thereby shall be required to be reflected in book-entry form.

A Global Warrant shall be exchanged for Definitive Warrants, and Definitive Warrants may be transferred or exchanged for a beneficial interest in a Global Warrant, only at such times and in the manner specified in the Warrant Agreement. Subject to the provisions of the Warrant Agreement, the holder of a Global Warrant may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold beneficial interests in such Global Warrant through Agent Members, to take any action that a Warrantholder is entitled to take under a Warrant or the Warrant Agreement.

9. Exchange and Registry of Warrants. This Warrant Certificate is exchangeable, upon the surrender hereof by the Warrantholder to the Company, for a new Warrant Certificate or Warrant Certificates of like tenor and representing the same aggregate number of Warrants. The Company or an agent duly appointed by the Company (which initially shall be the Warrant Agent) shall maintain a Registry showing the name and address of the Warrantholder as the registered holder of this Warrant Certificate. This Warrant Certificate may be surrendered for exchange or exercise in accordance with its terms, at the office of the Company or any such agent, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such Registry.

10. Loss, Theft, Destruction or Mutilation of Warrant Certificate. If a Warrant Certificate is lost, stolen, destroyed or mutilated, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant Certificate, a new Warrant Certificate of like tenor and representing the same aggregate number of Warrants as provided for in such lost, stolen, destroyed or mutilated Warrant Certificate, (a) in the case of loss, theft or destruction, upon receipt by the Company of proof reasonably satisfactory to it of the loss, theft or destruction, provided, however, if the Company or the Warrant Agent requires Warrantholder to provide an indemnity bond pursuant to Section 2.06 of the Warrant Agreement, upon receipt of such bond and (b) in the case of mutilation, upon surrender and cancellation of this Warrant Certificate.

11. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein is not a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

12. Adjustments and Other Rights. The Warrant Share Number shall be subject to adjustment from time to time as follows; provided that if more than one subsection of this Section 12 is applicable to a single event, the subsection shall be applied that produces the largest adjustment in favor of the Warrantholder and no single event shall cause an adjustment under more than one subsection of this Section 12 so as to result in duplication:

(A) Dividend, Subdivision, Combination or Reclassification of Common Stock. In the event that the Company shall at any time or from time to time, after the issuance of this Warrant but prior to the exercise hereof, (a) make a dividend or distribution on the outstanding shares of Common Stock payable in shares of Common Stock, (b) subdivide the outstanding shares of Common Stock into a larger number of shares, (c) combine the outstanding shares of Common Stock into a smaller number of shares or (d) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another provision of this Section 12), then, and in each such case, the Warrant

Share Number immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the Warrantholder shall be entitled to receive upon the exercise of this Warrant a number of shares of Common Stock or other securities of the Company that the Warrantholder would have owned or would have been entitled to receive upon or by reason of any event described above, had this Warrant been exercised immediately prior to the occurrence of such event, calculated to the nearest 1/1,000th of a share. Any adjustment made pursuant to this Section 12(A) shall become effective retroactively (i) in the case of any such dividend or distribution, if the same shall not be subject to any express condition which shall not have already occurred, to the date immediately following the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution or (ii) in the case of any such subdivision, combination or reclassification, to the close of business on the date on which such corporate action becomes effective.

(B) Certain Distributions. If, at any time or from time to time after the issuance of this Warrant but prior to the exercise hereof, the Company fixes a record date for the making of a distribution to all holders of shares of Common Stock (including any such distribution made in connection with a merger or consolidation in which the Company is the resulting or surviving Person and shares of Common Stock are not changed or exchanged) of cash, evidences of indebtedness of the Company or another issuer, securities of the Company or another issuer or other assets (excluding (x) any dividend or other distribution payable in shares of Common Stock for which adjustment is made under Section 12(A) or Section 12(G) and (y) any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase any of the foregoing, then, and in each such case, the Warrant Share Number shall be increased to a number (calculated to the nearest 1/1,000th of a share) equal to the product of (a) the Warrant Share Number immediately prior to the record date for the distribution of such cash, evidences of indebtedness, securities, other assets or rights or warrants multiplied by (b) the quotient of:

(i) the Current Market Price immediately prior to the first date on which the Common Stock trades regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading without the right to receive such distribution of such cash, evidences of indebtedness, securities or other assets or rights or warrants (or, if the Common Stock is not then so listed or traded, the first business day after the record date for such distribution); divided by

(ii) the total (which total shall be greater than zero) of (x) the Current Market Price on the date specified in (i) above minus (y) the Fair Market Value per share of Common Stock of such cash, evidences of indebtedness, securities or other assets or rights or warrants.

Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to the date immediately following the close of business on the record date for the determination of stockholders of the Company entitled to receive such distribution. Notwithstanding the adjustment provided for in this paragraph (B), the amount of the adjustment to the Warrant Share Number otherwise required thereunder shall be reduced as to each Warrant in the event any withholding or deduction with respect to taxes would be required under applicable law (as reasonably determined by the Board of Directors, hereafter “Required Withholding”) for any outstanding Warrant (including Warrants held by other Warrantholders) in connection with such adjustment. The reduction for each Warrant shall be equal to the product of the Maximum Withholding Rate times the highest amount of the unreduced adjustment for any outstanding Warrant (including Warrants held by other Warrantholders) for which there would have been Required Withholding. The “Maximum Withholding Rate” shall be the highest Required Withholding rate applicable to any such Warrant with respect to the current adjustment, as reasonably determined by the Board of Directors. The dollar value of the reduction (based on the distribution to which the adjustment related) for the Required Withholding for each Warrant shall be remitted in cash to the appropriate taxing authority or authorities in accordance with applicable law.

(C) Other Changes. If, at any time or from time to time after the issuance of this Warrant but prior to the exercise or conversion hereof, the Company takes any action which (a) affects the Common Stock and (b) is similar to, or has an effect similar to, any of the actions described in any of Sections 12(A), 12(B) or 12(G) (but not including any action described in any such Section), including a Pro Rata Repurchase Offer, the Board of Directors shall promptly and in good faith adjust the Warrant Share Number as a result of such action in such manner and at such time as the Board of Directors determines in good faith would be equitable to the Warrantholders under such circumstances which determination shall be evidenced in a resolution of the Board of Directors, a certified copy of which shall be mailed by the Company to the Warrantholder.

(D) No Adjustment. If an adjustment to the Warrant Share Number in respect of the issuance or sale of a Common Stock Equivalent has been previously made, the exercise of such Common Stock Equivalent in accordance with its terms existing at the time such adjustment was made shall not result in a further adjustment. If an adjustment to the Warrant Share Number in respect of the issuance or sale of a Common Stock Equivalent was not required, the exercise of such Common Stock Equivalent in accordance with its terms existing at the time of issuance shall not result in an adjustment pursuant thereto. In addition, subject to Section 12(A), no adjustment shall be made for accumulated and unpaid dividends.

Notwithstanding anything to the contrary herein, no adjustment to the Warrant Share Number needs be made for a given transaction if each holder of Warrants participates and benefits, on the same terms and otherwise on the same basis and solely as a result of holding the Warrants, as holders of shares of Common Stock without such holders of Warrants having to exercise the Warrants as if they held a number of shares of Common Stock equal to the then-current Warrant Share Number multiplied by the number of Warrants held by such Holder.

(E) Abandonment. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them to receive a dividend or other distribution and, before paying or delivering such dividend or distribution to the stockholders of the Company, the Company legally abandons its plan to pay or deliver such dividend or distribution (and, following such abandonment, the holders of such shares have no claim against the Company for such dividend or distribution), then no adjustment in the Warrant Share Number shall be required by reason of the taking of such record.

(F) Notice and Certificate as to Adjustments. In the event that the Company proposes to take any action of the type described in this Section 12 (but only if the action of the type described in this Section 12 would result in an adjustment in the Warrant Share Number or a change in the type of securities or property to be delivered upon exercise of a Warrant), the Company shall deliver to the Warrant Agent a notice and shall cause such notice to be sent or communicated to the Warrantholders in the manner set forth in Section 21, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Warrant Share Number and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of a Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. The Company shall, at the time it makes such notice, post a copy of such notice on its website and issue a press release for publication on a newswire service. The Company shall, within 40 days following the event requiring any adjustment to the Warrant Share Number, deliver to the Warrant Agent a certificate, signed by the Chief Financial Officer of the Company, which (a) sets forth in reasonable detail (i) the event requiring such adjustment and (ii) the method by which such adjustment was calculated and (b) specifies the adjusted Warrant Share Number in effect following such adjustment. In the case of any Significant Transaction, the Company shall also deliver to the Warrant Agent the certificate described in Section 12(G)(b) at least 20 days prior to consummating such Significant Transaction. Failure to give such notice or to provide such certificate referred to above, or any defect therein, shall not affect the legality or validity of any such action.

(G) Spin-off; Significant Transaction.

(a) Spin-off. If, at any time after the issuance of this Warrant but prior to the exercise hereof, the Company shall spin-off or otherwise distribute on a pro rata basis some or all of the equity securities of a subsidiary of the Company to the Company’s stockholders (the “Separated Entity”), then the Company (a) shall issue to the Warrantholder a new warrant to purchase, at the Exercise Price, or convert its new warrant into, the number of shares of Capital Stock or other proprietary interest in the Separated Entity that the Warrantholder would have owned had the Warrantholder exercised this Warrant immediately prior to the consummation of such spin-off or distribution and (b) shall make provision therefor in the agreement, if any, relating to such spin-off or distribution. Such new warrant shall provide for rights and obligations which shall be as nearly equivalent as may be practicable to the rights and obligations provided for in this Warrant. Notwithstanding the two foregoing sentences, if any such spin-off or distribution shall relate to an entity that will not be subject to U.S. Maritime Laws, then in connection with such spin-off or distribution the Board of Directors shall consider in good faith whether it is possible to issue to the Warrantholder shares of Capital Stock or other ownership interests directly in the name of such Warrantholder, and if the Board of Directors determines in its sole discretion that it would be possible to do so without creating a material adverse effect on such Warrantholders, then it will use reasonable efforts to provide for such direct issuance; provided, however, that in no event shall the Company be required to take any such action if, as so determined by the Board of Directors, it could interfere with, delay, or otherwise adversely affect the expected benefits of such spin-off or distribution to the Company or its stockholders. The provisions of this Section 12(G)(a) (and any equivalent thereof in any such new warrant) shall apply to successive transactions.

(b) Significant Transaction. If, at any time after the issuance of this Warrant but prior to the exercise hereof, any Significant Transaction occurs, then the Warrantholders shall have the right to acquire and receive, upon exercise of such Warrants, such cash, stock, securities or other assets or property as would have been issued or payable in such Significant Transaction (if the Warrantholder had exercised such Warrant immediately prior to such Significant Transaction) with respect to or in exchange, as applicable, for the number of Shares that would have been issued upon exercise of such Warrants, if such Warrants had been exercised immediately prior to the occurrence of such Significant Transaction. The Company shall be required to make provision for the foregoing in the definitive agreement, if any, relating to such Significant Transaction; and shall not effect any Significant Transaction unless, prior to the consummation thereof, the surviving Person (if other than the Company) resulting from such Significant Transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant in all material respects (including with respect to the provisions of this Section 12 and, if the issuer of any securities into which this Warrant is exercisable is subject to the U.S. Maritime Laws, the provisions of this Warrant related thereto with respect to such issuer), the obligation to deliver to the Warrantholders such cash, stock, securities or other assets or property which, in accordance with Section 12(B), the Warrantholders are entitled to receive upon exercise of the Warrants. Notwithstanding the two foregoing sentences, if stock or securities of any Person not subject to U.S. Maritime Laws shall be issued or payable in such Significant Transaction, then in connection with such Significant Transaction, the Board of Directors shall consider in good faith whether it is possible to issue to the Warrantholder any such stock, securities or other ownership interests directly in the name of such Warrantholder, and if the Board of Directors determines in its sole discretion that it would be possible to do so without creating a material adverse effect on such Warrantholders, then it will use reasonable efforts to provide for such direct issuance; provided, however, that in no event shall the Company be required to take any such action if, as so determined by the Board of Directors, it could interfere with, delay, or otherwise adversely affect the expected benefits of such Significant Transaction to the Company or its stockholders. The provisions of this Section 12(G)(b) (and any equivalent thereof in any such new warrant) shall apply to successive transactions.

(H) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 12 shall require that an adjustment shall become effective immediately after a record date for an event, then, notwithstanding any other provision of this Warrant, the Company may defer until the occurrence of such event issuing to a Warrantholder of Warrants exercised after such record date and before the occurrence of such event the Shares issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment; provided, however, that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional Shares upon the occurrence of the event requiring such adjustment.

(I) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 12, the Company shall promptly take (and shall be permitted by the Warrantholders to take) any action which may be necessary, including obtaining any applicable national securities exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all Shares that a Warrantholder is entitled to receive upon exercise of a Warrant pursuant to this Section 12.

13. Representations and Warranties. The Company represents and warrants to the Warrantholder:

(A) Organization and Qualification. The Company is a Delaware corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or licensed to conduct business in each jurisdiction where the nature of its business or assets requires such qualification. The Company has full power and authority and all material licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted, and the Company is not in default under or in violation of any provision of its Charter.

(B) Agreements Valid. The Company has all necessary power and authority to execute, deliver and perform the obligations under this Warrant and the execution, delivery and performance by the Company of this Warrant has been duly authorized by all necessary action; and this Warrant has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors, rights generally and by general equitable principles and except as rights to indemnity thereunder may be limited by applicable securities laws.

(C) Non-Contravention. The execution, delivery and performance by the Company of this Warrant and the issuance by the Company of the aggregate number of shares of Common Stock upon exercise of the Warrant, do not and will not contravene or constitute a default under any provision of applicable law or regulation or of the Charter or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or result in the creation or imposition of any lien on any asset of the Company.

14. Valid Company Interest. The Company covenants and agrees that the interest in the Company represented by the shares of Common Stock to be delivered on the exercise of the Warrants and the payment of the share Warrant price herein provided for shall, at the time of such delivery, be duly authorized and validly issued and entitle the holder thereof to the full benefits of a holder of shares under the Charter.

15. No Suspension. The right to exercise this Warrant shall not be suspended during any period.

16. Limitation on Adverse Acts. The Company covenants and agrees that for so long as any Warrant remains outstanding, the Company shall not amend or consent to any modification or supplement of any provision of Article VI (“Compliance with U.S. Maritime Laws”) of the Charter which would have an adverse effect on the rights and obligations of the Warrantholders or which would impose any obligation on the Warrantholder that is more onerous than those set forth in the Charter (as in effect on the date hereof) unless such amendment, modification or supplement is necessary to implement any changes required in writing by the U.S. Coast Guard or the U.S. Maritime Administration in order for the Company to comply with the limitations under the Charter or U.S. Maritime Laws on ownership of Shares by Non-U.S. Citizens. To the extent that the Company amends, modifies, or supplements such Article to implement such changes required by the U.S. Coast Guard or the U.S. Maritime Administration in order for the Company to comply with the limitations under the Charter or U.S. Maritime Laws on ownership of Shares by Non-U.S. Citizens, the Company shall make only such changes which a reasonable person in the position of the Company, acting in good faith, would make in order to implement such written requirements, always keeping in mind the intent and purposes of, and the parties to, this Warrant Certificate and the Warrants evidenced hereby as of the date hereof.

17. No Impairment. In addition to the limitations set forth in Section 16, the Company shall not, and shall not permit or cause any of its subsidiaries to, take any action to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, including through any amendment of its Charter and bylaws (and any equivalent organizational documents of its subsidiaries) or any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities. The Company shall at all times in good faith assist in the carrying out of all the provisions of this Warrant Certificate and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.

18. Governing Law; Waiver of Jury Trial. This Warrant Certificate and the Warrants evidenced hereby shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

THE COMPANY AND THE WARRANTHOLDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS WARRANT CERTIFICATE AND THE WARRANTS EVIDENCED HEREBY (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE).

19. Binding Effect; Countersignature by Warrant Agent. This Warrant Certificate shall be binding upon any successors or assigns of the Company. This Warrant Certificate shall not be valid until an authorized signatory of the Warrant Agent or its agent as provided in the Warrant Agreement countersigns this Warrant Certificate. Such signature shall be solely for the purpose of authenticating this Warrant Certificate and shall be conclusive evidence that this Warrant Certificate has been countersigned under the Warrant Agreement.

20. Warrant Agreement; Amendments. The Warrant Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the Warrant Agreement for a statement of the respective rights, limitations of rights, duties and obligations of the Company, the Warrant Agent and the Warrantholders and beneficial owners of the Warrants. A copy of the Warrant Agreement may be obtained for inspection by the Warrantholders or beneficial owners of the Warrants upon request to the Warrant Agent at the address of the Warrant Agent (or successor warrant agent) set forth in the Warrant Agreement. The Warrant Agreement and this Warrant Certificate may be amended and the observance of any term of the Warrant Agreement or this Warrant Certificate may be waived only to the extent provided in the Warrant Agreement.

21. Notices. Unless this Warrant Certificate is a Global Warrant, any notice or communication to be delivered to the Warrantholder shall be delivered to the Warrantholder at the Warrantholder’s address as it appears in the Registry and shall be sufficiently given if so mailed within the time prescribed. Any notice to holders of a beneficial interest in a Global Warrant shall be distributed through the Depositary in accordance with the procedures of the Depositary. Communications to such holders shall be deemed to be effective at the time of dispatch to the Depositary.

22. Interpretation. Nothing contained in the Warrant Certificate shall be used to construe the terms or meaning of any other agreement, warrant, other security or any warrant certificate.

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IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed by a duly authorized officer. This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.

Dated:	GULFMARK OFFSHORE, INC.

By:
Name:
Title:

Countersigned:

American Stock Transfer & Trust Company, LLC,

as Warrant Agent

By:
Authorized Signatory

Schedule A

The initial number of Warrants represented by this Warrant Certificate is

The following decreases in the number of Warrants represented by this Warrant Certificate have been made as a result of the exercise of certain Warrants represented by this Warrant Certificate:

Date of Exercise of Warrants	Number of Warrants Exercised	Total Number of Warrants Represented Hereby Following Such Exercise	Notation Made by Warrant Agent

Annex A

Form of Notice of Exercise

(to be executed only upon exercise of Warrants)

Date:

TO: GULFMARK OFFSHORE, INC. (the “Company”)

RE: Election to Purchase Common Stock

The undersigned registered holder of [                ] Warrants irrevocably elects to exercise the number of Warrants set forth below represented by the Global Warrant (or, in the case of a Definitive Warrant, the Warrant Certificate enclosed herewith), and surrenders all right, title and interest in the number of Warrants exercised hereby to the Company, and directs that the shares of Common Stock or other securities or property delivered upon exercise of such Warrants, and any interests in the Global Warrant or Definitive Warrant representing unexercised Warrants, be registered or placed in the name and at the address specified below and delivered thereto.

Number of Warrants

☐    Check if Warrantholder believes it satisfies the requirements to be a U.S. Citizen (additional information may be required by Company to confirm that Warrantholder is a U.S. Citizen).

☐    Check if Warrantholder believes it is a Non-U.S. Citizen.

Warrantholder:

By:

Name:

Title:

Signature guaranteed by (if a guarantee is required)

Securities to be issued to:

If in book-entry form through the Depositary:

Depositary Account Number:

Name of Agent Member:

If in definitive form:

Social Security Number or Other Identifying Number:

Name:

Street Address:

City, State and Zip Code:

Any unexercised Warrants evidenced by the exercising Warrantholder’s interest in the Global Warrant or Definitive Warrant, as the case may be, to be issued to:

If in book-entry form through the Depositary:

Depositary Account Number:

Name of Agent Member:

If in definitive form:

Social Security Number or Other Identifying Number:

Name:

Street Address:

City, State and Zip Code:

Form of Assignment

For value received, the undersigned registered Warrantholder of the within Warrant Certificate hereby sells, assigns and transfers unto the Assignee(s) named below (including the undersigned with respect to any Warrants constituting a part of the Warrants evidenced by the within Warrant Certificate not being assigned hereby) all of the right, title and interest of the undersigned under the within Warrant Certificate with respect to the number of Warrants set forth below.

Name of Assignees	Address	Number of Warrants	Social Security Number or other Identifying Number

and does irrevocably constitute and appoint [                ], the undersigned’s attorney, to make such transfer on the books of the Company maintained for the purpose, with full power of substitution in the premises.

Dated:

Warrantholder:

By:

Name:

Title:

Signature guaranteed by (if a guarantee is required)

EXHIBIT B

Rule 144A Certificate

American Stock Transfer & Trust Company, LLC	___________, _____
6201 15 Avenue
Brooklyn, NY 11219

Re:	Warrants to acquire Common Stock of GulfMark Offshore, Inc. (the “Warrants”) Issued under the Warrant Agreement (the “Agreement”) dated as of [ ], 2017 relating to the Warrants

Ladies and Gentlemen:

This Certificate relates to:

[CHECK A OR B AS APPLICABLE.]

___ A. Our proposed purchase of _______ of Warrants issued under the Agreement.

___ B. Our proposed exchange of ____ of Warrants issued under the Agreement for an equal number of Warrants to be held by us.

We and, if applicable, each account for which we are acting, are a qualified institutional buyer within the meaning of Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”). If we are acting on behalf of an account, we exercise sole investment discretion with respect to such account. We are aware that the transfer of Warrants to us, or such exchange, as applicable, is being made in reliance upon the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A. Prior to the date of this Certificate, we have received such information regarding GulfMark Offshore, Inc. as we have requested pursuant to Rule 144A(d)(4) or have determined not to request such information.

You and GulfMark Offshore, Inc. are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,

[NAME OF PURCHASER (FOR TRANSFERS) OR OWNER (FOR EXCHANGES)]

By:
Name:
Title:
Address:

B-1

EXHIBIT C

FORM OF TRANSFER CERTIFICATE FOR TRANSFER

OF RESTRICTED COMMON STOCK

American Stock Transfer & Trust Company, LLC

6201 15 Avenue

Brooklyn, NY 11219

Re: Restricted Common Stock of GulfMark Offshore, Inc.

Ladies and Gentlemen:

This Certificate relates to    shares of Common Stock represented by the accompanying certificate(s) that were issued upon exercise of Warrants and which are held in the name of [name of transferor] (the “Transferor”) to effect the transfer of such Common Stock.

Such	shares of Common Stock are only being transferred:

CHECK	ONE BOX BELOW

(1)	☐ to the Company or one of its subsidiaries; or

(2)	☐ [pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or]

(3)	☐ pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder.

(4)	☐ pursuant to an shelf registration statement of the Company that has been declared effective under the Securities Act, in connection with the transfer of such shares of Common Stock.

[signature page follows]

C-1

Unless one of the boxes is checked, the transfer agent will refuse to register any of the Common Stock evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (2) or (3) is checked, the transfer agent may require, prior to registering any such transfer of the Common Stock such certifications and other information, and if box (3) is checked such legal opinions, as the Company has reasonably requested in writing, by delivery to the transfer agent of a standing letter of instruction, to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

[Name of Transferor],

By:
Name:
Title:
Dated:

C-2

Exhibit 4.2

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

Jones Act Warrants

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made and entered into as of November 15, 2018, by and among GulfMark Offshore, Inc., a Delaware Corporation (“GulfMark”), Tidewater, Inc., a Delaware Corporation (“Tidewater”), and American Stock Transfer & Trust Company, LLC (the “Warrant Agent”) and shall become effective upon the First Merger Effective Time (as defined below) (the “Effective Time”). Capitalized terms used but not defined in this Agreement have the respective meanings ascribed to such terms in the Warrant Agreement (as defined below).

WHEREAS, GulfMark is party to that certain Warrant Agreement (the “Warrant Agreement”), dated as of November 14, 2017, between GulfMark and the Warrant Agent;

WHEREAS, on July 15, 2018, GulfMark and Tidewater entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which a newly formed wholly-owned subsidiary corporation of Tidewater will merge with and into GulfMark, with GulfMark continuing as the surviving corporation and a wholly-owned subsidiary of Tidewater (the “First Merger”), and immediately thereafter, Tidewater will cause GulfMark to merge with and into a newly formed wholly-owned subsidiary limited liability company of Tidewater (“NewCo”), with NewCo continuing as the surviving company and a wholly-owned subsidiary of Tidewater;

WHEREAS, pursuant and subject to the terms and conditions of the Merger Agreement, at the effective time of the First Merger (the “First Merger Effective Time”), and in accordance with the terms of the Warrant Agreement, each Warrant that is outstanding immediately prior to the First Merger Effective Time will cease to represent a right to acquire shares of GulfMark Common Stock and will represent a right to acquire common stock, $0.001 par value per share, of Tidewater (“Tidewater Common Stock”), on substantially the same terms and conditions as applied to such Warrant immediately prior to the First Merger Effective Time (including the same strike price), except that the number of shares of Tidewater Common Stock subject to each Warrant shall be determined by multiplying: (A) the number of shares of GulfMark Common Stock that were subject to such Warrant immediately prior to the First Merger Effective Time; by (B) 1.100, subject to rounding down to the nearest whole number of shares of Tidewater Common Stock as provided in the Merger Agreement; and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, GulfMark desires to assign, grant, convey and transfer to Tidewater all of GulfMark’s right and interest in the Warrant Agreement and Tidewater desires to accept such assignment and assume all of GulfMark’s duties and responsibilities under the Warrant Agreement (the “Assignment and Assumption”);

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Assignment and Assumption of Warrant Agreement. GulfMark hereby assigns, grants, conveys and transfers to Tidewater all of GulfMark’s right and interest in the Warrant

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Agreement and Tidewater hereby accepts such assignment and agrees to assume all of GulfMark’s duties and responsibilities under the Warrant Agreement effective as of the Effective Time.

2.    Amendment of Warrant Agreement and Warrant Certificates. In connection with the Assignment and Assumption and effective as of the Effective Time, and as permitted under Section 6.02 of the Warrant Agreement to cure defective provisions of the Warrant Agreement and as permitted under Section 12(G)(b) of the Form of Warrant Certificate (as defined below) with respect to provisions of the Warrant Agreement related to U.S. Maritime Laws:

a.    The following definitions contained in Section 1.01 of the Warrant Agreement are hereby amended and replaced in their entirety as follows:

“Charter” means the Amended and Restated Certificate of Incorporation of Tidewater Inc., as may be amended from time to time, subject to Section 3.04(d).

“Common Stock” means the common stock, par value $0.001 per share, of Tidewater Inc.

“Officer” means the Chief Executive Officer, Chief Financial Officer and General Counsel of the Company and anyone properly authorized by such persons to act as an Appropriate Officer.

b.    Section 6.03 of the Warrant Agreement is hereby amended to provide that the address for notice to the Company is as follows:

Tidewater Inc.

6002 Rogerdale Road

Suite 600

Houston, Texas 77072

Fax: 1.888.909.0946

Attn: Bruce D. Lundstrom, Executive Vice President, General Counsel and Secretary

Email: blundstrom@tdw.com

c.    The following definitions contained in Section 1 of the form of Warrant Certificate attached as Exhibit A to the Warrant Agreement (the “Form of Warrant Certificate”) and the Warrant Certificates representing issued and outstanding Warrants (the “Warrant Certificates”) are hereby amended and replaced in their entirety as follows:

“Charter” shall mean the Amended and Restated Certificate of Incorporation of Tidewater Inc., as may be amended from time to time, subject to Section 3.04(d).

“Common Stock” shall mean the common stock, par value $0.001 per share, of Tidewater Inc.

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“Redemption Warrant” shall mean Warrants, as defined in the Charter.

“Warrant Share Number” shall mean 1.100 shares of Common Stock, subject to the provisions of Section 5.

d.    Section 5 of the Form of Warrant Certificate shall be amended and replaced in its entirety as follows:

No Fractional Shares or Scrip. Upon exercise of any Warrants, the Company shall (a) not issue fractional Shares or scrip representing fractional Shares, and (b) adjust downward to the nearest whole number the number of Shares to be issued to the exercising Warrantholder, provided that any fractional Shares resulting from such downward adjustment shall be converted into a right to receive a cash payment (rounded up to the nearest whole cent), without interest and subject to any required tax withholding, determined by multiplying such fractional Shares by the closing price of a Share on the New York Stock Exchange on November 14, 2018; provided, further, that if more than one Warrant is presented for exercise in full at the same time by the same Warrantholder or owner of a beneficial interest in Warrants, the number of full Shares issuable, and the amount of cash payable in lieu of fractional Shares, upon the exercise thereof shall be computed on the basis of the aggregate number of Shares issuable on all such Warrants presented, and the determination of cash payable in lieu of any fractional Share shall be made only after aggregating all Shares issued upon all Warrants presented for exercise.

e.    The Form of Notice of Exercise attached as Annex A to this Agreement shall amend and replace in its entirety the Form of Notice of Exercise included in Annex A to the Form of Warrant Certificate and the Warrant Certificates.

f.    For the avoidance of doubt, all references to the Company in the Warrant Agreement, the Form of Warrant Certificate and the Warrant Certificates shall be deemed to be references to Tidewater except to the extent any such reference is in respect of an obligation of the Company arising prior to the Effective Date.

g.    All references to “Article VI” of the Charter shall be amended as references to “Article XI” of the Charter.

3.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. The parties irrevocably submit to (i) the exclusive jurisdiction of Delaware state courts and any federal court sitting in Delaware for purposes of any suit, action or other proceeding arising out of this letter agreement, or of the transactions contemplated hereby, that is brought by or against such party, and (ii) the exclusive venue of such suit, action or proceeding in Delaware.

4.    Severability. If any provision of this Agreement is invalid or unenforceable, such invalidity shall not invalidate or render unenforceable any other part of this Agreement, but it shall be construed as not containing the particular provision or provisions held to be invalid or unenforceable.

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5.    Binding Nature. This Agreement shall be binding on the parties and their respective successors and permitted assigns.

6.    Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to each other party (including by means of facsimile, email or other means of electronic transmission), it being understood that the parties need not sign the same counterpart. Signatures to this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as physical delivery of the paper document bearing the original signature.

7.    Further Assurances. The parties hereby agree to take all such steps and to execute all such additional documents, instruments and certificates as may be necessary or appropriate in order to effect the Assignment and Assumption, and the other provisions hereof, in accordance with the terms hereof.

[Signature page follows]

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The undersigned has signed this Agreement as of the date first set forth above.

GULFMARK OFFSHORE, INC.

By:	/s/ Quintin V. Kneen
Name:	Quintin V. Kneen
Title:	President and Chief Executive Officer

TIDEWATER INC.

By:	/s/ Bruce Lundstrom
Name:	Bruce Lundstrom
Title:	Executive Vice President, General Counsel and Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael A. Nespoli
Name:	Michael A. Nespoli
Title:	Executive Director

[Signature page to Assignment, Assumption and Amendment Agreement]

Annex A

FORM OF NOTICE OF EXERCISE

GLF JONES ACT WARRANTS

(to be executed only upon exercise of Warrants)

Date:

TO:	Tidewater Inc. (the “Company”)

RE:	Election to Purchase Common Stock

The undersigned registered holder of [                ] Warrants irrevocably elects to exercise the number of Warrants set forth below represented by the Global Warrant (or, in the case of a Definitive Warrant, the Warrant Certificate enclosed herewith), and surrenders all right, title and interest in the number of Warrants exercised hereby to the Company, and directs that the shares of Common Stock or other securities or property delivered upon exercise of such Warrants, and any interests in the Global Warrant or Definitive Warrant representing unexercised Warrants, be registered or placed in the name and at the address specified below and delivered thereto.

Number of Warrants

☐    Check if Warrantholder believes it satisfies the requirements to be a U.S. Citizen (additional information may be required by Company to confirm that Warrantholder is a U.S. Citizen).

☐    Check if Warrantholder believes it is a Non-U.S. Citizen.

Warrantholder:
By:
Name:
Title:

Signature guaranteed by

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

Annex A

Securities to be issued to:

If in book-entry form through the Depositary:

Depositary Account Number:

Name of Agent Member:

If in definitive form:

Social Security Number or Other Identifying Number:

Name:

Street Address:

City, State and Zip Code:

Any unexercised Warrants evidenced by the exercising Warrantholder’s interest in the Global Warrant or Definitive Warrant, as the case may be, to be issued to:

If in book-entry form through the Depositary:

Depositary Account Number:

Name of Agent Member:

If in definitive form:

Social Security Number or Other Identifying Number:

Name:

Street Address:

City, State and Zip Code:

Exhibit 99.1

TIDEWATER ANNOUNCES SUCCESSFUL COMPLETION OF BUSINESS COMBINATION WITH GULFMARK

HOUSTON // November 15, 2018 – Tidewater Inc. (NYSE: TDW) (“Tidewater”) today announced the successful completion of its business combination with GulfMark Offshore, Inc. (“GulfMark”).

Tidewater and GulfMark stockholders overwhelmingly supported the business combination, with relevant proposals being approved by over 99% of the votes cast by Tidewater stockholders and GulfMark stockholders, respectively, in person or represented by proxy, not including abstentions, at the companies’ respective stockholder meetings earlier today. All necessary conditions to the closing have been satisfied and the business combination has been consummated. In connection with the completion of the transaction, GulfMark common stock will cease trading on the New York Stock Exchange as of the market close on November 15, 2018.

Tidewater’s President and Chief Executive Officer, John Rynd, commented, “We’re excited to welcome the GulfMark team to Tidewater, and we look forward to commencing the work of integrating our fleets and shore-base operations in order to quickly and fully realize the strategic and financial benefits of this business combination. A combined Tidewater and GulfMark will provide employees with more opportunities as part of a global leader with a deep commitment to safety and reliability, offer customers a broad range of highest quality, cost-effective support vessel services worldwide, and deliver to stockholders competitive returns on invested capital and scope for significant growth in revenue and free cash flow in an improving offshore market.”

About Tidewater

Tidewater owns and operates the largest fleet of Offshore Support Vessels in the industry, with over 60 years of experience supporting offshore energy exploration and production activities worldwide.

Contacts:

Tidewater Inc.

Quinn P. Fanning, Chief Financial Officer, +1-713-470-5231

Jason Stanley, Director, Investor Relations, +1-713-470-5292

Tidewater Inc. | 6002 Rogerdale Rd., Suite 600 | Houston, Texas | 77072 USA

FORWARD-LOOKING STATEMENTS

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Tidewater notes that certain statements set forth in this presentation provide other than historical information and are forward looking. The unfolding of future economic or business developments may happen in a way not as anticipated or projected by Tidewater and may involve numerous risks and uncertainties that may cause Tidewater’s actual achievement of any forecasted results to be materially different from that stated or implied in the forward-looking statement. Among those risks and uncertainties, many of which are beyond the control of Tidewater include, without limitation the anticipated synergies with respect to the combination of Tidewater and GulfMark; fluctuations in worldwide energy demand and oil and gas prices; fleet additions by competitors and industry overcapacity; customer actions including changes in capital spending for offshore exploration, development and production and changes in demands for different vessel specifications; acts of terrorism and piracy; the impact of potential information technology, cybersecurity or data security breaches; significant weather conditions; unsettled political conditions, war, civil unrest and governmental actions, especially in higher political risk countries where we operate; labor changes proposed by international conventions; increased regulatory burdens and oversight; changes in law, economic and global financial market conditions, including the effect of enactment of U.S. tax reform or other tax law changes, trade policy and tariffs, interest and foreign currency exchange rate volatility, commodity and equity prices and the value of financial assets; and enforcement of laws related to the environment, labor and foreign corrupt practices. Readers should consider all of these risk factors, as well as other information contained in Tidewater’s form 10-Ks and 10-Qs.

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